    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 1998



                                                      REGISTRATION NO. 333-62949

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             IMPERIAL MERGER CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                           IMPERIAL INDUSTRIES, INC.
     (NAME OF REGISTRANT UPON EFFECTIVENESS OF THE MERGER DESCRIBED HEREIN)

         DELAWARE                     3290                    65-0854631
      (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
      JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR      CLASSIFICATION CODE NUMBER)
       ORGANIZATION)

                            ------------------------


                                                  HOWARD L. EHLER, JR.
                                                EXECUTIVE VICE PRESIDENT
                                               IMPERIAL INDUSTRIES, INC.
       1259 NORTHWEST 21ST STREET              1259 NORTHWEST 21ST STREET
      POMPANO BEACH, FLORIDA 33069            POMPANO BEACH, FLORIDA 33069
             (954) 917-4114                          (954) 917-4114
   (ADDRESS, INCLUDING ZIP CODE, AND    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
 TELEPHONE NUMBER, INCLUDING AREA CODE,  TELEPHONE NUMBER, INCLUDING AREA CODE,
  OF REGISTRANT'S PRINCIPAL EXECUTIVE            OF AGENT FOR SERVICE)
                OFFICES)


                                With a copy to:
                            KENNETH S. GOODWIN, ESQ.
                              COLEMAN & RHINE LLP
                          1120 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                              (212) 840-3330
                              (212) 840-3744 (FAX)
                            ------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                 ---------------

    If this form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                    ---------------

                            ------------------------


                     ADDITIONAL SECURITIES TO BE REGISTERED



                                                            PROPOSED
                                                         MAXIMUM OFFERING
                                                            PRICE PER               PROPOSED
         TITLE OF EACH CLASS             AMOUNT TO BE       REGISTERED          MAXIMUM AGGREGATE        AMOUNT OF
  OF SECURITIES TO BE REGISTERED(1)       REGISTERED         SECURITY             OFFERING PRICE       REGISTRATION FEE
------------------------------------    -------------    ---------------        -----------------      ----------------
Common Stock, $.01 par value..........      600,242(2)        $ --                   $  --                 $ --    (3)



(1) This Registration Statement relates to the proposed merger of Imperial Industries, Inc. ("Imperial") into the Registrant and the conversion of each share of (A) common stock of Imperial into one share of common stock of the Registrant and (B) convertible redeemable preferred stock of Imperial, at the option of the holder thereof, into either (C) $4.75 in cash and ten shares of common stock of the Registrant or (D) $2.25 in cash, an $8.00 principal amount three year 8% subordinated debenture of the Registrant and five shares of common stock of the Registrant.



(2) Represents additional shares to be issued in exchange for Imperial preferred stock. The Registrant's Board of Directors authorized such increase in view of changing market conditions since the initial filing date of this Registration Statement.



(3) Pursuant to Rule 457(f) under the Act, no additional filing fee is required, since the market value of the securities to be received by the Registrant has not increased since the initial filing date of this Registration Statement.

                            ------------------------

    PURSUANT TO RULE 416, THERE ARE ALSO BEING REGISTERED SUCH INDETERMINABLE NUMBER OF ADDITIONAL SHARES OF COMMON STOCK AS MAY BECOME ISSUABLE PURSUANT TO ANTI-DILUTION PROVISIONS CONTAINED IN THE ABOVE-REFERENCED COMMON STOCK PURCHASE WARRANTS.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS REFERENCE TABLE

                  LOCATION IN INFORMATION STATEMENT/PROSPECTUS

                         REQUIRED BY ITEMS ON FORM S-4


     ITEM NUMBER AND CAPTION IN FORM S-4          LOCATION IN PROSPECTUS
    -------------------------------------- -------------------------------------
 1. Forepart of Registration Statement and
      Outside Front Cover Page of
      Prospectus.......................... Outside Front Cover of Proxy
                                             Statement/Prospectus; Facing Page
                                             of the Registration Statement

 2. Inside Front and Outside Back Cover
      Pages of Prospectus................. Special Note Regarding
                                             Forward-Looking Statements; Available
                                             Information; Table of Contents

 3. Risk Factors, Ratio of Earnings to
      Fixed Charges, and Other
      Information......................... Available Information; Summary; Risk
                                             Factors; Ratio of Earnings to
                                             Combined Fixed Charges and
                                             Preferred Stock Dividends;
                                             Comparative Per Share Data

 4. Terms of the Transaction.............. Summary; The Merger; The Merger
                                             Agreement; Description of Merger Sub
                                             Securities

 5. Pro Forma Financial Information....... Unaudited Pro Forma Condensed
                                             Financial Information

 6. Material Contracts with the Company
      Being Acquired...................... The Merger Agreement; Appendix A

 7. Additional Information Required for
      Reoffering by Persons and Parties
      Deemed to be Underwriters........... Not Applicable

 8. Interests of Named Experts and
      Counsel............................. Legal Matters; Experts

 9. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities......................... Not Applicable

10. Information with Respect to S-3
      Registrants......................... Not Applicable

11. Incorporation of Certain Information
      by Reference........................ Not Applicable

12. Information With Respect to S-2 or S-3
      Registrants......................... Not Applicable

13. Incorporation of Certain Information
      by Reference........................ Not Applicable

14. Information With Respect to
      Registrants Other Than S-3 or S-2
      Registrants......................... Summary; Business of Imperial; Price
                                             Range of Imperial Common and
                                             Preferred Stock; Financial
                                             Statements; Imperial Management's
                                             Discussion and Analysis of Results
                                             of Operations and Financial
                                             Condition
15. Information With Respect to S-3
      Companies........................... Not Applicable

16. Information With Respect to S-2 or S-3
      Companies........................... Not Applicable

17. Information With Respect to Companies
      Other Than S-2 or S-3 Companies..... Summary; Comparative Per Share Data

18. Information if Proxies, Consents or
      Authorizations Are to be
      Solicited........................... Notice of Special Meeting of
                                             Stockholders; Outside Front Cover
                                             Page of Proxy Statement/Prospectus;
                                             The Meeting; The Merger; The Merger
                                             Agreement; Management of Imperial

19. Information if Proxies, Consents or
      Authorizations Are Not to be
      Solicited, or in an Exchange
      Offer............................... Not Applicable

                           IMPERIAL INDUSTRIES, INC.
                           1259 NORTHWEST 21ST STREET
                          POMPANO BEACH, FLORIDA 33069

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 17, 1998



     You are cordially invited to attend a special meeting (the "Meeting") of the stockholders of Imperial Industries, Inc., a Delaware corporation ("Imperial" or the "Company") to be held on Thursday, December 17, 1998, at 10:00 a.m., local time, at the Hyatt Regency Hotel, 400 S.E. 2nd Avenue, Miami, Florida, for the following purposes:



          1. To approve and adopt the Amended and Restated Agreement and Plan of Merger dated as of October 12, 1998 (the "Merger Agreement") between the Company and Imperial Merger Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of the Company, providing for the merger (the "Merger") of the Company with and into Merger Sub, with Merger Sub being the surviving entity. In accordance with the Merger Agreement, (i) each issued and outstanding share of the Company's common stock, $.10 par value ("Imperial Common") will be converted, without any action by the holder thereof, into one share of common stock, $.01 par value ("Sub Common"), of Merger Sub and (ii) each issued and outstanding share of the Company's $1.10 cumulative convertible redeemable preferred stock ("Preferred Stock") will be converted, at the option of the holder thereof, into either
     (A) $4.75 in cash and ten shares of Sub Common or (B) $2.25 in cash, an $8.00 principal amount three year 8% subordinated debenture of Merger Sub and five shares of Sub Common. Upon the effective date of the Merger, the name of Merger Sub will be changed to Imperial Industries, Inc.; and


          2. To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof.

     The Merger and other related matters are more fully described in the accompanying Proxy Statement/Prospectus and the appendices thereto, which form a part of this Notice.


     The Board of Directors of Imperial has fixed the close of business on October 30, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournments or postponements thereof. Only holders of Imperial Common and Preferred Stock of record as of the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting or any adjournments or postponements thereof.


     The Imperial Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, Imperial and its stockholders, has unanimously approved the Merger and the transactions contemplated thereby and unanimously recommends that you vote FOR the ratification and approval of the Merger Agreement and the Merger.

     In accordance with Section 262 of the Delaware General Corporation Law, a copy of which is enclosed as Annex D to the accompanying Proxy
Statement/Prospectus, holders of Imperial Common and Preferred Stock are entitled to appraisal rights with respect to such stock in connection with the Merger.

     Whether or not you plan to attend the meeting, please complete, date, sign and return promptly the enclosed proxy card. A return envelope is provided for your convenience and requires no postage for mailing in the United States.

                                          By Order of the Board of Directors,


                                          Howard L. Ehler, Jr.
                                          Secretary


November   , 1998


     PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR PREFERRED STOCK AT THIS
TIME.

     HOLDERS OF PREFERRED STOCK ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A NOTICE AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

PROSPECTUS
                           IMPERIAL INDUSTRIES, INC.
                             IMPERIAL MERGER CORP.

                                PROXY STATEMENT

 FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, DECEMBER 17, 1998



     This Proxy Statement/Prospectus is being furnished to holders of the common stock, par value $.10 per share (the "Imperial Common"), and holders of the $1.10 cumulative convertible redeemable preferred stock ("Preferred Stock") of Imperial Industries, Inc., a Delaware corporation ("Imperial" or the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company for use at the Special Meeting (the "Meeting") of Stockholders of the Company, and any adjournment or postponements thereof. The Meeting is scheduled to be held on Thursday, December 17, 1998, at 10:00 a.m., local time, at the Hyatt Regency Hotel, 400 S.E. 2nd Avenue, Miami, Florida. It is anticipated that the mailing to stockholders of this Proxy Statement/Prospectus and the enclosed Form of Proxy will commence on or about
November   , 1998.



     At the Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger dated as of October 12, 1998 (the "Merger Agreement") between the Company and Imperial Merger Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of the Company, providing for the merger (the "Merger") of the Company with and into Merger Sub, with Merger Sub being the surviving entity. The Merger will become effective upon the filing of a Certificate of Merger (the "Certificate of Merger") with the Delaware Secretary of State pursuant to the Delaware General Corporation Law (the "GCL"). It is expected that the Merger, if approved at the Meeting, will become effective on or about December 31, 1998 (the "Effective Date").



     The purpose of the Merger is to restructure the Company's capitalization to enhance stockholder value for the holders of Imperial Common and Preferred Stock by retiring all of the outstanding shares of Preferred Stock and thereby eliminating the accumulated accrued dividends thereon. Upon consummation of the Merger, each share of Imperial Common outstanding immediately prior to the consummation of the Merger will be converted, without any action by the holder thereof, into one share of common stock, par value $.01 per share ("Sub Common"), of Merger Sub, and each share of Preferred Stock outstanding immediately prior to the consummation of the Merger will be converted, at the option of the holder thereof, into either (A) $4.75 in cash and ten shares of Sub Common or (B) $2.25 in cash, an $8.00 principal amount three year 8% subordinated debenture of Merger Sub (each, a "Debenture") and five shares of Sub Common (collectively, the "Merger Consideration"). In addition, at the Effective Date, the name of Merger Sub will be changed to Imperial Industries, Inc. Commencing 60 days after the Effective Date, all unsubmitted shares of Preferred Stock, except shares as to which dissenters' rights of appraisal have been properly asserted, will evidence the right to receive $2.25 in cash, a Debenture and five shares of Sub Common. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference.


     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MERGER DESCRIBED HEREIN AND THE SECURITIES OFFERED HEREBY.


     Merger Sub has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") on Form S-4 (Commission File No. 333-62949) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Sub Common and Debentures to be issued pursuant to the Merger Agreement. This Proxy Statement/ Prospectus is the prospectus of Merger Sub filed as part of the Registration Statement.



     The Imperial Common and Preferred Stock are included on the NASD Electronic Bulletin Board under the symbols IPII and IPIIP, respectively. On October 20, 1998, the closing bid quotations for the Imperial Common and Preferred Stock were $0.28 and $5.50, respectively. Following the Merger, it is anticipated that the Sub Common will be included on the NASD Electronic Bulletin Board under the symbol "IPII". While the Debentures will be freely tradeable, there can be no assurance that an active trading market will develop for the Debentures following the Merger.


     In accordance with the GCL, holders of Imperial Common and Preferred Stock are entitled to appraisal rights in connection with the Merger. See "The Merger--Appraisal Rights."

 THE SECURITIES ISSUABLE PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT
    BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
        OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                 UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
                   STATEMENT/PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.


       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS NOVEMBER   , 1998.

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
     AVAILABLE INFORMATION............................................  iii
     SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS................  iii
     SUMMARY..........................................................    1
       General........................................................    1
       The Meeting....................................................    2
       The Merger.....................................................    2
     RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
       DIVIDENDS......................................................    6
     SELECTED FINANCIAL DATA..........................................    7
     SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA............    8
     RISK FACTORS.....................................................    9
       Risks Relating to an Investment in Imperial....................    9
       Risks Relating to the Merger...................................   11
       Tax Risks......................................................   13
     COMPARATIVE PER SHARE DATA.......................................   14
     PRICE RANGE OF IMPERIAL COMMON AND PREFERRED STOCK...............   15
     THE MEETING......................................................   16
       General........................................................   16
       Matters to be Considered at the Meeting........................   16
       Record Date....................................................   16
       Proxies........................................................   16
       Quorum.........................................................   17
       Vote Required..................................................   17
     THE MERGER.......................................................   17
       Background of the Merger.......................................   17
       Recommendation of the Board of Directors; Reasons for the
          Merger......................................................   18
       Financial Advisor; Fairness Opinion............................   20
       Estimated Fees and Expenses; Sources of Funds..................   23
       Certain Federal Income Tax Consequences of the Merger..........   23
       Interests of Certain Persons in the Merger; Conflicts of
          Interest....................................................   26
       Appraisal Rights...............................................   26
       Regulatory Approvals...........................................   28
       Accounting Treatment...........................................   28
       Resale Restrictions............................................   28
     THE MERGER AGREEMENT.............................................   29
       The Merger.....................................................   29
       Effective Date of the Merger...................................   29
       Conversion of Securities.......................................   29
       Treatment of Warrants..........................................   29
       Exchange of Certificates.......................................   29
       Conditions of the Merger.......................................   30
       Management After the Merger....................................   30
       Charter Documents of Surviving Corporation.....................   30
     DESCRIPTION OF MERGER SUB SECURITIES.............................   30
       Sub Common.....................................................   30
       Sub Preferred..................................................   31
       Debentures.....................................................   31
       Transfer Agent.................................................   32
     IMPERIAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
       OPERATIONS AND FINANCIAL CONDITION.............................   33
       General........................................................   33

                                                                       PAGE
                                                                       ----
       Results of Operations..........................................   33
       Liquidity and Capital Resources................................   34
     BUSINESS OF IMPERIAL.............................................   37
       General........................................................   37
       Premix.........................................................   37
       Acrocrete......................................................   38
       Suppliers......................................................   38
       Marketing and Sales............................................   38
       Seasonality....................................................   39
       Competition....................................................   39
       Environmental Matters..........................................   39
       Employees......................................................   39
       Properties.....................................................   40
       Legal Proceedings..............................................   40
     MANAGEMENT OF IMPERIAL...........................................   42
       Executive Officers and Directors...............................   42
       Board of Directors Meetings and Attendance.....................   43
       Compensation and Stock Option Committee........................   43
       Reports Pursuant to Section 16(a) of the Securities and
          Exchange Act of 1934........................................   43
       Executive Compensation.........................................   43
       Compensation Agreements........................................   44
       Aggregated Option Exercises in Year Ended December 31, 1997 and
          Year End Option Values......................................   45
       Director Compensation..........................................   45
       Compensation Committee Interlocks and Insider Participation....   45
       Security Ownership of Certain Beneficial Owners and
          Management..................................................   45
       Certain Relationships and Related Transactions.................   47
     LEGAL MATTERS....................................................   47
     EXPERTS..........................................................   47
     EXCHANGE AGENT...................................................   47
     INFORMATION/SOLICITATION AGENT...................................   47
     OTHER MATTERS....................................................   48
     UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION..............
     INDEX TO FINANCIAL STATEMENTS....................................  F-1


     Appendix A  Agreement and Plan of Merger
     Appendix B  Opinion of Auerbach, Pollack & Richardson, Inc.
     Appendix C  Section 262 of the Delaware General Corporation Law
     Appendix D  Projections

                             AVAILABLE INFORMATION

     Imperial is (and following the Merger, Merger Sub will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files, and will file, reports, proxy statements and other information with the Commission. The Registration Statement, as well as reports, proxy statements and other information filed by Imperial, can be inspected and copied at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at its regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic registration statements and other reports, proxy statements and information filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's Website (http://www.sec.gov).

     Merger Sub has filed the Registration Statement with the Commission covering the Sub Common and Debentures to be issued pursuant to the Merger Agreement. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information, please refer to the Registration Statement, including the exhibits thereto. Statements contained in this Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     No person is authorized to provide any information or to make any representations with respect to the matters described in this Proxy Statement/Prospectus other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by Imperial, Merger Sub or any other person. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of any offer to purchase, any securities, or a solicitation of a proxy, in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities hereunder shall under any circumstances be deemed to imply that there has been no change in the assets, properties or affairs of Imperial or Merger Sub since the date hereof or that the information set forth herein is correct as of any time subsequent to the date hereof.


     The Company has appointed Morrow & Co., Inc. as Information Agent for the Merger. Questions regarding the enclosed Proxy Statement/Prospectus may be directed to the Information Agent at (800) 566-9061.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     Prospective investors should note that this Proxy Statement/Prospectus contains certain "forward-looking statements" (and, in particular, without limiting the generality of the foregoing, Appendix D, "Projected Income Statements," to this Proxy Statement/Prospectus), as such term is defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements containing the words "believes," "anticipates," "expects," "intends," "should," "seeks to," and similar words. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties. The future results and stockholder values of the Company following the Merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine those results and values are beyond the Company's ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to, the risk factors set forth in this Proxy Statement/Prospectus. The accompanying information contained in this Proxy Statement/Prospectus identifies certain important factors that could cause such differences.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this Proxy Statement/Prospectus and the appendices hereto. Unless otherwise indicated, (a) all references herein to the "Company" or "Imperial" refer to Imperial Industries, Inc. and (b) all references to "Merger Sub" herein refer to Imperial Merger Corp. Each stockholder is urged to read this Proxy Statement/Prospectus and its appendices before voting on the matters discussed herein.

GENERAL


     This Proxy Statement/Prospectus is being furnished to stockholders of Imperial, a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of Imperial, for use at a Special Meeting of Stockholders of Imperial which is scheduled to be held on December 17, 1998. At the Meeting, stockholders will be asked to consider and vote upon the proposed Merger of Imperial with and into Merger Sub, a Delaware corporation, pursuant to the terms of the Merger Agreement. The Merger Agreement is included in this Proxy Statement/Prospectus as Appendix A. The principal purpose of the Merger is to restructure the Company's capitalization to enhance stockholder value for the holders of Imperial Common and Preferred Stock by retiring all of the outstanding shares of Preferred Stock and eliminating the accrued dividends thereon. As a result of the Merger and upon consummation thereof, each share of Imperial Common outstanding immediately prior to the consummation of the Merger will be converted, without any action by the holder thereof, into one share of Sub Common, and each share of Preferred Stock outstanding immediately prior to the consummation of the Merger will be converted, at the option of the holder thereof, into either (A) $4.75 in cash and ten shares of Sub Common or
(B) $2.25 in cash, a Debenture and five shares of Sub Common. In addition, at the Effective Date, the name of Merger Sub will be changed to Imperial Industries, Inc.


  Imperial

     The Company is engaged in the manufacture of building materials for sale to building materials dealers and others located primarily in Florida and Georgia, and to a lesser extent, other states in the Southeastern United States. The Company's products are used by developers, general contractors and subcontractors in the construction or repair and remodeling of residential, multi-family and commercial buildings and swimming pools. The Company's business is directly related to the level of activity in the new construction and home improvement, repair and remodeling markets, as well as the general economic conditions existing in the Southeastern part of the United States.

     The Company has experienced a substantial improvement in its results of operations since 1994 due principally to introduction of new products, savings realized from raw material purchases, modifications made to the Company's manufacturing processes to gain greater production efficiencies, and on-going cost reduction programs implemented in 1996. These programs, in conjunction with increased sales derived in part from the opening of distribution outlets commencing in 1994 to sell its products directly to the end-user, have had a favorable impact on the Company's profitability.

     The Company's manufacturing and sales operations are conducted by its wholly owned subsidiaries, Premix-Marbletite Manufacturing Co. ("Premix") and Acrocrete, Inc. ("Acrocrete"). The Company primarily manufactures stucco, roof tile mortar and plaster products.

     Stucco products are applied as a finishing coat to exterior surfaces and to swimming pools. Roof tile mortar is used to adhere cement roof tiles to the roofs of structures. Plaster customarily is used to finish interiors of structures.


     Imperial is a Delaware corporation organized in 1968. The Company's executive offices are located at 1259 21st Street, Pompano Beach, Florida 33069, and the telephone number at such offices is (954) 917-4114.


  Merger Sub

     Imperial Merger Corp., a Delaware corporation, is a wholly owned subsidiary of the Company which was formed in July 1998 for the purpose of effectuating the Merger. The Certificate of Incorporation and Bylaws of Merger Sub are identical in all material terms to those of the Company. Upon consummation of the Merger,

Merger Sub's name will be changed to Imperial Industries, Inc. Merger Sub shares offices with Imperial. The officers and directors of Imperial serve in the same capacity with Merger Sub.

THE MEETING


     The Meeting will be held on December 17, 1998, at 10:00 a.m., local time, at the Hyatt Regency Hotel, 400 S.E. 2nd Avenue, Miami, Florida. At the Meeting, including any adjournments or postponements thereof, stockholders will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and (ii) such other business as properly may come before the Meeting.



     The close of business on October 30, 1998 has been fixed as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournments or postponements thereof. Holders of Imperial Common and holders of Preferred Stock are entitled to one vote for each share of Imperial Common and Preferred Stock held by them. The holders of a majority of the outstanding shares of Preferred Stock, together with the holders of a majority of the outstanding shares of Imperial Common, present either in person or by properly executed proxies, will constitute a quorum at the Meeting.



     The favorable vote of the holders of a majority of the shares of Imperial Common outstanding and entitled to vote at the Meeting, and the favorable vote of the holders of a majority of the shares of Preferred Stock outstanding and entitled to vote at the Meeting, each voting separately as a class, are required for the approval of the Merger. As of the Record Date, the Company had 6,607,961 shares of Imperial Common outstanding, and 300,121 shares of Preferred Stock outstanding. As of the Record Date, the Company's directors, executive officers and their affiliates beneficially owned 2,172,226 shares of Imperial Common (excluding 200,000 shares which may be acquired upon the exercise of warrants which are exercisable within 60 days of the Record Date) and 2,000 shares of Preferred Stock, representing 32.9% and 0.7% of the outstanding shares of Imperial Common and Preferred Stock, respectively. All of the directors and executive officers of the Company and their affiliates have advised the Company that they intend to vote their shares of Imperial Common and Preferred Stock in favor of the Merger. See "The Meeting--Vote Required."


THE MERGER

     Purpose of the Merger. The principal purpose of the Merger is to restructure the Company's capitalization to enhance stockholder value for the holders of Imperial Common and Preferred Stock by retiring all of the outstanding shares of Preferred Stock and eliminating the accumulated accrued dividends thereon. The Company currently is unable to satisfy its financial obligations to its Preferred Stockholders and does not expect to be able to do so in the foreseeable future. The Board of Directors of the Company believes the elimination of the Preferred Stock dividend and sinking fund obligations and simplification of the Company's equity ownership would enhance stockholder value and facilitate the Company's access to capital markets.


     Conversion of Securities. Upon consummation of the transactions contemplated by the Merger Agreement, Imperial will be merged with and into Merger Sub, with Merger Sub being the surviving corporation (the "Surviving Corporation"). Each share of Imperial Common outstanding immediately prior to the consummation of the Merger will be converted, without any action by the holder thereof, into one share of Sub Common, and each share of Preferred Stock outstanding immediately prior to the consummation of the Merger will be converted, at the option of the holder thereof, into either (A) $4.75 in cash and ten shares of Sub Common (resulting in the payment of $1,425,575 in cash and the issuance of 3,001,210 shares of Sub Common, if all holders of Preferred Stock choose this option) or (B) $2.25 in cash, a Debenture and five shares of Sub Common (resulting in the payment of $675,272 in cash and the issuance of 300,121 Debentures with an aggregate principal amount of $2,400,968 and 1,500,605 shares of Sub Common, if all holders of Preferred Stock choose this option). See "The Merger Agreement--Conversion of Securities."



     The following table illustrates the Merger Consideration to be issued in the Merger in the event (i) all holders of Preferred Stock elect to receive per share Merger Consideration consisting of $4.75 in cash and ten shares of Sub Common ("Option A"), (ii) all holders of Preferred Stock elect to receive per share Merger

Consideration consisting of $2.25 in cash, an $8.00 principal amount Debenture and five shares of Sub Common ("Option B") and (iii) holders of an equal number of shares of Preferred Stock elect Option A or Option B.



                            100% OPTION A    0% OPTION A      50% OPTION A
                            0% OPTION B      100% OPTION B    50% OPTION B
                            -------------    -------------    ------------
Cash (1).................    $ 1,425,575      $   675,272      $1,050,423
Debentures (principal)...    $         0      $ 2,400,968      $1,200,488
Sub Common (shares)(2)...      3,001,210        1,500,605       2,250,915


------------------

(1) A significant portion of the cash component of the Merger Consideration will be derived from the sale of the Company's Miami, Florida facility which was completed on October 2, 1998.


(2) In addition, Imperial Common stockholders will be issued 6,607,961 shares of Sub Common in exchange for all outstanding Imperial Common.


     In arriving at their opinion as to the fairness of the Merger from a financial point of view, Auerbach, Pollak & Richardson, Inc., the Company's financial advisor, calculated that Option A has a value, on a pro forma basis, of $13.29 per share of Preferred Stock and Option B has a value, on a pro forma basis, of $12.80 per share of Preferred Stock. See "The Merger--The Financial Advisor; Fairness Opinion" for additional information regarding the estimated value of each of the above options.


  Description of Securities to be Received.

     Sub Common. The Sub Common to be issued in the Merger is identical in all material respects to the Imperial Common. See "Description of Merger Sub Securities--Sub Common."

     Debentures. The Debentures will become due and payable as to principal three years from the Effective Date. Interest, at the rate of 8% per annum, will be payable in cash on an annual basis. The Debentures will be unsecured obligations of Merger Sub. See "Description of Merger Sub
Securities--Debentures."

     Recommendation of the Board of Directors. The Company's Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, the Company and its stockholders. Accordingly, the Board of Directors has approved the Merger Agreement and unanimously recommends a vote FOR approval and adoption of the Merger Agreement by the stockholders of the Company. The Board of Directors of the Company, in reaching its determination to approve the proposed Merger, considered a number of factors as described herein. The Board believes that it is in the best interest of all of its stockholders and the Company to restructure the Company's capitalization by eliminating the Preferred Stock. Such restructuring will remove an impediment to the Company's future financings, improve the book value per common share by removing both the aggregate redemption value and accumulated dividend arrearages for the Preferred Stock, and also improve the income (loss) from operations per common share by eliminating the annual Preferred Stock dividend requirements, while providing the Preferred Stockholders a combination of cash and securities with more liquidity and potential for appreciation than the Preferred Stock. See "The Merger--Background of the Merger," "--Reasons for the Merger; Recommendation of the Board of Directors," "--Financial Advisor; Fairness Opinion" and "-- Interests of Certain Persons in the Merger; Conflicts of Interest."


     Estimated Fees and Expenses and Sources of Funds. Cash required to fund the Company's obligations resulting from the Merger, including the cash component of the Merger Consideration, is estimated to aggregate approximately $1,825,575. These funds will be derived from available working capital (a significant portion of which represents the proceeds from the sale of the Company's Miami, Florida facility in October 1998) and borrowings under the Company's line of credit. See "The Merger--Estimated Fees; Expenses and Sources of Funds."



     Opinion of Financial Advisor. Auerbach, Pollak & Richardson, Inc. ("Auerbach") delivered to the Board of Directors of the Company a written opinion dated October 12, 1998 that, as of such date and based upon and subject to certain matters as stated therein, the terms of the Merger are fair to the holders of Imperial Common and Preferred Stock from a financial point of view. See "The Merger--Financial Advisor; Fairness Opinion." The full text of the opinion of Auerbach, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Auerbach, is attached as Appendix B hereto and is incorporated herein by reference. Stockholders are urged to read the opinion carefully in its entirety.

     Effective Date of the Merger. If approved by the stockholders, the Merger will become effective (the "Effective Date") immediately upon the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the GCL. The Effective Date is currently expected to occur on or about December 31, 1998 and upon satisfaction or waiver of the conditions precedent to the Merger set forth in the Merger Agreement. On the Effective Date, the name of Merger Sub will be changed to Imperial Industries, Inc. See "The Merger Agreement--Effective Date of the Merger" and "--Conditions of the Merger."

     Conditions of the Merger; Termination. The obligations of Imperial and Merger Sub to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) obtaining requisite stockholder approval and (ii) the effectiveness of the Registration Statement and the receipt by Merger Sub of all necessary approvals under applicable state securities laws. The Merger Agreement may be terminated by either company's Board of Directors for any reason at any time prior to the Effective Date. The parties currently intend to terminate the Merger Agreement if holders of greater than 5% of either the Imperial Common or Preferred Stock demand dissenters' rights of appraisal under the GCL. See "The Merger Agreement--Conditions of the Merger."


     Surrender of Preferred Stock Certificates. Immediately following the Effective Date, holders of Preferred Stock will be furnished with a transmittal letter to be used to select their desired Merger Consideration and to exchange their certificates therefor. To ensure that they receive their desired form of Merger Consideration, holders will be required to return their Preferred Stock certificates and letters of transmittal within 60 days after the Effective Date. Certificates representing shares of Preferred Stock timely surrendered by holders who do not select a desired form of Merger Consideration will be converted into $2.25 in cash, a Debenture and five shares of Sub Common (the "Default Merger Consideration"). Commencing 60 days after the Effective Date, all unsubmitted or improperly submitted shares of Preferred Stock, other than shares as to which dissenters' rights of appraisal have been properly asserted, will evidence the right to receive the Default Merger Consideration. In addition, shares as to which dissenters' rights of appraisal have been properly asserted, which rights are waived or abandoned subsequent to the 60th day after the Effective Date, similarly will evidence the right to receive the Default Merger Consideration.


     It will not be necessary for holders of Imperial Common to surrender or exchange their certificates for new certificates representing Sub Common. See "The Merger Agreement--Exchange of Certificates."

     Certain Federal Income Tax Consequences. The Merger is intended to qualify as a nontaxable reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended and in effect on the date hereof (the "Code"). Accordingly, for federal income tax purposes, neither Imperial nor Merger Sub will recognize any taxable gain or loss as a result of the Merger, and Imperial stockholders will not recognize any taxable gain or loss on the conversion of their Imperial Common into Sub Common pursuant to the Merger. Holders of Preferred Stock may recognize taxable gain or loss in connection with the Merger to the extent they receive Debentures and cash in the Merger. EACH HOLDER OF IMPERIAL COMMON AND PREFERRED STOCK SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF SUCH HOLDER'S OWN SITUATION, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS. See "The Merger--Certain Federal Income Tax Consequences of the Merger."

     Accounting Treatment. The Merger will be accounted for as a reorganization of entities under common control and will reflect the carryover basis of Imperial. See "The Merger--Accounting Treatment."

     Interests of Certain Persons in the Merger; Conflicts of Interest.

     Howard L. Ehler, Jr., the Company's Executive Vice President, owns 2,000 shares of Preferred Stock.

     Dissenters' Rights. Under the GCL, holders of Imperial Common or Preferred Stock who, prior to the Meeting, properly demand appraisal and do not vote in favor of the Merger Agreement and the Merger have the right, under certain circumstances, if the Merger is nonetheless consummated, to require the Surviving Corporation to purchase their shares for "fair value" (exclusive of any element of value arising from the accomplishment or expectation of the Merger). To exercise such appraisal rights, such stockholders must, among other things, (i) deliver a written demand for appraisal by or for the stockholder of record, in a manner that reasonably informs the Surviving Corporation of the identity of such stockholder, before the taking of the vote on the Merger and the Merger Agreement at the Meeting,
(ii) not vote for approval of the Merger and the Merger Agreement, and
(iii) continually hold shares of Imperial Common or Preferred Stock subject to the demand for appraisal from the date of making the demand through the Effective Date, all in accordance with the requirements of the GCL. Any stockholder who has properly demanded appraisal may, at any time within 60 days after the Effective Date, withdraw his or her demand for appraisal and elect to accept the Merger Consideration to be paid under the Merger Agreement without interest. Stockholders considering whether to seek appraisal should bear in mind that the fair value of their Imperial Common or Preferred Stock determined under the GCL could be more than, the same as or less than the value of the consideration to be paid pursuant to the Merger Agreement. See "The Merger--Appraisal Rights" and Appendix C--Section 262 of the Delaware General Corporation Law.

     Resales of Merger Sub Securities. The shares of Sub Common and Debentures to be issued pursuant to the Merger Agreement have been registered under the Securities Act and therefore may be resold without restriction by persons who are not deemed to be "affiliates" (as such term is defined under the Securities
Act) of either Imperial or Merger Sub. See "The Merger--Resale Restrictions."

     Risk Factors. There are a number of risks relating to an investment in the Company (and, following the Merger, Merger Sub), including those relating to:
(i) general economic and business conditions, including the level of new housing starts and activity in the home improvement, repair and remodeling markets, which will, among other things, affect demand for the Company's products and services; (ii) adoption of new environmental laws and regulations and changes in how they are interpreted and enforced; (iii) the regulatory environment in which the Company operates, including the Company's ability to comply with the requirements of various building codes; (iv) the ability of the Company to implement its business strategy; (v) changes in consumer preference;
(vi) competition; (vii) quality of management; and (viii) availability of qualified personnel.

     In addition, there are a number of risks relating to the Merger, including those relating to: (i) the lack of assurance that stockholders will realize any benefits from the Merger; (ii) the immediate dilution to the holders of Imperial Common of their ownership interest in Merger Sub; (iii) the fact that the Merger was not negotiated at arms' length; (iv) the limited trading market for Imperial Common and, following the Merger, the Sub Common; (v) the likelihood that no public trading market will develop for the Debentures following the Merger; and
(v) the tax impact of the Merger on holders of Preferred Stock. See "Risk Factors" for a more complete discussion of the factors which should be considered in evaluating the Merger and the securities offered hereby.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratio of earnings to combined fixed charges and Preferred Stock dividends, on a historical and pro forma basis, for the six months ended June 30, 1998 and for the year ended December 31, 1997. For the purpose of calculating the ratio on a historical basis, earnings include income (loss) before income taxes plus fixed charges, excluding Preferred Stock dividends. Fixed charges include interest expense, Preferred Stock dividends and an amount equivalent to interest included in rental charges. The Company has assumed that one-third of rental expense is representative of the interest factor. For the purpose of calculating the ratio on a pro forma basis, earnings include income (loss) before income taxes plus fixed charges. Fixed charges include interest expense and an amount equivalent to interest included in rental charges.


                              YEAR ENDED      SIX MONTHS
                             DECEMBER 31,    ENDED JUNE 30,
                                 1997            1998
                             ------------    --------------
          Historical......        2.3              2.1
          Pro Forma.......        2.1              3.2


     On a historical basis, earnings were less than combined fixed charges and Preferred Stock dividends by $56,000, $208,000, $345,000 and $472,00 for the years ended December 31, 1996, 1995, 1994 and 1993, respectively, and, accordingly, such years are not included in the preceding table. The Company has omitted payment of Preferred Stock dividends since the fourth quarter of 1985.

                            SELECTED FINANCIAL DATA

     The selected financial data presented in the table below have been derived from Imperial's Consolidated Financial Statements and notes thereto included elsewhere herein and should be read in conjunction therewith. See also "Imperial Management's Discussion and Analysis of Financial Condition and Results of Operations." Data as of and for the six months ended June 30, 1998 and June 30, 1997 have been derived from unaudited consolidated financial statements. The unaudited financial statements include all adjustments consisting of normal accruals that management considers necessary for a fair presentation of the financial position and results of operations for those periods. Results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998.

                                                                                        SIX MONTHS
                                                                                          ENDED
                                             YEAR ENDED DECEMBER 31,                     JUNE 30,
                                -------------------------------------------------    ----------------
                                 1997       1996       1995       1994      1993      1998      1997
                                -------    -------    -------    ------    ------    ------    ------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)   (UNAUDITED)
STATEMENTS OF OPERATIONS DATA
Net sales....................   $15,774    $13,742    $11,615    $7,996    $7,714    $8,785    $8,004
Cost of sales................    10,867      9,881      8,239     5,726     5,637     5,851     5,500
Selling, general and
  administrative expenses....     3,740      3,313      2,979     2,104     2,068     2,186     1,892
Interest expense.............      (329)      (317)      (282)     (204)     (168)     (137)     (167)
Miscellaneous income
  (expense)..................        54         43          7        23        17        86        (4)
Income (loss) before income
  taxes......................       892        274        122       (15)     (142)      697       441
Income tax benefit, net
  (expense)..................       753         --         --        --        --      (244)       --
Net income (loss)............     1,645        274        122       (15)     (142)      453       441
Less: dividends on redeemable
  preferred stock............      (330)      (330)      (330)     (330)     (330)     (165)     (165)
Net income (loss) applicable
  to common stockholders.....   $ 1,315    $   (56)   $  (208)   $ (345)   $ (472)   $  288    $  276
Net income (loss) per share
  applicable to common
  stockholders:..............
  Basic......................   $   .22    $  (.01)   $  (.04)   $ (.06)   $ (.09)   $  .04    $  .05
  Diluted....................   $   .21    $  (.01)   $  (.04)   $ (.06)   $ (.09)   $  .04    $  .05
Weighted average shares......     6,009      5,471      5,382     5,317     5,217     6,516     5,624
Weighted average and
  potentially dilutive
  shares.....................     6,267      5,471      5,382     5,317     5,217     6,679     5,961

                                                      DECEMBER 31,                           JUNE 30,
                                --------------------------------------------------------    -----------
                                  1997        1996        1995        1994        1993         1998
                                --------    --------    --------    --------    --------    -----------
                                                     (IN THOUSANDS, EXCEPT RATIOS)          (UNAUDITED)
BALANCE SHEET DATA
Working capital..............   $  1,995    $    872    $    733    $    334    $    417     $   2,259
Total assets.................   $  5,128    $  4,116    $  3,747    $  3,067    $  2,668     $   6,546
Long-term debt, less current
  maturities.................   $    819    $    895    $  1,000    $    576    $    678     $     948
Redeemable preferred stock...   $  3,001    $  3,001    $  3,001    $  3,001    $  3,001     $   3,001
Preferred dividends in
  arrears(1).................   $  4,044    $  3,714    $  3,384    $  3,054    $  2,723     $   4,209
Common stock and other
  stockholders' deficit......   $ (4,441)   $ (5,879)   $ (5,846)   $ (5,641)   $ (5,301)    $  (4,127)
Current ratio................   2.2 to 1    1.4 to 1    1.3 to 1    1.2 to 1    1.3 to 1     1.9 to 1

------------------
(1) No cash dividends have been paid on the Preferred Stock since 1985.

             SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

     The following table presents selected unaudited pro forma condensed financial information regarding Merger Sub after giving effect to the Merger, and reflecting the issuance of the Merger Consideration and the elimination of the outstanding shares of Preferred Stock and accumulated dividends thereon. Immediately following the Effective Date, the financial statements of Merger Sub will be the same as the financial statements of the Company immediately prior to the Effective Date, except as changed incident to the issuance of the Merger Consideration and the elimination of the outstanding shares of Preferred Stock and the accumulated dividends thereon. See "Unaudited Pro Forma Condensed Financial Information."


                                                                   YEAR ENDED
                                          SIX MONTHS ENDED         DECEMBER 31,
                                           JUNE 30, 1998              1997
                                          -----------------        ------------
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA
Net sales...............................      $   8,785              $ 15,774
Cost of sales...........................          5,887                10,938
Sellling, general and administrative
  expenses..............................          2,186                 3,740
Interest expense........................           (229)                 (501)
Miscellaneous income....................             86                    54
Income before income taxes..............            569                   649
Income tax (expense) benefit............           (199)                  838
Net income..............................            370                 1,487
Less: dividends on redeemable preferred
  stock.................................              0                     0
Net income applicable to common
  stockholders..........................      $     370              $  1,487
Net income per share applicable to
  common stockholders:
  Basic.................................      $    0.04              $   0.18
  Diluted...............................      $    0.04              $   0.17
Weighted average shares.................          8,767                 8,260
Weighted average and potentially
  dilutive shares.......................          9,011                 8,599


                                              JUNE 30,
                                                1998
                                              ---------
                                           (IN THOUSANDS)
BALANCE SHEET DATA
Working capital.........................      $   1,656
Total assets............................          6,373
Long-term debt, less current
  maturities............................          1,502
Redeemable preferred stock..............              0
Preferred stock dividends in arrears....              0
Common stock and other stockholders'
  equity................................          1,753



     The unaudited pro forma condensed financial data assume that each share of Imperial Common will be converted into one share of Sub Common, and each share of Preferred Stock will be converted, at the option of the Preferred Stockholder, into either: (A) $4.75 in cash and ten shares of Sub Common, or
(B) $2.25 in cash, a Debenture and five shares of Sub Common. Because Imperial is unable in advance to determine the proportion of Preferred Stock which will be converted under (A) versus (B), Imperial has prepared the pro forma condensed financial data using the arbitrary assumption that 50% of the outstanding shares of Preferred Stock will be converted under (A) and 50% will be converted under
(B). The pro forma financial data include an adjustment to reflect the conversion of 300,121 shares of Preferred Stock into 2,250,915 shares of Sub Common and 150,061 Debentures, the elimination of Preferred Stock dividends, and the payment of cash to Preferred Stockholders.



     The pro forma statements of operations data exclude a charge to common stockholders of $3,617,000 representing the excess of the fair value of cash and securities to be issued to Preferred Stockholders on the conversion of their stock over the fair value of common stock issuable to Preferred Stockholders had the stock been converted at the conversion rate specified in the Preferred Stock's governing instrument (the "excess consideration"). The pro forma statements of operations data exclude $340,000 of estimated future transaction costs associated with the proposed Merger which will be recognized as incurred subsequent to June 30, 1998. The pro forma statements of operations data also exclude $67,000 of costs representing the estimated fair value of 150,000 warrants to be issued to Auerbach, and a $1,044,000 estimated gain on the sale of the Company's Miami facility. However, the excess consideration, the transaction costs, the estimated fair value of the warrants to be issued to Auerbach and the estimated gain on the sale of the Miami facility are reflected in common stock and other stockholders' deficit in the pro forma balance sheet data. See Notes 1 and 2 to the Unaudited Pro Forma Condensed Financial Information.

                                  RISK FACTORS

     The following factors should be considered carefully by stockholders of Imperial in evaluating the Merger and the securities offered hereby.

RISKS RELATING TO AN INVESTMENT IN IMPERIAL

     Operating Losses and Accumulated Deficit. The Company has only recently become profitable, reporting net income applicable to common stockholders (after giving effect to accrued unpaid dividends on the Preferred Stock) of $1,315,000 and $288,000 for the year ended December 31, 1997 and six months ended June 30, 1998, respectively, as compared to net losses applicable to common stockholders of $56,000, $208,000, $345,000 and $472,000 for the years ended December 31,
1996, 1995, 1994 and 1993, respectively. In addition, the Company had an accumulated stockholders' deficit of $4,441,000 and $4,127,000 at December 31, 1997 and June 30, 1998, respectively. The Company has attempted to generate net income and adequate cash to support operations by various methods, including the commencement of manufacturing acrylic stucco products, opening warehouse distribution outlets to sell its products directly to the end user, the development and sale of new products, reductions in raw material costs and changes to manufacturing processes to gain greater production efficiency. There can be no assurances that these efforts to generate net income and cash will continue to be effective in the future. See "Imperial Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on the Construction Industry; Economic Conditions. The Company's business is primarily dependent upon the construction industry and is directly affected by the level of new housing starts and activity in the home improvement, repair and remodeling markets in Florida and Georgia and, to a lesser extent, other states in the Southeastern United States, which comprise the geographic areas in which the Company operates. The demand for construction varies depending upon a number of factors, including fluctuations in regional population and economic growth rates, interest rates and levels of material and energy supplies. Accordingly, adverse economic conditions in the Company's markets or a worsening of general economic conditions could adversely affect the Company's operating results. While at the present time economic conditions for the construction and building supply industry are favorable in the Company's areas of operation, these areas have suffered economic difficulties in the past and there can be no assurance that these economic conditions will not decline again in the future or that demand for the Company's products will remain at current levels.

     Regulation. The Company is subject to a wide range of federal, state and local laws, regulations and ordinances. In particular, many of these laws and regulations pertain to the protection of the environment and regulate water discharges and air emissions, as well as the handling, use and disposal of hazardous and non-hazardous waste materials. In addition, the Company's facilities are subject to regulations and safety standards established by the Occupation Safety and Health Act, the federal agencies which oversee compliance with this act and the safety codes of state and local government. Moreover, certain of the Company's products are required to comply with local and regional building codes. While the Company believes it is substantially in compliance with all such applicable laws and regulations, there can be no assurance that the Company is, or in the future will be, able to comply with, or continue to comply with, current or future government regulations in every jurisdiction in which it may conduct its business operations. The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental and safety laws, ordinances and regulations. In addition, in the event any future legislation is adopted, the Company may, from time to time, be required to make significant capital and operating expenditures in response to such legislation. See "Business of Imperial."

     Seasonality. The sale of Premix's and Acrocrete's products in the construction market for the Southeastern United States is somewhat seasonal, with a slightly lower rate of sales historically occurring in the period December through February compared to the rest of the year. See "Business of Imperial."

     Competition. The Company's business is highly competitive. Premix and Acrocrete encounter significant competition from local, regional and national manufacturers of acrylic, cement and plaster products, most of whom manufacture products similar to those of Premix and Acrocrete. Many of these competitors are larger, more established and better financed than the Company. The Company believes it can compete with the other companies based upon product quality, customer service and maintaining lower overhead costs than larger national companies. See "Business of Imperial."

     Dependence on Key Personnel. The Company's future success will depend to a significant extent on the efforts of key management personnel, including Howard
L. Ehler, Jr., Executive Vice President and Principal Executive Officer of the Company and Fred H. Hansen, President of the Company's Premix and Acrocrete subsidiaries. The Company has entered into employment agreements with each of Messrs. Ehler and Hansen. The loss of either of these key employees could have a material adverse effect on the Company's business. See "Management."

     Risks Associated with Low-priced "Over-the-counter" Securities. Imperial Common and Preferred Stock are currently traded in the "over-the-counter market" on the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. (the "NASD"). See "Price Range of Imperial Common and Preferred Stock." Securities of companies traded on the NASD Electronic Bulletin Board are generally more difficult to dispose of and to obtain accurate quotations as to price than securities of companies that are traded on the Nasdaq National Market, the Nasdaq SmallCap Market or the national securities exchanges.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq or a national securities exchange and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,
(ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000 for the last three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     In addition, trading in the Company's securities is currently subject to Rule 15g-9 promulgated under the Exchange Act for non-Nasdaq and non-exchange listed securities. Pursuant to Rule 15g-9, broker/dealers who recommend the Company's securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

     The impact of the regulations applicable to penny stocks on the Company's securities is to reduce the market liquidity of the Company's securities by limiting the ability of broker/dealers to trade the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market. The low price of the Imperial Common also has a negative effect on the amount and percentage of transaction costs paid by individual stockholders and the potential ability of the Company to raise additional capital by issuing additional shares. The primary reasons for these effects include the internal policies of certain institutional investors that prohibit the purchase of low-priced stocks, the fact that many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin and certain brokerage house policies and practices that tend to discourage individual brokers from dealing in low-priced stocks. In addition, since broker's commissions on low-priced stocks represent a higher percentage of the stock price than commissions on higher priced stocks, the current low share price of the Imperial Common results in individual shareholders paying transaction costs that are a higher percentage of their total share value than would be the case if the Imperial Common's share price were substantially higher.

     Nasdaq SmallCap Listing Requirements. Merger Sub intends to apply for listing of the Sub Common on the Nasdaq SmallCap Market as soon as it meets the eligibility requirements. Under recently implemented Nasdaq rules, in order to be eligible for listing on the Nasdaq SmallCap Market, (i) the Sub Common must have a minimum bid price of $4.00, (ii) Merger Sub must have minimum tangible net assets (total assets less total liabilities and goodwill) of $4 million or a market capitalization of at least $50 million or net income of at least $750,000 in the most recent year or in two of the three prior years, (iii) Merger Sub must have a public float of at least one million shares with a market value of at least $5 million and (iv) the Sub Common must have at least three market makers and be held of record by at least 300 shareholders. Merger Sub will not meet these eligibility requirements immediately following the Effective Date. If at any time thereafter Merger Sub were to satisfy all listing requirements other than the minimum bid price of $4.00 per share, then the Board of Directors is likely to recommend that Merger Sub effect a reverse stock split in order to meet this minimum trading price listing requirement. Any such reverse stock split would require stockholder approval. There can be no assurance that at any time Merger Sub would be able to satisfy some or all listing requirements or that any proposed reverse stock split will be approved by the stockholders or successfully implemented following such approval.

     Merger Sub does not intend to apply for listing of the Debentures on any trading market.

     Effects of Certain Anti-Takeover Provisions. Certain provisions of the Company's and Merger Sub's Certificates of Incorporation and Bylaws and the GCL could delay or frustrate the removal of incumbent directors and could make difficult a merger, tender offer or proxy contest involving the Company or Merger Sub, even if such events could be viewed as beneficial by the Company's or Merger Sub's stockholders. For example, the Certificates of Incorporation require a 75% supermajority vote of stockholders to amend certain provisions of the Bylaws pertaining to the calling of special meetings and the election and removal of directors. In addition, the Board of Directors of each company has the ability to issue 'blank check' preferred stock without stockholder approval. Although Merger Sub does not currently plan to issue any preferred stock, the rights of the holders of Sub Common may be materially limited or qualified by the issuance of preferred stock. Other provisions of the Certificates of Incorporation and Bylaws divide each Board of Directors into three classes, each class serving three year staggered terms. The Company and Merger Sub are also subject to provisions of the GCL which prohibit a publicly held Delaware corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting shares (an "interested stockholder") for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. See "Description of Merger Sub Securities--Sub Preferred" and "Management of Imperial."

     Limitation on Liability of Directors to Stockholders. The Company's and Merger Sub's By Laws limit the monetary liability of their directors in their capacity as directors to the fullest extent permitted by the GCL.

     No Dividends. The Company has not paid any cash dividends on Imperial Common since 1980. The Company is prohibited from paying any dividends on Imperial Common until all accrued and unpaid dividends on the Preferred Stock are paid in full. The Company has omitted cash dividends on its Preferred Stock since the fourth quarter of 1985, and unpaid dividends aggregated $4,209,000 at June 30, 1998. Even if the Merger is approved, Merger Sub does not anticipate paying dividends on Sub Common for the foreseeable future. Earnings, if any, will be retained to finance the operation and expansion of Merger Sub's business.

RISKS RELATING TO THE MERGER

     No Assurance that Merger Sub or its Stockholders Will Realize Anticipated Benefits from the Merger. The Company's Board of Directors believes that the Company and its stockholders will benefit from restructuring the Company's capitalization to eliminate the Preferred Stock and the accumulated dividend arrearage thereon. In the opinion of the Board, elimination of the Preferred Stock will remove an impediment to the Company's future financings, improve the book value per common share by removing the aggregate redemption value and accumulated dividend arrearages for the Preferred Stock, and also improve the income (loss) per common share by eliminating the annual Preferred Stock dividend requirements, while providing the Preferred Stockholders a combination of cash and securities with potentially more liquidity and greater potential for appreciation than the Preferred Stock. There can be no assurance, however, that Merger Sub and its stockholders will ultimately realize any of the anticipated benefits of the Merger.

     No Arms' Length Negotiation or Independent Representatives. The Merger has been initiated and structured by individuals who are executive officers and directors of Imperial. No independent persons were hired to negotiate the terms of the Merger on behalf of the Company's stockholders. If such persons had been hired, the terms of the Merger might have been more or less favorable to the public stockholders of the Company. The Company retained Auerbach as its financial advisor to assist in developing the structure of the proposed Merger. See "The Merger--Financial Advisor; Fairness Opinion."


     Substantial Ownership Interest of Management and Affiliates. Following the Effective Date, and assuming the maximum and minimum number of shares of Sub Common are issued in the Merger (3,001,210 shares and 1,500,605 shares, respectively), the executive officers and directors of the Company and their affiliates will beneficially own 2,392,226 shares (including warrants exercisable within 60 days after the Effective Date), or approximately 24.4%, if the maximum number of shares of Sub Common are issued, or 24.7%, if the minimum number of shares of Sub Common are issued, of the outstanding Sub Common. While such ownership may not allow management to exercise control over Merger Sub, such ownership, together with their positions as executive officers and directors of Merger Sub, will enable management to exercise significant influence on the management and operation of Merger Sub.



     Dilution. Holders of Imperial Common will have their ownership interest in Merger Sub diluted by the issuance of Sub Common in the Merger to holders of Preferred Stock. A maximum of 3,001,210 shares of Sub Common may be issued in the Merger to the holders of the Preferred Stock (without giving effect to 150,000 common stock purchase warrants to be issued to Auerbach and an aggregate of 200,000 warrants held by two directors of the Company). As a result, the Preferred Stock would have been converted into Sub Common representing approximately 31.2% of the Sub Common outstanding after the Merger, assuming all holders of Preferred Stock choose to convert all their shares pursuant to Option A.


     Subordination. The Debentures are general, unsecured obligations of Merger Sub, subordinated in right of payment to all existing and future Senior Debt (generally, all indebtedness to institutional and other lenders) of Merger Sub. The Debentures do not limit the amount of Senior Debt that may be incurred by Merger Sub.

     By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of Merger Sub or upon a default in payment with respect to, or the acceleration of, or if a judicial proceeding is pending with respect to any default under, any Senior Debt, the holders of such Senior Debt must be paid in full before the holders of the Debentures may be paid. Also, under certain circumstances, no payments may be made with respect to the principal or interest on the Debentures if a nonpayment default exists with respect to Senior Debt. See "Description of Merger Sub Securities."

     No Trustee or Indenture for the Debentures. The Debentures will not be issued pursuant to an Indenture of Trust, nor will the Debentures be qualified under the Trust Indenture Act of 1939, as amended. Consequently, holders of the Debentures will be required to rely on their own resources, rather than upon the resources of a trustee, to enforce the terms and provisions of the Debentures against Merger Sub.

     No Sinking Fund. Merger Sub has not created any sinking fund or other similar reserve fund for the payment of principal and interest on the Debentures. If Merger Sub does not generate sufficient cash flow from operations or obtain other sources of financing at the time the Debentures mature, Merger Sub may not have sufficient funds to provide for the payment of principal and interest owing on the Debentures.

     Limited Liquidity. A maximum of $2,400,968 (representing 300,121 Debentures) principal amount of Debentures may be issued in the Merger. In management's opinion, there will not be a sufficient public "float" for an active trading market to develop in the Debentures, nor will Merger Sub assist in or encourage the development of any such trading market. Accordingly, although the Debentures will be registered under the Securities Act, it is likely that the holders of such securities will be required to bear the economic risk of an investment in the Debentures until the prepayment or maturity thereof.


     Fixed Merger Consideration Despite Change in Common Stock Prices. At the Effective Date, each share of Preferred Stock outstanding immediately prior to the Merger will be converted, at the option of the holder thereof, into either
(A) $4.75 in cash and ten shares of Sub Common or (B) $2.25 in cash, an $8.00 principal amount Debenture and five shares of Sub Common. These conversion options will not be adjusted in the event of any decrease or increase in the price of Imperial Common prior to the Effective Date. The price of Imperial Common may vary from its market price at the date of this Proxy Statement/Prospectus and at the date of the Meeting. Such variations may be the result of changes in the business, operations or prospects of the Company, general market and economic conditions and other factors. At the time of the Meeting, the holders of Preferred Stock will not know the exact value of the Sub Common that they will receive when the Merger is consummated. Certificates representing shares of Preferred Stock timely surrendered by holders who do not select a desired form of Merger Consideration will be converted into the Default Merger Consideration. Commencing 60 days after the Effective Date, all unsubmitted, and improperly submitted, shares of Preferred Stock, other than shares as to which dissenters' rights of appraisal have been properly asserted, will evidence the right to receive the Default Merger Consideration. In addition, shares as to which dissenters' rights of appraisal have been properly asserted, which rights are waived or abandoned subsequent to the 60th day after the Effective Date, similarly will evidence the right to receive the Default Merger Consideration.

TAX RISKS

     No Ruling Regarding Tax Consequences. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the proposed transaction. The opinion of Rosen & Reade, LLP, special tax counsel to the Company, concerning the federal income tax consequences of the Merger, which is summarized in the discussion in "The Merger--Certain Federal Income Tax Consequences of the Merger," will not be binding on the IRS and does not preclude the IRS from adopting positions contrary to those stated in the discussion.

     Valuation of Merger Consideration. The market for shares of Imperial Common is relatively inactive and it is not known if there will be a market for the Debentures. It may, therefore, be difficult for a stockholder to estimate the value, as determined after the proposed transaction, of the Sub Common and Debentures to be received in the Merger. As the discussion in "The Merger--Certain Federal Income Tax Consequences of the Merger" indicates, whether a gain or loss will be realized by a holder of Preferred Stock will depend, in part, upon the value of the Sub Common and Debentures to be received in the Merger. The IRS could, of course, assign values to the Sub Common and to the Debentures that are different from those determined by a stockholder.

     Treatment of Accumulated Dividend Arrearages. The earnings and profits of the Company and of Merger Sub for 1998 will not be known until the end of 1998. It will not be possible, therefore, for a holder of Preferred Stock to know, at the time of the Merger, how much, if any, of the accumulated dividend arrearages on the Preferred Stock will be treated as a dividend and how much will be treated as capital gain or as a return of capital. See "The Merger--Certain Federal Income Tax Consequences of the Merger; Exchange of Preferred Stock."

                           COMPARATIVE PER SHARE DATA

     The following table sets forth: (1) the historical net income (loss) applicable to common stockholders and the book value of Imperial Common on a per share basis; and (2) the pro forma net income applicable to common stockholders and book value of Sub Common, on a per share basis, after giving affect to the proposed merger of Imperial and Merger Sub. Imperial has not paid any cash dividends on Imperial Common since 1980. The information presented in this table should be read in conjunction with the unaudited pro forma condensed balance sheet at June 30, 1998 and statements of operations for the six months ended June 30, 1998 and for the year ended December 31, 1997 and the historical financial statements and the notes thereto of Imperial appearing elsewhere in this Proxy Statement/Prospectus.


                               BASIC          BASIC           DILUTED        DILUTED
                              HISTORICAL    PRO FORMA (1)    HISTORICAL    PRO FORMA (1)
                              ----------    -------------    ----------    -------------
Per share net income (loss)
  applicable to common
  stockholders:

  Fiscal year ended:

     December 31, 1995.....     $(0.04)                        $(0.04)

     December 31, 1996.....      (0.01)                         (0.01)

     December 31, 1997.....       0.22          $0.18            0.21          $0.17

  Six months ended:

     June 30, 1997.........       0.05                           0.05

     June 30, 1998.........       0.04           0.04            0.04           0.04



                              HISTORICAL      PRO FORMA
                              ----------    -------------
Per share book value of
  common stock:                                (1)(2)

  At December 31, 1997.....     $(0.68)

  At June 30, 1998.........      (0.62)         $0.20


------------------

(1) Assumes holders of an equal number of shares of Preferred Stock choose Option A and Option B. Includes the issuance of 2,250,915 shares of Sub Common and 150,061 Debentures upon conversion of all outstanding shares of Preferred Stock pursuant to the Merger. See Note 2 to Unaudited Pro Forma Condensed Financial Information.



(2) Includes a charge to common stockholders of $3,617,000 representing the excess of the fair value of cash and securities to be issued to Preferred Stockholders on the conversion of their stock over the fair value of the common stock issuable to preferred stockholders had the stock been converted at the conversion rate specified in the Preferred Stock's governing instrument. Also includes estimated future transaction costs of $340,000, $67,000 estimated fair value of 150,000 warrants issuable to Auerbach upon consummation of the Merger, and $1,044,000 estimated gain on the sale of the Company's Miami, Florida facility. See Note 1 to the Unaudited Pro Forma Condensed Financial Information.

               PRICE RANGE OF IMPERIAL COMMON AND PREFERRED STOCK

     The Imperial Common and Preferred Stock are traded in the over-the-counter market. The following table sets forth the high and low bid quotations of the Imperial Common and Preferred Stock for the quarters indicated, as reported by the National Quotation Bureau, Inc. Such quotations represent prices between dealers and do not include retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.


                              IMPERIAL
                               COMMON       PREFERRED STOCK
                             -----------    ----------------
FISCAL 1996                  HIGH   LOW      HIGH      LOW
---------------------------  ----   ----    -------  -------
First Quarter..............  $.06   $.03    $1.75    $1.625

Second Quarter.............  .10    .06      2.00     1.625

Third Quarter..............  .14    .07      2.25     1.75

Fourth Quarter.............  .14    .08      2.375    1.875


FISCAL 1997                  HIGH   LOW      HIGH      LOW
---------------------------  ----   ----    -------  -------
First Quarter..............  $.20   $.08    $3.25    $2.25

Second Quarter.............  .28    .20      2.8125   2.625

Third Quarter..............  .45    .20      5.50     2.8125

Fourth Quarter.............  .44    .29      5.25     4.50


FISCAL 1998                  HIGH   LOW      HIGH      LOW
---------------------------  ----   ----    -------  -------
First Quarter..............  $.40   $.25    $5.75    $5.125

Second Quarter.............  .58    .36      8.75     5.75

Third Quarter..............  .44    .29      7.75     5.25

Fourth Quarter (through
  October 20, 1998)........  .34    .28      5.50     5.50



     On October 20, 1998, the Imperial Common and Preferred Stock were held by 2,091 and 85, respectively, stockholders of record.



     As of October 20, 1998, the closing bid and asked prices of the (i) Imperial Common were $.28 and $.42, respectively, and (ii) Preferred Stock were $5.50 and $7.00, respectively.

                                  THE MEETING

GENERAL


     This Proxy Statement/Prospectus is being furnished to stockholders of Imperial in connection with the solicitation of proxies by the Board of Directors of Imperial for use at a Special Meeting of Stockholders of Imperial to be held on Thursday, December 17, 1998, at 10:00 a.m., local time, at the Hyatt Regency Hotel, 400 S.E. 2nd Avenue, Miami, Florida, and any adjournments or postponements thereof.



     The Proxy Statement/Prospectus, the attached Notice of Meeting and the accompanying form of proxy are first being mailed to stockholders of Imperial on
or about November   , 1998.


MATTERS TO BE CONSIDERED AT THE MEETING

     At the Meeting, holders of shares of Imperial Common and Preferred Stock will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and (ii) such other business as properly may come before the Meeting.

     The Company's Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, the Company and its stockholders. Accordingly, the Board of Directors has approved the Merger Agreement and unanimously recommends a vote FOR approval and adoption of the Merger Agreement by the stockholders of the Company. For additional information, see "The Merger--Reasons for the Merger; Recommendation of the Board of Directors."

RECORD DATE


     The Board of Directors of Imperial has fixed the close of business on October 30, 1998 as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Accordingly, only holders of record of Imperial Common and Preferred Stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. As of the Record Date, 6,607,961 shares and 300,121 shares of Imperial Common and Preferred Stock, respectively, were outstanding and held of record by 2,091 and 85 stockholders, respectively.


PROXIES

     When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not attend the Meeting and does not return the signed proxy card, such stockholder's shares will not be voted. If a stockholder returns a signed proxy card but does not indicate how his or her shares are to be voted, such shares will be voted FOR approval of the Merger Agreement and the transactions contemplated thereby. As of the date of this Proxy Statement/Prospectus, the Company's Board of Directors does not know of any other matters which are to come before the Meeting. If any other matters are properly presented at the Meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.


     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Imperial, at or before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a later dated proxy relating to the same shares of Imperial Common or Preferred Stock and delivering it to the Secretary of Imperial before the taking of the vote at the Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to the Company at 1259 Northwest 21st Street, Pompano Beach, Florida 33069, Attention: Corporate Secretary, or hand delivered to the Secretary of Imperial at or before the taking of the vote at the Meeting.


     Imperial will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Imperial in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Imperial will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, Morrow & Co., Inc. (the "Information Agent") will assist in the solicitation of proxies by Imperial, and will act as Information Agent for the Merger. The Information Agent will receive a fee totaling $5,000 plus out-of-pocket expenses for such services.

     STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURES FOR THE EXCHANGE OF SECURITIES AFTER THE MERGER IS CONSUMMATED ARE SET FORTH BELOW IN THIS PROXY STATEMENT/PROSPECTUS.

QUORUM

     The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of Preferred Stock, together with the holders of a majority of the outstanding shares of Imperial Common, is necessary to constitute a quorum at the Meeting. Both abstentions and broker non-votes are considered present for purposes of determining a quorum but are excluded from votes cast.

VOTE REQUIRED


     Holders of Imperial Common and Preferred Stock are entitled to one vote at the Meeting for each share of Imperial Common and Preferred Stock held of record by them on the Record Date. The affirmative vote of the holders of a majority of the shares of Imperial Common outstanding and entitled to vote at the Meeting, and the affirmative vote of the holders of a majority of the shares of Preferred Stock outstanding and entitled to vote at the Meeting, voting separately as a class, are required for the approval of the Merger. Abstentions and broker non-votes will have the effect of votes against the Merger Agreement. As of the Record Date, the Company's directors, executive officers and their affiliates beneficially owned 2,172,226 shares of Imperial Common (excluding 200,000 shares which may be acquired upon the exercise of warrants which are exercisable within 60 days of the Record Date) and 2,000 shares of Preferred Stock, representing 32.9% and 0.7% of the outstanding shares of Imperial Common and Preferred Stock, respectively. All of the directors, executive officers and their affiliates have advised the Company that they intend to vote their shares of Imperial Common and Preferred Stock in favor of the Merger.


                                   THE MERGER

BACKGROUND OF THE MERGER

     The Company originally issued the Preferred Stock in a February 1983 public offering of its securities. Each share of Preferred Stock is entitled to cumulative quarterly dividends at the rate of $1.10 per annum. The Company has omitted payment of dividends on the Preferred Stock since the fourth quarter of 1985 aggregating $4,209,000 through June 30, 1998. In addition, the Preferred Stock is subject to redemption through a mandatory sinking fund at a redemption price of $10.00 per share, at the rate of approximately 66,000 shares a year, starting in 1986, less any shares of Preferred Stock converted into Imperial Common. Through June 30, 1998, an aggregate of 359,879 shares of Preferred Stock were converted into 1,199,557 shares of Imperial Common. As a result of these conversions, the Company was required to redeem 36,121 shares in 1991 and 66,000 shares for each year thereafter through 1995, at which time the Preferred Stock was intended to be fully retired. The Company did not redeem any shares of the Preferred Stock as required on April 1, 1991, or during any year thereafter. Under the provisions of the sinking fund requirements, if an annual sinking fund requirement is not met, it is added to the requirements for the next year. Among other things, the Company is prohibited from paying any cash dividends on Imperial Common at any time that the Company is in default in the payment of any dividends on the Preferred Stock or if the sinking fund requirements are in arrears. The Company is currently unable to satisfy the dividend and sinking fund arrearages, and it does not anticipate that it will be able to satisfy these obligations in their entirety in the foreseeable future.

     In management's view, the actual intrinsic stockholder value of Imperial is significantly higher than is reflected in the market price of Imperial Common, but for the ongoing and increasing Preferred Stock dividend accruals and sinking fund arrearages. Management believes that maximum value to holders of Imperial Common and Preferred Stock alike would best be attained by utilizing future cash generated by operations or from external sources to implement the Company's growth and expansion goals rather than for the satisfaction of dividend and sinking fund arrearages. Accordingly, on several occasions the Board of Directors, in response to inquiries from holders of Preferred Stock and during the Board's meetings incident to considering whether the Company could declare dividends on and/or make partial redemptions of the Preferred Stock, considered the related issue of whether the Preferred Stock should be retired or otherwise restructured prior to final redemption. At the Company's November 1993 Annual Meeting of Stockholders, the Board of Directors proposed that, in return for a payment of $1.00 per share, the holders of the Preferred Stock approve an amendment to the Certificate of

Designation of Rights and Preferences (the "Certificate of Designation") relating to the Preferred Stock which, if adopted, would have, among other changes, eliminated (i) the dividend arrearages, (ii) the ongoing requirement to pay cumulative dividends and (iii) the mandatory sinking fund redemption provisions. The amendment was rejected, primarily because, according to several significant holders of Preferred Stock, in light of the Company's then financial condition the proposed amendment did not provide sufficient value to such holders.

     In 1997, the Company began to realize an improvement in its results of operations and management came to the conclusion that it would be increasingly difficult, if not impossible, for the Company to increase its stockholder value and realize its expansion goals without restructuring its capitalization to eliminate the Preferred Stock dividend and sinking fund arrearages. In late 1997, management contacted seven of the larger holders of Preferred Stock to explore their interest in a restructuring of their holdings. In the spring of 1998, the Company retained Auerbach as its financial advisor to assist it in structuring a transaction which would accomplish this objective, while maximizing the potential for the Company to accomplish its business plan for future growth and enhancing overall stockholder value.

     Thereafter, the Company's management, assisted by its financial and legal advisors, commenced the process of structuring a proposed transaction. Management determined that any consideration issuable to the holders of Preferred Stock in any such transaction would be limited by the Company's then-current financial condition, limited resources, and the likelihood of significant transaction costs. Management further determined that the Company was limited as to the number of new shares of common stock that could be offered to the holders of Preferred Stock without jeopardizing both the Company's financial flexibility and its ability to utilize its approximately $11,000,000 of net operating loss ("NOL") carry-overs for income tax purposes. Management therefore informed its advisors of its preference that the consideration actually issued to the holders of the Preferred Stock in any such transaction approximate no greater than (i) 2,400,000 newly issued shares of common stock,
(ii) $1,500,000 principal amount of indebtedness and (iii) $1,000,000 in cash.


     In May 1998, the Board of Directors, together with its financial and legal advisors, considered several proposed transactions. Initially, the Board of Directors considered a proposed transaction in which the per share Merger Consideration to be received by the holders of the Preferred Stock would consist of either, at the option of the holder of the Preferred Stock, (A) $4.50 in cash and ten warrants ("Sub Warrants") to purchase Sub Common or (B) $2.00 in cash, a Debenture and four Sub Warrants. Although the Board of Directors was initially favorably inclined toward this proposal, on reflection it subsequently determined to replace the Sub Warrant component of the Merger Consideration with eight shares of Sub Common, in the case of Option A above, and three shares of Sub Common, in the case of Option B above. The Board of Directors based its determination principally on its assessment that the issuance of Sub Common would provide holders of Preferred Stock with a greater degree of liquidity and potential for price appreciation than would be provided by the proposed issuance of the Sub Warrants. In early October 1998, the Board of Directors, after taking into account conditions prevalent in public equity markets, increased the Merger Consideration payable per share of Preferred Stock to $4.75 in cash and ten shares of Sub Common under Option A and to $2.25 in cash, a Debenture and five shares of Sub Common under Option B. Following its review of these proposals, the Board of Directors preliminarily approved the proposed Merger described herein, believing such proposal was the fairest to its stockholders of the transactions considered and had the highest likelihood for acceptance and approval by such stockholders. The Board of Directors did not substantively consider any proposals other than those described in this paragraph.



     In mid October 1998, Auerbach orally advised management that the terms of the proposed Merger described in this Proxy Statement/Prospectus are fair, from a financial point of view, to Imperial's stockholders. On October 12, 1998, the Board of Directors, after considering various factors, including the fairness opinion of Auerbach, ratified its approval of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, and resolved to recommend to Imperial's stockholders that they vote to approve the proposal to adopt the Merger Agreement.


RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

     The Board of Directors of Imperial believes that the Merger is fair to and in the best interests of Imperial and its stockholders and unanimously recommends that Imperial's stockholders vote for approval of the Merger Agreement and the transactions contemplated thereby. In reaching its determination, the Board of Directors consulted with Imperial management, as well as its financial advisors and legal counsel, and considered a number of factors, both positive and negative, including, without limitation, the following:

     The following positive factors, among others, were considered:


          1. Improved Book Value. Elimination of the Preferred Stock from the Company's capital structure will improve the book value per common share by $.82, from $(.62) to $.20 on a pro forma basis at June 30, 1998, assuming holders of an equal number of shares of Preferred Stock choose Option A or Option B. The improvement will result primarily from the elimination of $3,001,000 of Preferred Stock and $4,209,000 of accumulated dividends thereon less the issuance of $984,000 of Debentures and cash paid to Preferred Stockholders of $1,050,000.

          2. Enhancement of the Company's Financial Flexibility. By eliminating the Preferred Stock liquidation preference and dividend arrearages, the Company's balance sheet will be strengthened and its financing alternatives enhanced.

          3. Greater Value for Preferred Stockholders. The Sub Common together with the cash and Debentures to be received by the Preferred Stockholders should provide them with an opportunity to realize greater liquidity and value than the current Preferred Stock provides. Average daily trading volume of the Preferred Stock was approximately 511 shares for the first eight months of 1998 (prior to the announcement of the proposed Merger), compared to the average daily trading volume of approximately 3,260 shares for the Imperial Common during the same period. Moreover, the cash and debt components of the Merger Consideration will provide the holders of the Preferred Stock with an additional readily ascertainable element of value.

          4. Greater Ability to Pursue Growth Opportunities. The Company intends in the future to pursue growth opportunities, both internally and through acquisitions. Although the Company believes that as a result of the Merger, it may be in a more favorable position to make acquisitions that will enhance the Company's operations, there can be no assurance that any such events will occur. The Company does not currently have any plans, understandings, commitments or agreements relating to any proposed acquisition or financing.

          5. Fairness Opinion. The opinion of Auerbach that the Merger Consideration is fair, from a financial point of view, to Imperial's stockholders.

     The following negative factors, among others, were considered:


          1. Dilution. If the Merger is approved, holders of Imperial Common could have their ownership interest in the Company diluted by up to 3,001,210 shares, representing approximately 31.2% of the Sub Common outstanding after the Merger. However, the Board of Directors determined that the Merger would likely result in less dilution and cost to the Company than would be experienced if the Preferred Stock were redeemed pursuant to the terms of the Certificate of Designation governing the Preferred Stock by raising additional capital from third parties.


          2. Value of Merger Consideration. Holders of Preferred Stock will receive Merger Consideration having an estimated value less than the current combined current redemption price and dividend arrearages of the Preferred Stock. However, the Board of Directors believes that the Merger Consideration has potentially greater value than the current market price of the Preferred Stock.


          3. Adverse Impact on Company Liquidity. The Merger will require the Company to pay significant out-of-pocket transaction costs, as well as cash consideration to the holders of the Preferred Stock. If all holders of Preferred Stock were to elect to receive $4.75 per share in cash and ten shares of Sub Common, the Company would be required to pay aggregate cash consideration of $1,425,575, in addition to approximately $400,000 in estimated out-of-pocket transaction costs. If all holders of Preferred Stock were to elect to receive $2.25 in cash, an $8.00 principal amount Debenture and five shares of Sub Common, the Company would be required to pay aggregate cash consideration of $675,272 and would incur aggregate indebtedness of $2,400,968 (and annual interest obligations thereon of approximately $192,100), together with out-of-pocket transaction costs. However, management believes that cash from operations, together with the strengthening of its balance sheet as a result of the Merger, will provide it with sufficient financial flexibility and liquidity to fund both its ongoing operations and the costs associated with the Merger.

     In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

     THE BOARD OF DIRECTORS OF IMPERIAL UNANIMOUSLY RECOMMENDS THAT IMPERIAL'S STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

     In the event that the Merger is not approved by the Company's stockholders, the Preferred Stock will continue to accrue dividends in arrears and the Company would continue to be obligated to redeem the Preferred Stock and pay the accumulated dividend arrearages. The Company does not know when it will resume the payment of dividends on, and the redemption of, the Preferred Stock. The Company does not currently expect to resume payment of dividends or continue redemptions for the foreseeable future. Although it is likely the Company would be able to continue to operate indefinitely in its current condition, the Company would continue to be limited in taking any steps necessary to enhance stockholder value in the future.

FINANCIAL ADVISOR; FAIRNESS OPINION


     In March 1998, the Company retained Auerbach to assist the Company in its consideration and evaluation of possible transactions. In October 1998, Imperial's Board asked Auerbach to render an opinion as to the fairness of the Merger to the holders of Imperial Common and Preferred Stock from a financial point of view. Imperial's Board did not place limitations on the investigations to be made or the procedures to be followed by Auerbach in preparing and rendering its opinion.



     On October 12, 1998, Auerbach delivered its written opinion that the terms of the Merger are fair to the holders of Imperial Common and Preferred Stock from a financial point of view.


     The full text of the written opinion of Auerbach, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B hereto and is incorporated herein by reference. Stockholders are urged to, and should, read such opinion in its entirety and consider it carefully. The Auerbach opinion is directed to Imperial's Board and does not constitute a recommendation to any individual stockholder as to how such stockholder should vote at the Meeting. The summary of Auerbach's opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     Auerbach relied upon and assumed, without independent verification, the accuracy and completeness of all publicly available financial information and all financial information furnished or otherwise communicated to it by Imperial. Auerbach did not make any appraisal of the assets of Imperial. Auerbach does not express any opinion as to what the value of the Merger Consideration actually will be when issued pursuant to the Merger or the price at any time at which the Sub Common will trade. Auerbach's opinion does not address the underlying business decision to enter into the Merger.

     Auerbach also assumed that: (i) the Merger will be accounted for as a reorganization of entities under common control; and (ii) any material liabilities (contingent or otherwise, known or unknown) of Imperial are set forth in the consolidated financial statements of Imperial. Auerbach assumes no responsibility for the legal, tax or accounting aspects of the Merger.

     In connection with its evaluation and opinion, Auerbach reviewed, among other things: (i) the Merger Agreement; (ii) Imperial's most recently available Annual Report on Form 10-K; (iii) certain Quarterly Reports on Forms 10-Q of Imperial; and (iv) certain internal financial analyses and forecasts prepared by Imperial's management. Auerbach also met with management to discuss the Company's business and business prospects. Auerbach assumed that all financial projections provided by Imperial were based upon assumptions reflecting the best, currently available estimates and good faith judgment of management as to the future performance of Imperial and that management does not have any information or beliefs that would make the projections materially misleading.

     In connection with preparing its evaluation and opinion, Auerbach performed a variety of financial and comparative analyses, including, but not limited to, those described below. Auerbach believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its evaluation and opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In its analysis, Auerbach made numerous implicit assumptions about industry and general economic conditions, and other matters which are beyond the control of Imperial and may not be indicative of future results or actual values, which may be significantly more or less favorable than such estimates. Estimates of values of companies or assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Auerbach can give no assurances that such estimates will be realized.



     Comparable Company Analysis. Using publicly available information, Auerbach reviewed certain financial information and ratios of each of the following publicly-traded companies that Auerbach deemed, through experience and discussions with management of Imperial, to be reasonably similar to Imperial:
ABT Building Products Corporation, Dal-Tile International, Inc., Hydraulic Press Brick Co. and Smith-Midland Corp. (the "Publicly-Traded Comparables").


     Auerbach's review of the Publicly-Traded Comparables included analysis of
(i) latest twelve month ("LTM") revenues, (ii) LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and (iii) LTM net income. Auerbach evaluated the market multiples for such companies to determine the highest, lowest and median market multiples for each of the selected items
(i) through (iii) above.


     This analysis indicated that the approximate enterprise value multiples of revenue ranged from 0.47 to 1.32, with a median multiple of 0.82 and the approximate enterprise value multiples of EBITDA ranged from 3.6 to 7.3, with a median multiple of 4.6. The market multiple analysis of net income was not included due to the lack of meaningful information from the Publicly-Traded Comparable Companies.



     Auerbach subsequently used the median multiples derived from the Publicly-Traded Comparables and applied such multiplies to the corresponding financial information for Imperial, based on Imperial's financial statements for the LTM ended June 30, 1998, to determine Imperial's approximate imputed enterprise value. The resulting range of imputed enterprise values for Imperial were then adjusted to account for pro forma net debt (debt minus cash), by subtracting approximately $3.5 million of pro forma debt, yielding a range of imputed equity values for Imperial.



     Based upon the revenue multiples, the imputed enterprise value of Imperial ranged from approximately $7.8 million to approximately $21.8 million; after subtracting net debt, the imputed equity value of Imperial ranged from approximately $4.3 million to approximately $18.3 million. Based upon the EBITDA multiples, the imputed enterprise value of Imperial ranged from approximately $5.5 million to approximately $11.0 million; after subtracting net debt, the imputed equity value of Imperial ranged from approximately $2.0 million to approximately $7.5 million.


     None of the Publicly-Traded Comparables utilized as a comparison are identical to Imperial. Accordingly, an analysis of publicly-traded comparable companies is not mathematical. Rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading and market values of the comparable companies or company to which they are being compared.

     Discounted Cash Flow Analysis. Auerbach performed a discounted cash flow ("DCF") analysis, by calculating (x) the present value of Imperial's projected unleveraged free cash flows for the years ending December 31, 1998, 1999 and 2000 with (y) the present value of a range of terminal values described below.

     Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations; these free cash flow figures were based upon operating and financial forecasts provided to Auerbach by the management of Imperial.

     The range of terminal values represents the residual value of Imperial at the end of the three year forecast period; this range of terminal values was calculated by applying a range of imputed multiples to Imperial's:
(i) revenues; (ii) EBITDA and (iii) perpetual growth rates, in the final year of the forecast period.

     As part of the DCF analysis, Auerbach utilized discount rates based upon several assumptions including interest rates, the inherent business risk of Imperial and Imperial's estimated cost of capital.

     Based upon a range of terminal value multiples of 7.0x to 8.0x, and a range of discount rates of 18% to 20%, the imputed enterprise value of Imperial ranged from approximately $10.7 million to approximately $12.3 million



     The resulting range of imputed enterprise values for Imperial was then adjusted to account for net debt, yielding a range of imputed equity values for Imperial of approximately $7.2 million to approximately $8.8 million.



     Pro Forma Analysis. Auerbach reviewed and analyzed the projections for Imperial based upon operating and financial projections provided to it by Imperial's management and the terms of the Merger. Auerbach noted that under the terms of the Merger Agreement, the Merger Consideration issuable to the holders of Preferred Stock, depending on the form of Merger Consideration chosen, included components ranging from a minimum to a maximum of (i) 1,500,605 shares to 3,001,210 shares of Sub Common, (ii) $0 to $2,400,968 principal amount of Debentures and (iii) $675,272 to $1,425,575 in cash. Furthermore, based upon discussions with management, Auerbach assumed (i) a 4% cost of funding to the Company with respect to the cash component of the Merger Consideration and
(ii) 8% interest per annum on the Debentures issued in the Merger.


     Auerbach reviewed certain pro forma financial effects resulting from the Merger for each of the fiscal years ending December 31 in the three year period ending December 31, 2000. Auerbach estimated, on a pro forma basis, the Merger would be accretive to the earnings per share ("EPS") of Imperial in each of such periods. Such estimates were, in part, based upon management's projections of net income through fiscal 2000, the elimination of Preferred Stock dividend obligations and arrearages and other post-Merger savings or revenue enhancements.


     Based on its analysis as described above, Auerbach valued, on a pro forma basis, the per share Merger Consideration to be received by the holders of the Preferred Stock at (A) $13.29, if a holder elected to have each of his or her shares converted into $4.75 in cash and ten shares of Sub Common or (B) $12.80, if a holder elected to have each of his or her shares converted into $2.25 in cash, a Debenture and five shares of Sub Common. Auerbach determined the imputed value of the Merger Consideration proposed to be issued to the holders of the Preferred Stock by utilizing: (i) an imputed, pro forma market value of the Sub Common of (x) approximately $0.85, if all holders of Preferred Stock chose Option A above, (y) approximately $0.80, if all holders of Preferred Stock chose Option B above and (z) $0.83, if an equal number of holders of Preferred Stock chose Options A and B above; (ii) a market value of the Debenture of 82% cash value; and (iii) the cash component of the two choices of Merger Consideration to be offered in the Merger.



     Attached hereto as Appendix D are the projections prepared by the Company which were utilized by Auerbach in performing the analyses described above.


     Auerbach is an investment banking and advisory firm, which as part of its investment banking business is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, underwritings, sales and distributions of securities, private placements and valuations for corporate and other purposes. Auerbach is a recognized investment banking firm whose principals have substantial experience in transactions similar to the Merger and are familiar with Imperial and its business. Auerbach had not previously rendered services to, or engaged in any transaction with, Imperial or its affiliates, prior to rendering services as Imperial's financial advisor.


     Imperial has paid Auerbach $25,000 for its services as financial advisor, and has agreed, in the event the Merger is consummated, to pay Auerbach an additional $50,000 and to issue to Auerbach warrants to purchase 150,000 shares of Sub Common exercisable for a period of five years, commencing on the Effective Date, at an exercise price of $0.38 per share (which was the average closing price of Imperial Common on the NASD Electronic Bulletin Board for the five days prior to Imperial's retention of Auerbach as its financial advisor), subject to adjustment. Imperial agreed to pay Auerbach a fee of $25,000 upon the delivery of the fairness opinion, all of which has been paid. In addition, Imperial has agreed to indemnify Auerbach to the full extent lawfully permitted from and against certain liabilities that may arise out of its engagement by Imperial and in the rendering of its opinion, and to reimburse Auerbach for reasonable out-of-pocket expenses.

ESTIMATED FEES AND EXPENSES; SOURCES OF FUNDS

     Estimated cash expenditures for fees and expenses incurred, or to be incurred, by the Company in connection with the Merger Agreement and the transactions contemplated thereby are approximately as follows:


Cash Portion of Merger Consideration...   $1,425,575(1)
Financial Advisory Fees and Expenses...      105,000
Legal Fees and Expenses................      140,000
Accounting Fees and Expenses...........       30,000
SEC Filing Fees........................        1,128
Printing and Mailing Expenses..........       70,000
Miscellaneous Expenses.................       53,872
                                          ----------
                                          $1,825,575(2)
                                          ----------
                                          ----------


------------------

(1) Assumes all holders of Preferred Stock elect to receive per share Merger Consideration consisting of $4.75 in cash and ten shares of Sub Common.


(2) Includes fees and expenses of $60,000 incurred through June 30, 1998.


     The total amount required to pay the cash portion of the Merger Consideration and the expenses incident to the Merger and the consummation of the transactions contemplated thereby will be paid from borrowings under the Company's line of credit with its commercial lender and cash on hand (a significant portion of which will be derived from the proceeds or the sale of the Company's Miami, Florida facility which occurred on October 2, 1998).


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE STOCKHOLDERS OF IMPERIAL WHO HOLD IMPERIAL COMMON AND PREFERRED STOCK ON THE EFFECTIVE DATE. THE DISCUSSION IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE FOR THE APPROVAL OF THE MERGER. THE DISCUSSION IS BASED ON CURRENT PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), THE TREASURY REGULATIONS THEREUNDER, AND APPLICABLE JUDICIAL AND ADMINISTRATIVE INTERPRETATIONS ON THE DATE HEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) AND TO DIFFERING INTERPRETATIONS. THIS DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF FEDERAL TAXATION THAT MAY BE RELEVANT TO PARTICULAR STOCKHOLDERS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES OR TO STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE MERGER.

     EACH STOCKHOLDER OF IMPERIAL COMMON OR PREFERRED STOCK IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

     Tax Opinion. In the opinion of Rosen & Reade, LLP, special tax counsel to Imperial (the "Tax Opinion"), subject to the assumptions, limitations, qualifications and other considerations described below under "Certain Considerations with Respect to Tax Opinion," the Merger will constitute a "reorganization" for Federal income tax purposes within the meaning of Code
Section 368(a), and Imperial and Merger Sub will each be a party to such reorganization within the meaning of Code Section 368(b).

     Effect of Merger on Imperial and Merger Sub. Neither Imperial nor Merger Sub will realize gain or loss as a result of the Merger.

     Exchange of Common Stock. Upon consummation of the Merger, each share of Imperial Common outstanding immediately prior to the Merger will be converted into one share of Sub Common. Such exchange will be tax-free.


     Exchange of Preferred Stock. Each share of Preferred Stock outstanding immediately prior to the Effective Date will be converted, under Option A, into $4.75 cash and ten shares of Sub Common, or, under Option B, into $2.25 cash, five shares of Sub Common and an $8.00 principal amount Debenture.

     The receipt of shares of Sub Common in exchange for Preferred Stock will be tax-free. The federal tax treatment for the cash and Debentures received in exchange for the Preferred Stock will depend on whether, in the case of Option A, the value of the Sub Common and the $4.75 cash exceeds the adjusted tax basis of the Preferred Stock in the hands of the Preferred Stockholder, or, in the case of Option B, the value of the Sub Common, the $2.25 in cash and the Debenture exceeds such basis. The Sub Common and the Debenture will be valued, for this purpose, immediately following the Merger.


     If there is an excess, gain will be realized to the extent of such excess. If, however, the basis of the Preferred Stock exceeds the value of the Sub Common and the cash (and the Debenture, in the case of Option B), the Preferred Stockholder will realize a loss on the exchange, but the loss will not be deductible for federal income tax purposes.

     If a Preferred Stockholder realizes a gain on the exchange, the gain will be taxable, but not in an amount greater than the amount of the cash (plus the value of the Debenture, in the case of Option B) received in the exchange.

     The portion of the gain determined to be taxable under the above discussion will be treated as a dividend to the extent of the lesser of (a) the dividends in arrears on the Preferred Stock given up in the exchange, or (b) the Preferred Stockholder's ratable share of the accumulated earnings and profits of Imperial as of December 31, 1997 and the current earnings and profits of Imperial and Merger Sub for the calendar year 1998. The dividends in arrears on the Preferred Stock were $4,209,000, or $14.025 per share as of June 30, 1998. There were no accumulated earnings and profits of Imperial as of December 31, 1997. The combined earnings and profits of Imperial and of Merger Sub for the calendar year 1998 cannot be determined until the end of 1998. The portion of the gain determined to be taxable under the above discussion that is not treated as a dividend will be taxed as capital gain if the Preferred Stock is a capital asset in the hands of the Preferred Stockholder. The capital gain will be short-term or long-term depending upon whether the Preferred Stock surrendered in the exchange has been held for longer than one year.

     Basis and Holding Period. The basis of the Sub Common received in exchange for Imperial Common will be the same as the basis of the shares of Imperial Common which are surrendered in the exchange. The holding period of the Sub Common will include the holding period for the Imperial Common.

     The basis of the Sub Common that is received in exchange for Preferred Stock will be equal to the basis of the Preferred Stock surrendered in the exchange, minus the value of the Debenture, if a Debenture is received under Option B, minus the amount of cash received in the exchange, plus the amount treated as a dividend, and plus the amount of gain that is recognized in the exchange (not including any amount treated as a dividend). The basis of the Debenture will be its fair market value immediately after the exchange. The holding period for the Debenture will begin on the date of the Merger.

     Original Issue Discount. The Debenture will have original issue discount to the extent that its "stated redemption price at maturity" exceeds its "issue price." The stated redemption price of the Debenture at its maturity is the face amount of the Debenture issued to the Preferred Stockholder in the exchange. The issue price of the Debenture will be its value immediately after the exchange. As noted above, it is the view of Auerbach that the Debenture will have a market value of 82% of its face amount. While this view is not determinative of the value of the Debenture, it is highly likely that the Debenture will have original issue discount.

     If the Debenture has original issue discount, the holder must include in income, in addition to any interest paid on the Debenture, a portion of the original issue discount for each day during the taxable year that the Debenture is held until the due date of the Debenture. By way of illustration, if the Debenture is issued in late 1998, is payable in late 2001, and it is determined that there is original issue discount of $18 for each principal amount of $100, the holder (and, subject to adjustment, any subsequent holder) will be required to include as ordinary income an annual portion of the original issue discount in each of the calendar years 1998, 1999, 2000 and 2001. Merger Sub will be entitled to a corresponding deduction in each of those years.

     The holder's tax basis for the Debentures will be increased each year by the amount of original issue discount included in income by the holder. If the Debenture is held to its maturity and the Debenture is paid according to its terms, and if the holder has reported as income each annual portion of the original issue discount, the holder will not need to report any further gain on payment of the Debenture.

     If a holder (other than an owner of Preferred Stock) acquires a Debenture at a "market discount," as defined in Code Sections 1276-1278, and thereafter recognizes gain on a disposition of the Debenture, the portion of the market discount that accrues while the Debenture is held will be treated as ordinary income at the time of its disposition. This may affect the market value of the Debentures.

     Backup withholding may be applicable to interest paid each year on a Debenture and to the original issue discount includible in the gross income of the holder for such year.


     Stockholders Exercising Appraisal Rights. A stockholder who exercises statutory appraisal rights and receives cash in exchange for his Imperial stock will be treated, for federal income tax purposes, as surrendering his stock for redemption. The income tax treatment of amounts received by a stockholder in redemption of his stock will be determined under the rules of Code Sections 301 and 302. In general, amounts received by a stockholder in a redemption which results in the complete termination of the stockholder's interest in a corporation are taxed as capital gain or loss. In determining whether a stockholder has had a complete termination of his interest in a corporation, the attribution rules of Code Section 318 must be considered. Under these rules, stock which is owned by persons and entities who are related to the stockholder are treated, for the purposes of Code Section 302, as owned by the stockholder. This attributed stock ownership may cause the stockholder to fail to have a complete termination of his interest in a corporation.


     The amount of the gain or loss realized on redemption of shares which is treated as a complete termination of the stockholder's interest in the corporation is determined by comparing the amount of cash and other property received by the redeeming stockholder with his adjusted tax basis for the shares surrendered. The gain is long-term or short-term capital gain depending upon whether his holding period for the stock redeemed is longer or shorter than one year.

     A holder of both Preferred Stock and Imperial Common who exercises his appraisal rights and receives cash for only one of these stock issues, while retaining the other stock issue, will not have a complete termination of his interest in Imperial. A stockholder in that circumstance should consult his tax advisor to determine whether the redemption, as to him, is "essentially equivalent to a dividend." Amounts received by such stockholder which are treated as "essentially equivalent to a dividend" will be treated as a dividend to the extent of the stockholder's ratable share of earnings and profits of Imperial and Merger Sub. Any amount received in excess of such ratable share of such earnings and profits would be treated as a reduction in the basis for the holder's remaining shares of Imperial and any amount in excess of such basis would be treated as capital gain. The gain would be long-term or short-term depending upon whether the holding period of the stock redeemed is longer or shorter than one year.

     Backup Withholding. In order to avoid backup withholding, Merger Sub is required to obtain from each stockholder and each Debenture holder his taxpayer identification number (social security number or employer identification number) and his certification that such number is correct. Accordingly, each stockholder should complete and sign the substitute Form W-9 included as part of the transmittal letter (which will be mailed after the Effective Date). If backup withholding is required, Merger Sub must withhold 31% of any amount paid as a dividend on Sub Common. Merger Sub, in that case, must also withhold 31% of the interest paid each year to a Debenture holder and an amount equal to 31% of the original issue discount includible in the gross income of the holder of the Debenture for such year, but not in excess of the amount of the cash payment on the Debenture in such year.

     Certain Considerations with Respect to Tax Opinion. The Tax Opinion and the foregoing summary of federal income tax consequences of the Merger are and will be subject to certain assumptions, limitations and qualifications and based on current law and, among other things, certain representations of Imperial. Reference is made to the full text of the Tax Opinion which sets forth the assumptions made and matters considered in connection therewith, a copy of which has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. The opinion of counsel is not binding on the IRS and does not preclude the IRS from adopting a contrary position. In addition, if any of such representations or assumptions are inconsistent with the actual facts, the federal income tax consequences of the Merger could be adversely affected.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

     Howard L. Ehler, Jr., the Executive Vice President of the Company, owns 2,000 shares of Preferred Stock, and will receive the same Merger Consideration as all other holders of Preferred Stock. No officer or director of the Company has any interest in the Merger in addition to any interest they may have as stockholders of the Company generally.

APPRAISAL RIGHTS

     Holders of Imperial Common and Preferred Stock (collectively, "Imperial Capital Stock") are entitled to rights of appraisal under Section 262 of the GCL ("Section 262") in connection with the Merger. If the Merger is accomplished, holders of Imperial Capital Stock who hold such shares of record on the date of making a written demand for appraisal as described below, continuously hold such shares through the Effective Date and otherwise comply fully with the procedures prescribed in Section 262 will be entitled to a judicial determination of the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive from the Surviving Corporation payment of such fair value in cash.

     Shares of Imperial Capital Stock which are outstanding immediately prior to the Effective Date and with respect to which appraisal shall have been properly demanded in accordance with Section 262 shall not be converted into the right to receive the Merger Consideration in the Merger at or after the Effective Date unless and until the holder of such shares withdraws his or her demand for such appraisal or becomes ineligible for such appraisal.


     Under Section 262, not less than 20 days prior to the Meeting, Imperial is required to notify each stockholder eligible for appraisal rights of the availability of such appraisal rights. The Notice of Special Meeting of
Stockholders of Imperial dated November   , 1998 constitutes notice to holders
of Imperial Capital Stock that appraisal rights are available to them.


     The following is a brief summary of the statutory procedures to be followed by a holder of Imperial Capital Stock in order to perfect appraisal rights under the GCL. ALTHOUGH SETTING FORTH THE MATERIAL TERMS OF SECTION 262, THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO
SECTION 262 WHICH IS ATTACHED HERETO AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. ANY IMPERIAL STOCKHOLDER CONSIDERING DEMANDING APPRAISAL IS ADVISED TO READ THE FULL TEXT OF SECTION 262 CONTAINED IN APPENDIX C AND TO CONSULT LEGAL COUNSEL.

     If any holder of Imperial Capital Stock elects to exercise such stockholder's appraisal rights, such stockholder must satisfy each of the following conditions:

          (i) A written demand for appraisal of shares of Imperial Capital Stock must be delivered to Imperial by any holder thereof seeking appraisal before the taking of the vote on the Merger and the Merger Agreement at the Meeting. Such demand must reasonably inform Imperial that the stockholder intends thereby to demand appraisal of his or her shares. Merely voting against, or failing to vote in favor of, the approval of the Merger and the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262.

          (ii) Stockholders electing to exercise their appraisal rights under
     Section 262 must not vote for approval of the Merger and the Merger Agreement. A failure to vote will satisfy this condition. If, however, a stockholder votes for approval of the Merger and the Merger Agreement or returns a signed proxy but does not specify a vote against the approval of the Merger and the Merger Agreement or a direction to abstain, the proxy will be voted for the approval of the Merger and the Merger Agreement, which will have the effect of waiving such stockholder's appraisal rights.

          (iii) Such stockholder must continually hold such shares from the date of making of the demand through the Effective Date.

          (iv) A demand for appraisal must be executed by or for the Imperial stockholder of record, fully and correctly, as such stockholder's name appears on his or her Imperial stock certificates. If Imperial Capital Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Imperial Capital Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record, so long as the agent identifies the record owner and expressly discloses the fact that, in exercising the demand, such agent is acting as agent for the record owner.

     A record owner who holds Imperial Capital Stock as a nominee for others may exercise appraisal rights with respect to the shares held for all or fewer than all beneficial owners of shares of Imperial Capital Stock as to which the holder is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Imperial Capital Stock outstanding in the name of such record owner. BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY STRICTLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE DELIVERY OF WRITTEN DEMAND FOR APPRAISAL. A DEMAND FOR APPRAISAL SUBMITTED BY A BENEFICIAL OWNER WHO IS NOT THE RECORD OWNER WILL NOT BE HONORED.

     If any holder of Imperial Capital Stock fails to comply with any of the conditions of Section 262 and the Merger becomes effective, such stockholder will be entitled to receive the consideration provided for in the Merger Agreement, but will have no appraisal rights with respect to such stockholder's Imperial Capital Stock.


     An Imperial stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to: Imperial Industries, Inc., 1259 Northwest 21st Street, Pompano Beach, Florida 33069, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder's name and mailing address and the number of shares of Imperial Capital Stock covered by the demand, and should state that the stockholder is thereby demanding appraisal in accordance with Section 262.


     Within 10 days after the Effective Date, the Surviving Corporation must provide notice as to the date of effectiveness of the Merger to all Imperial stockholders who have duly and timely delivered demands for appraisal and otherwise complied with Section 262 ("Dissenting Stockholders").

     Within 120 days after the Effective Date, any Dissenting Stockholder is entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received by the Surviving Corporation, and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation.

     Within 120 days after the Effective Date, either the Surviving Corporation or any Dissenting Stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of each share of Imperial Common and/or Preferred Stock. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which former Imperial stockholders are entitled to appraisal rights and thereafter will appraise the shares of Imperial Capital Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be fair value.

     In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value, the Delaware Court of Chancery and the appraiser may consider "all factors and elements which reasonably might enter into the fixing of value," including "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of merger and which throw any light on future prospects of the merged corporation . . . ." The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Stockholders of Imperial considering whether to seek appraisal should bear in mind that the fair value of their Imperial Capital Stock determined under
Section 262 could be more than, the same as or less than the value of the consideration to be paid pursuant to the Merger Agreement, and that an opinion of an investment banking firm as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262 of the DGCL.

     The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and assessed upon the parties as the Court deems equitable in the circumstances. Upon application of a Dissenting Stockholder, the Court may order that all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     A Dissenting Stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the Effective Date, be entitled to vote for any purpose the Imperial Capital Stock subject to such demand or to receive payment of dividends or other distributions on such Imperial Capital Stock except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Date.

     At any time within 60 days after the Effective Date, any Dissenting Stockholder may withdraw his or her demand for appraisal and accept the consideration to be paid under the Merger Agreement without interest. After this period, a Dissenting Stockholder may withdraw his or her demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Date, Dissenting Stockholders' rights to appraisal shall cease and they shall be entitled to receive the consideration to be paid under the Merger Agreement without interest. Since the Surviving Corporation has no obligation or intention to file such a petition, any Imperial stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any Imperial stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     FAILURE TO TAKE ANY REQUIRED STEP IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS MAY RESULT IN THE TERMINATION OR WAIVER OF SUCH RIGHTS.

REGULATORY APPROVALS

     The Company is not aware of any license or regulatory permit which is material to its business and which is likely to be adversely affected by consummation of the Merger or any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to the Merger.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a reorganization of entities under common control and will reflect the carryover basis of Imperial.

RESALE RESTRICTIONS

     All shares of Sub Common and Debentures received by stockholders in the Merger will be freely transferable, except that shares of Sub Common and Debentures received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Imperial prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of a party generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

                              THE MERGER AGREEMENT

     The detailed terms and conditions to the Merger are contained in the Merger Agreement, which is included in full as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. The following summary of the material terms of the Merger Agreement is qualified in its entirety by, and made subject to, the more complete information set forth in the Merger Agreement

THE MERGER

     Subject to the terms and conditions of the Merger Agreement, at the Effective Date, Imperial will be merged with and into Merger Sub, with Merger Sub being the Surviving Corporation, and thereupon the separate existence of Imperial will cease. The Merger will have effects specified in the GCL.

EFFECTIVE DATE OF THE MERGER

     Upon the satisfaction or waiver of all conditions to the Merger, and provided that the Merger Agreement has not been terminated or abandoned, Imperial and Merger Sub will cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as Imperial and Merger Sub have agreed upon and designated in such filing as the Effective Date. The Effective Date is currently expected to occur on or shortly after December 31, 1998. On the Effective Date, the name of Merger Sub will be changed to Imperial Industries, Inc.

CONVERSION OF SECURITIES


     Each share of Imperial Common outstanding immediately prior to the consummation of the Merger will be converted, without any action by the holder thereof, into one share of Sub Common, and each share of Preferred Stock outstanding immediately prior to the consummation of the Merger will be converted, at the option of the holder thereof, into either (A) $4.75 in cash and ten shares of Sub Common or (B) $2.25 in cash, a Debenture and five shares of Sub Common. All shares of Preferred Stock converted in the Merger will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive, without interest, the Merger Consideration upon surrender of such certificate.


TREATMENT OF WARRANTS

     All outstanding Imperial common stock purchase warrants, all of which are currently exercisable, will remain outstanding and will be exercisable for shares of Sub Common. Thereafter, the material terms and conditions pursuant to which such warrants will be exercisable will be the same as are currently in effect.

EXCHANGE OF CERTIFICATES


     Following the Effective Date, holders of Preferred Stock will be furnished with a transmittal letter by Continental Stock Transfer and Trust Company ("Continental" or the "Exchange Agent") to be used to select their desired Merger Consideration and to exchange their certificates therefor. To ensure that they receive their desired form of Merger Consideration, holders will be required to promptly return their Preferred Stock certificates and letters of transmittal so that these documents are received by the Exchange Agent within 60 days after the Effective Date. Certificates representing shares of Preferred Stock timely surrendered by holders who do not select a desired form of Merger Consideration will be converted into $2.25 in cash, a Debenture and five shares of Sub Common (the "Default Merger Consideration"). Commencing 60 days after the Effective Date, all unsubmitted, or improperly submitted, shares of Preferred Stock, other than shares as to which dissenters' rights of appraisal have been properly asserted, will evidence the right to receive the Default Merger Consideration. In addition, shares as to which dissenters' rights of appraisal have been properly asserted, which rights are waived or abandoned subsequent to the 60th day after the Effective Date, similarly will evidence the right to receive the Default Merger Consideration.


     It will not be necessary for holders of Common Stock to surrender or exchange their certificates for new certificates representing Sub Common.

     HOLDERS OF PREFERRED STOCK ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A NOTICE AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     After the close of business on the day prior to the Effective Date, there will be no transfers on the transfer books of Imperial of shares of Preferred Stock which were outstanding immediately prior to the Effective Date.

     In the event any certificate representing Preferred Stock is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Merger Sub, the posting by such person of a bond in such amount, form and with such surety as Merger Sub may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the appropriate Merger Consideration in respect of such certificate.

CONDITIONS OF THE MERGER

     The obligations of Imperial and Merger Sub to consummate the Merger are subject to the satisfaction of certain conditions, including, among others,
(i) obtaining requisite stockholder approval and (ii) the effectiveness of the Registration Statement and the receipt by Merger Sub of all necessary approvals under applicable state securities laws. The Merger Agreement may be terminated for any reason at any time prior to the Effective Date. The parties currently intend to terminate the Merger Agreement if holders of greater than 5% of either the Imperial Common or Preferred Stock assert dissenters' rights of appraisal under the GCL.

MANAGEMENT AFTER THE MERGER

     Merger Sub's Board of Directors currently consists, and immediately after the Merger will consist, of the persons serving on the Company's Board of Directors immediately prior to the Merger. Merger Subs's executive officers currently consists, and immediately after the Merger will consist, of persons serving as the Company's executive officers immediately prior to the Merger in their respective positions. See "Management of Imperial."

CHARTER DOCUMENTS OF SURVIVING CORPORATION

     If the Merger is approved, the Certificate of Incorporation and Bylaws of Merger Sub will become the charter documents of the Surviving Corporation. Merger Sub's Certificate of Incorporation is substantially the same as the Company's Certificate of Incorporation, with the following exception: Article First of the Company's Certificate of Incorporation provides that the corporate name is Imperial Industries, Inc., while Article First of Merger Sub's Certificate of Incorporation provides that the corporate name is Imperial Merger Corp.; and the par value of Imperial Common is $.10 per share, while the par value of Sub Common is $.01 per share. Upon consummation of the Merger, the name of Merger Sub, as the Surviving Corporation, will be changed to Imperial Industries, Inc. The Bylaws of Merger Sub are identical to the Company's Bylaws.

     The books, records and accounts of the Company, upon consummation of the Merger, will become the books, records and accounts of the Surviving Corporation.

                      DESCRIPTION OF MERGER SUB SECURITIES

     The authorized capital stock of Merger Sub consists of 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Sub Preferred"), none of which is presently issued and outstanding, and 20,000,000 shares of Sub Common, par value $.01 per share, of which 200 shares were issued and outstanding as of the date of this Proxy Statement/Prospectus and all of which are beneficially owned by Imperial. Holders of capital stock of the Company have no preemptive or other subscriptive rights.

SUB COMMON

     Subject to prior rights of any Sub Preferred then outstanding and to contractual limitations, if any, the holders of outstanding shares of Sub Common are entitled to receive dividends out of assets legally available therefor, as declared by the Board of Directors and paid by Merger Sub.

     In the event of any liquidation, dissolution or winding-up of Merger Sub, holders of Sub Common will be entitled to share equally and ratably in all assets available for distribution after payment of creditors, holders of any series of Sub Preferred Stock outstanding at the time, and any other debts, liabilities and preferences. Since Merger Sub's Board of Directors has the authority to fix the rights and preferences of, and to issue, Merger Sub's authorized but unissued Sub Preferred Stock without approval of the holders of its Sub Common, the rights of such holders may be materially limited or qualified by the issuance of the Sub Preferred.

     The Sub Common presently outstanding is, and the Sub Common to be issued upon consummation of the Merger will be, fully paid and non-assessable.

     The Sub Common owned by Imperial will be canceled upon the Effective Date.

SUB PREFERRED

     The Board of Directors of Merger Sub is empowered to issue Sub Preferred from time to time in one or more series, without stockholder approval, and with respect to each series to determine (subject to limitations prescribed by law)
(1) the number of shares constituting such series, (2) the dividend rate on the shares of each series, whether such dividends shall be cumulative and the relation of such dividends to the dividends payable on any other class of stock,
(3) whether the shares of each series shall be redeemable and the terms of any redemption thereof, (4) whether the shares shall be convertible into Common Stock or other securities and the terms of any conversion privileges, (5) the amount per share payable on each series or other rights of holders of such shares on liquidation or dissolution of Merger Sub, (6) the voting rights, if any, for shares of each series, (7) the provision of a sinking fund, if any, for each series, and (8) generally any other rights and privileges not in conflict with the Certificate of Incorporation for each series and any qualifications, limitations or restrictions thereof. Merger Sub currently has no plans to issue any Sub Preferred.

DEBENTURES

  General

     The Debentures will be unsecured subordinated obligations of Merger Sub and will mature on the third anniversary (the "Due Date") of the Effective Date. The Debentures will bear interest at the rate of 8% per annum and will be payable annually as to interest only on July 1 of each year to each Debenture holder of record on such date, through and including the Due Date, commencing July 1, 1999. Interest on the Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     The Debentures will be issued in registered form, without coupons, and in denominations of $8.00 and integral multiples thereof.

     Merger Sub will act as Paying Agent, and Continental will act as Transfer Agent, for the Debentures. The Debentures may be presented for registration of transfer and exchange at the offices of Continental, at 2 Broadway, New York, New York 10004.

  Redemption

     The Debentures will be subject to redemption, in whole or in part, at the option of Merger Sub at any time after issuance, at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date.

     If less than all the Debentures are to be redeemed at any time, selection of Debentures for redemption will be made by Merger Sub on a pro rata basis. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. If any Debenture is to be redeemed in part only, the notice of redemption that relates to such Debenture will state the portion of the principal amount thereof to be redeemed. A new Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Debenture. On and after the redemption date, interest will cease to accrue on Debentures or portions of them called for redemption.

  Subordination

     The Debentures will be general, unsecured obligations of Merger Sub, subordinated in right of payment to all indebtedness to institutional and other lenders ("Senior Debt") of Merger Sub. The Debentures do not limit the amount of Senior Debt Merger Sub may incur.

  Certain Restrictions

     The Debentures will contain certain representations, warranties and covenants by Merger Sub, including:

          -- obligations to continue to timely comply with the reporting obligations of the Exchange Act;

          -- limitations on the sale or other disposal of properties necessary for the conduct of Merger Sub's business;

          -- limitations on the creation of liens, except for liens created with respect to Senior Debt or in connection with purchase money obligations incurred in the ordinary course of business;

          -- limitations on distributions from subsidiaries without fair consideration;

          -- limitations on mergers, consolidations or other extraordinary corporate transactions; and

          -- limitations on transactions with affiliates other than subsidiaries.

  Events of Default and Remedies

     The Debentures will provide that an Event of Default will occur if:
(i) Merger Sub defaults in the payment of interest on the Debentures when the same become due and payable and such default continues for a period of 30 days;
(ii) Merger Sub defaults in the payment of principal on the Debentures when the same becomes due and payable upon maturity, upon redemption or otherwise;
(iii) any representation or warranty of Merger Sub in the Debentures shall be false, incorrect or incomplete when made as to any material fact or facts;
(iv) Merger Sub fails to comply with any of its other covenants or other agreements in the Debentures and such failure continues for a period of 60 days following written notice from the Holder; (v) Merger Sub or any material subsidiary pursuant to or within the meaning of any Bankruptcy Law
(A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a custodian for all or substantially all of its property, or (D) makes a general assignment for the benefit of its creditors; (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against Merger Sub or a subsidiary in an involuntary case, (B) appoints a custodian of Merger Sub or a material subsidiary for all or substantially all of its property, or (C) orders the liquidation of Merger Sub or any material subsidiary, and the order or decree remains unstayed and in effect for 60 days of the entry thereof; (vii) a judgment in an amount exceeding $250,000 is entered against Merger Sub or any of its material subsidiaries and such judgment is not satisfied or stayed within 60 days; or (viii) the holder of any indebtedness of Merger Sub aggregating at least $250,000 shall seize, dispose of or apply in satisfaction of such indebtedness, any assets of Merger Sub having a fair market value in excess of $250,000 individually or in the aggregate. For purposes of the Debentures, the term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors and the term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

     If any Event of Default occurs and is continuing, holders aggregating
33 1/3% of the principal amount of the then-outstanding Debentures may declare all the Debentures to be due and payable immediately.

TRANSFER AGENT

     ChaseMellon Shareholder Services, 4 Station Square, Suite 301, Pittsburgh, PA 15219-1173, is the transfer agent for the Sub Common.

                IMPERIAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

     The Company's business is related primarily to the level of construction activity in Florida and Georgia. The majority of the Company's products are sold to building materials dealers located principally in Florida and Georgia who provide materials to contractors and subcontractors engaged in the construction of residential, commercial and industrial buildings and swimming pools. One indicator of the level and trend of construction activity is the amount of construction permits issued for the construction of buildings. The level of construction activity is subject to population growth, inventory of available housing units, government growth policies and construction funding, among other things.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO 1997

     Net sales for the six months ended June 30, 1998 increased $781,000, or approximately 10%, compared to the same period in 1997. The sales of landscape stone products derived from the Company's new distribution outlet in Tampa, Florida, acquired effective February 1, 1998, accounted for approximately $673,000 of the increase in sales for the six months ended June 30, 1998.

     Gross profit as a percentage of net sales for the first six months was approximately 33% compared to 31% in the comparable period in 1997. The increase in gross profit margin was principally due to savings realized from raw material purchases, modifications made to the Company's manufacturing process to gain greater production efficiency, and cost reduction programs implemented in 1996 which continue to focus on manufacturing processes for opportunities to reduce cost.

     Selling, general and administrative expenses as a percentage of net sales for the first six months was approximately 25% compared to 24% for the comparable period in 1997. Selling, general and administrative expenses increased $294,000, or approximately 16%, for the six months ended June 30, 1998 compared to the same period in 1997. The increase in expenses was primarily due to additional sales expenses associated with servicing the increased volume of business and costs related to the Company's new distribution facility in Tampa, Florida which was acquired effective February 1, 1998 and professional and consulting fees of $60,000 related to preparation of the Company's plan to restructure its capitalization.

     Miscellaneous income for the six months ended June 30, 1998 includes $62,000 of reimbursements the Company received from the State of Florida environmental authorities insurance program for costs the Company incurred in prior years related to the removal of underground fuel tanks located at its facilities.


     Accounts receivable at June 30, 1998 was $2,397,000 compared to $1,534,000 at December 31, 1997. The increase in receivables of $836,000, or approximately 56%, was primarily related to higher seasonal sales levels prevalent during the period preceding June 30, 1998 and to a lesser extent, slower payment practices from certain of the Company's customers.


     For the six months ended June 30, 1998, in accordance with SFAS 109, "Accounting for Income Taxes," the Company recognized income tax expense of $244,000 representing income before taxes at the statutory rate of 35%. Based on the Company's net operating loss carryforwards, the Company is not expected to pay such taxes on its federal income tax returns. The Company did not recognize income tax expense in the six month period ended June 30, 1997.

     As a result of the above factors and after giving effect to preferred stock dividends accrued, but not paid, the Company derived net income applicable to common stockholders of $288,000, or $.04 per share on a diluted basis, for the six months ended June 30, 1998, compared to net income of $276,000, or $.05 per share on a diluted basis, in 1997. Net income applicable to common stockholders includes charges of $165,000 in the 1998 and 1997 six month periods for unpaid cumulative dividends on preferred stock.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO 1996


     Net sales for 1997 increased $2,032,000, or approximately 15%, compared to 1996. Approximately $1,184,000 of the increase in sales for 1997 was derived from the sale of Acrocrete products, together with certain complementary products manufactured by other companies which were sold through the Company's wholesale distribution facilities. Premix products, principally a roof tile mortar product, accounted for the balance of the increase in sales. Although the Company attempted to implement a price increase of approximately 3% during 1997 for certain of its products, competitive pressures required the Company to abandon this price increase in most instances.


     Gross profit as a percentage of net sales for 1997 was approximately 31%, compared to 28% in 1996. The increase in gross profit margins was due to savings realized from raw material purchases, modifications made to the Company's manufacturing process to gain greater production efficiency and cost reduction programs implemented in 1996 which continue to focus on manufacturing processes for opportunities to reduce cost.

     Selling, general and administrative expenses as a percentage of net sales for 1997 was approximately 24%, the same as 1996. Selling, general and administrative expenses increased $427,000, or approximately 13%, compared to 1996. The increase in expenses was primarily due to expenses associated with the expanded operations and additional sales and delivery expenses associated with servicing the increased volume of business.

     In fiscal year ended December 31, 1997, the Company recognized an $800,000 tax credit as a result of a reevaluation of a portion of the valuation allowance of the Company's net operating losses.

     As a result of the above factors and after giving effect to accrued unpaid dividends on the Preferred Stock, the Company derived net income applicable to common stockholders of $1,315,000, or $.21 per share in 1997 on a diluted basis, compared to a net loss of $56,000, or $.01 per share, in 1996 on a diluted basis. Net income applicable to common stockholders includes charges of $330,000 in 1997 and 1996 for unpaid cumulative dividends on Preferred Stock.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO 1995


     Net sales in 1996 increased $2,127,000, or approximately 18%, compared to 1995. The increase in sales was derived primarily from increased sales of Acrocrete products, together with certain complementary products manufactured by other companies, sold through the Company's distribution outlets. The Company did not increase the prices of its products during 1996 as compared to 1995 prices due to competitive conditions.


     Gross profit as a percentage of net sales for 1996 was approximately 28%, compared to 29% in 1995. The decrease in gross profit margins was principally due to higher manufacturing expenses and a greater proportion of sales of lower gross profit margin products, including certain complementary products manufactured by other companies. The Company has been reviewing all raw material purchases to ensure it realizes the lowest cost possible and is in the process of streamlining and updating its manufacturing processes by acquiring and modifying certain equipment to gain greater production efficiency. As a result, the Company anticipates achieving higher gross profit margins in 1997 compared to 1996.

     Selling, general and administrative expenses as a percentage of net sales for 1996 was approximately 24% compared to 26% in 1995. In 1995, selling, general and administrative expenses included start-up costs associated with the opening of two of the Company's three distribution outlets. However, selling, general and administrative expenses increased $334,000 or approximately 11% in 1996, compared to 1995. The increase in expenses was primarily due to expenses associated with the expanded operations, particularly additional sales expenses related to the Company's distribution outlets. Selling, general and administrative expenses as a percentage of net sales decreased in 1996 compared to 1995 because of spreading expenses over greater revenues without the corresponding increase of overhead. Interest expense was greater in 1996 compared to 1995, primarily because of increased borrowings under the Company's line of credit with its commercial lender to fund working capital requirements resulting from increased sales.

     Due to the above factors and after giving effect to Preferred Stock dividends accrued but not paid, the Company incurred a net loss applicable to common stockholders of $56,000, or $.01 per share in 1996 on a diluted basis, compared to a net loss of $208,000 or $.04 per share in 1995 on a diluted basis. Net loss to common stockholders includes charges of $330,000 in 1996 and 1995 for unpaid cumulative dividends on Preferred Stock.

LIQUIDITY AND CAPITAL RESOURCES


     At June 30, 1998, the Company had working capital of approximately $2,259,000 compared to working capital of $1,995,000 at December 31, 1997. As of June 30, 1998, the Company had cash and cash equivalents of $542,000. On October 2, 1998, the Company sold its Miami, Florida facility for $1,405,000 and received net cash proceeds of $801,000 after satisfaction of the mortgage and payment of commissions and closing costs.


     The Company's principal source of short-term liquidity is existing cash on hand and the utilization of a $2,000,000 line of credit with a commercial lender scheduled to expire on June 19, 1999. The line of credit is automatically extended for an additional one year term unless either party gives the other notice of nonextension 60 days prior to the expiration date. Premix and Acrocrete, the Company's subsidiaries, borrow on the line of credit, based upon, and collateralized by, their respective eligible accounts receivable and inventory. Generally, accounts not collected within 120 days are not eligible accounts receivable under the Company's borrowing agreement with its commercial lender. At June 30, 1998, $1,017,000 had been borrowed against $2,000,000 in available lines of credit.

     Trade accounts receivable represent amounts due from building materials dealers located principally in Florida and Georgia who have purchased products on an unsecured open account basis and sales directly to the end-user (contractors and subcontractors), through Company owned warehouse distribution outlets. The Company presently owns and operates three warehouse distribution outlets.

     The Company's common stockholders' deficit of $4,127,000 at June 30, 1998 resulted primarily from losses incurred in 1987 and prior years, and unpaid cumulative dividends required by the Company's issued and outstanding Preferred Stock. The Company has attempted to generate net income and adequate cash to support operations by various methods, including the commencement of manufacturing acrylic stucco products, opening warehouse distribution outlets to sell its products directly to the end user, the development and sale of new products, reductions in raw material costs and changes to manufacturing processes to gain greater production efficiency. For the six months ended June 30, 1998, these actions enabled the Company to derive income before taxes and the application of unpaid dividends on the redeemable preferred stock of $697,000 compared to income of $441,000 in the same six month period in 1997.

     The Company has omitted payment of cash dividends on its Preferred Stock since the fourth quarter of 1985, and has accrued $4,209,000 of dividends in arrears on the Preferred Stock as of June 30, 1998. The Company is continuing its efforts to develop a plan to satisfy the Preferred Stock dividend arrearage and mandatory sinking fund requirements which would be acceptable to its stockholders.

     On March 6, 1998, the Company entered into an agreement with Auerbach to provide advisory services to the Company in connection with the development of a plan to satisfy the Preferred Stock dividend arrearage and mandatory sinking fund requirements, which resulted in the merger proposal described elsewhere herein. Auerbach has received cash consideration of $37,500 and is entitled to receive additional consideration based upon the success of the merger proposal.

     Effective February 1, 1998, Acrocrete acquired the property, plant, equipment and inventory of a wholesale distribution facility located in Tampa, Florida engaged in the sale of landscape stone and building materials. The total purchase price was approximately $400,000. A portion of the purchase price was financed through the issuance of a $215,000 mortgage note payable monthly over four years, with interest at the rate of 7 1/2% per annum.

     The Company expects other capital expenditures in 1998 for improvements to its equipment and manufacturing facilities to require aggregate cash expenditures of approximately $275,000. In the first quarter of 1998, the Company added approximately 6,000 square feet of warehouse space to its Casselberry, Florida manufacturing facility to consolidate Florida manufacturing operations to more closely mirror market geographic demands. Other projects planned in 1998 are aimed at relocating and expanding the Company's manufacturing facility in Atlanta, Georgia, and the proposed sale and relocation of the Company's manufacturing/distribution facility in Miami to a leased location in Broward County. The Company expects to complete the above cost reduction projects in 1998 from cash on hand, or borrowings under its lines of credit, and will continue to focus on the efficient utilization of its resources in its efforts to accomplish further cost reductions.

     In April 1998, the Company entered into a lease agreement for a new 20,400 square foot facility in Kennesaw, Georgia.


     The Company believes its cash on hand, the cash receipts from the sale of its Miami, Florida facility and the maintenance of its borrowing arrangement with its commercial lender will provide sufficient cash to supplement any cash shortfalls from operations and provide adequate liquidity for the next twelve months to complete the merger proposal, support the cash requirements of its capital expenditure programs. A significant component of the Merger Consideration will be derived from the sale of the Company's Miami, Florida facility which was completed on October 2, 1998.


     The ability of the Company to maintain and improve its long-term liquidity is dependent upon the Company's ability to successfully: (i) achieve long-term profitable operations; (ii) pay or otherwise satisfy omitted Preferred Stock dividend and redemption requirements as provided in the merger proposal; and
(iii) resolve current litigation on terms favorable to the Company.


LITIGATION



     In management's view, the litigation relating to alleged defects in Accrocrete's synthetic stucco wall sytems, as described in "Business of Imperial--Legal Proceedings" will not have a material adverse effect on Imperial's relationship with its customers. The Company continues to produce traditional stucco wall systems which are not affected by the water intrusion problems allegedly affecting synthetic stucco systems. These products are viewed as an alternative to synthetic stucco systems. Many of the Company's customers, on learning of the industry-wide litigation relating to synthetic stucco systems, have switched back to the traditional stucco products offered by the Company.


YEAR 2000 ISSUES

     Management has undertaken a company wide program to prepare the Company's computer systems and other applications for the year 2000. The year 2000 problem, which is common to most businesses, concerns the inability of such systems to properly recognize dates and date-sensitive information on and beyond January 1, 2000. In 1997, the Company began to assess the vulnerability of its systems to the year 2000 problem. Based on such asessment, the Company has developed a year 2000 compliance plan, under which all key information systems are being tested, and non-compliant software is scheduled to be replaced by January 1, 1999. The Company expects to complete testing and verification of such systems for year 2000 compliance during 1999. The Company is also surveying the year 2000 compliance status and compatibility of customers' and suppliers' systems which interface with the Company's systems or could otherwise impact the Company's operation.

     The Company currently believes that it will be able to modify or replace its affected systems in time to minimize any detrimental effects on its operations. The most reasonably likely worst case scenario of failure by the Company, or its customers, or suppliers, to resolve the year 2000 problem would be a temporary slowdown of operations at one or more of the Company's facilities and a temporary inability on the part of the Company to timely process orders and billing and deliver finished products to its customers. The Company is currently considering and identifying various contingency options, including manual alternatives to systems operations, which would minimize the risk of any unresolved year 2000 problems of their operation.

     The Company believes any internal staff costs, replacement of systems and consulting expenses to prepare the systems for the year 2000 are not expected to be material to the Company's operating results, liquidity or financial position.

                              BUSINESS OF IMPERIAL

GENERAL

     The Company is engaged in the manufacture of building materials for sale to building materials dealers and others located primarily in Florida and Georgia, and to a lesser extent, other states in the Southeastern United States. In addition, the Company has three distribution outlets through which it markets certain of its products directly to end users.

     The Company's business is directly related to the level of activity in the new construction and home improvement, repair and remodeling markets in Florida and Georgia, and to a lesser extent other states in the Southeastern United States. The Company's products are used by developers, general contractors and subcontractors in the construction or repair and remodeling of residential, multi-family and commercial buildings and swimming pools. In Florida, demand for new construction is related to, among other things, population growth. Population growth, in turn, is principally a function of migration of new residents to the state. When economic conditions reduce migration, demand for new construction decreases. Construction activity is also affected by the size of the inventory of available housing units, mortgage interest rates, availability of funds and local government growth management policies. The Company's operations are directly related to the general economic conditions existing in the Southeastern United States.

     The Company's manufacturing and sales operations are conducted by its wholly owned subsidiaries, Premix and Acrocrete. The Company primarily manufactures stucco, roof tile mortar and plaster products.

     Stucco products are applied as a finishing coat to exterior surfaces and to swimming pools. Roof tile mortar is used to adhere cement roof tiles to the roofs of structures. Plaster customarily is used to finish interiors of structures.

PREMIX

     Premix, together with its predecessors, has been in business for approximately 40 years. The names "Premix" and "Premix-Marbletite" are among the registered trademarks of Premix. The Company believes the trade names of its manufactured products represent a substantial benefit to the Company because of industry recognition and brand preference. Premix manufactures stucco, roof tile mortar, plaster and swimming pool finishes. The products manufactured by Premix basically are a combination of portland (or masonry) cement, sand, lime, marble and a plasticizing agent and other chemicals, including colorimpregnating materials. Premix accounted for approximately 49%, 49% and 59% of the Company's consolidated annual revenues in the fiscal years ended December 31, 1997, 1996 and 1995, respectively, and 47% and 49% of the Company's consolidated revenues in the six month periods ended June 30, 1998 and 1997, respectively.

     In August 1994, the Company entered into a five year licensing agreement with an unaffiliated company to exclusively manufacture and sell a new roof tile mortar product throughout Florida. The Company has the option to renew the agreement for two additional five year periods. Premix has also entered into agreements to manufacture this product on behalf of selected wholesalers' who distribute this product under the wholesalers' names through their existing established dealer networks to service the roofing contractor industry. To date, a majority of all roof tile mortar sales have been derived from South Florida. Until 1996, the Company's licensed roof tile mortar product was the only mortar product approved by Miami--Dade County, Florida, building authorities for use to adhere all types of cement roof tiles to roofs. In 1997, the Company's roof tile mortar was approved by the Broward and Palm Beach County building authorities along with other competitive products. Other adhesive products used for similar purposes are also used by the industry. The manufacturing of this new product did not require any significant change to the current manufacturing facility. The Company has expanded its marketing efforts for this product to other areas of Florida based on product performance rather than only as required by building code requirements.

ACROCRETE

     Acrocrete manufactures synthetic acrylic stucco products. The Company's trade name "Acrocrete" and certain of its manufactured products are described by trade names protected by registered trademarks. Acrocrete's products, used principally for exterior wall coatings, broaden and complement the range of products produced and sold by Premix. Management believes acrylic stucco products have certain advantages over traditional cementitious stucco products for certain types of construction applications because synthetic acrylic products provide a hard durable finish with stronger color retention properties.

     Further, acrylic stucco products have improved flexibility characteristics, which minimizes the problems of cracking of cement coating. Acrocrete's product system provides for energy efficiency for both residential and commercial buildings. For the fiscal years ended December 31, 1997, 1996 and 1995, Acrocrete's sales accounted for approximately 51%, 51% and 41%, respectively, of the Company's consolidated annual revenues. For the six month periods ended
June 30, 1998 and 1997, Acrocrete's sales accounted for approximately 53% and 51%, respectively, of the Company's consolidated revenues.

SUPPLIERS

     Premix's raw materials and products are purchased from approximately 26 suppliers. While five suppliers account for approximately 64% of Premix's purchases, Premix is not dependent on any one supplier for its requirements. Equivalent materials are readily available from other sources at similar prices.

     Acrocrete's raw materials are purchased from approximately 20 suppliers, of which five account for approximately 84% of Acrocrete's raw material purchases. However, equivalent materials are available from several other sources at similar prices, and Acrocrete is not dependent on any one supplier for its requirements.

MARKETING AND SALES

     The Company's marketing and sales strategy is to create a profit center for the products it manufactures, as well as enlarging its product offering by selling certain complementary products manufactured by other companies that are part of wall system applications. The complementary items are purchased by the Company and held in inventory, together with manufactured products, for sale to customers. Generally, sales orders are filled out of existing inventory within several days of receipt of the order. The total package sales approach to the new and renovation construction markets is targeted at both the end user of the Company's products, being primarily the contractor or subcontractor, and the distributor, principally building materials dealers who purchase products from the Company and sell to the end user, and in some instances, to retail customers. A majority of the Company's sales are made directly by the Company to approximately 250 distributors.

     While the Company's sales are typically to distributors, the Company focuses marketing efforts on the contractor/subcontractor end user to create a brand preference for the Company's products. One distributor accounted for approximately 11% of total sales in 1995 but only 5% and 3% of total sales in 1996 and 1997, respectively. The loss of that distributor would not cause a material loss in sales because the brand preference contractors and subcontractors have developed for the Company's products generally cause the user to seek a distributor who carries the Company's products. Sales by other distributors as well as direct sales to end users contributed to the percentage decline in sales to the one distributor. The Company primarily markets its products to distributors through Company salesmen, who promote both Premix and Acrocrete products, located in the Southeastern United States.

     In April 1994, the Company started a pilot program in Savannah, Georgia to sell its Acrocrete products directly to the end user. The Company's products and certain complementary products manufactured by other companies are inventoried and sold from a leased warehouse distribution facility. In January 1995, the Company opened a second distribution facility in Jacksonville, Florida. In May 1995, the Company opened a third distribution facility in Norcross, Georgia.

     Each leased facility contains between approximately 7,500 to 8,500 square feet. The distribution facilities are designed to promote product brand preference to the contractor and sub-contractor, and also to improve service capabilities, increase market share, and to increase profit margins from the sale of the Company's products. The Company sells Acrocrete and complementary products of other manufacturers at such distribution facilities. The Company closed the Savannah Facility at the end of the first quarter of 1997.

     Effective February 1, 1998, the Company acquired a facility in Tampa, Florida that was engaged primarily in the distribution of landscape stone products. The Company intends to utilize this distribution facility to gain market share for the sale of its products on the West Coast of Florida. The Company presently does not have any plans to open other warehouse distribution facilities.

SEASONALITY

     The sale of Premix's and Acrocrete's products in the construction market for the Southeastern United States is somewhat seasonal, with a slightly lower rate of sales historically occurring in the period December through February compared to the rest of the year.

COMPETITION

     The Company's business is highly competitive. Premix and Acrocrete encounter significant competition from local, independent firms, as well as, regional and national manufacturers of acrylic, cement and plaster products, most of whom manufacture products similar to those of Premix and Acrocrete. Many of these competitors are larger, more established and better financed than the Company. The Company believes it can compete with the other companies based upon product performance and quality, customer service and price, through maintaining lower overhead costs than larger national companies.

ENVIRONMENTAL MATTERS

     The Company is subject to various federal, state and local environmental laws and regulations in the normal course of its business. Although the Company believes that its manufacture, handling, use, sale and disposal of its raw materials and products are in accord with current environmental regulations, future developments could require the Company to make unforeseen expenditures relating to environmental matters. Increasingly strict environmental laws, standards and environmental policies may increase the risk of liability and compliance costs associated with the Company's operations. Capital expenditures for this purpose were not material in 1997, and expenditures for 1998 to comply with existing laws and regulations are also not expected to have a material effect on the Company's financial position, results of operations or liquidity.

     In 1992, the Company removed its fuel pumps and underground tanks at its facilities in Miami and Casselberry, Florida, rather than upgrade the storage tank systems to comply with more stringent environmental standards which went in effect December 31, 1992. Upon removal of the tanks, test results showed evidence of soil and ground water contamination at each site. The contaminated soil was removed from the properties and the regulatory authorities required the Company to test the groundwater and provide engineering reports to determine what remedial actions, if any, were necessary. In December 1994 and June 1995, the environmental authorities released the Company from having to undertake any additional remedial action to its Casselberry and Miami, Florida facilities, respectively.


     Premix was eligible for reimbursement of certain allowable costs associated with the removal of the contamination and engineering studies that were required in connection with the assessment of contamination through an insurance program established by the State of Florida environmental authorities. The Company received $62,000 of such reimbursement during the first quarter of 1998, and does not anticipate receiving any additional amounts in the future.


EMPLOYEES

     The Company and its subsidiaries had 90 full-time employees as of June 30, 1998. The Company considers its employee relations to be satisfactory. The Company's employees are not subject to any collective bargaining agreement.

PROPERTIES

     The Company and its subsidiaries maintain a total of six facilities in Florida and Georgia. The location and size of the Company's facilities and the nature of the operations in which such facilities are used, are as follows:



                       APPROXIMATE
LOCATION               SQ. FOOTAGE    OWNED/LEASED        COMPANY PRODUCTS
--------------------   -----------    -------------   -------------------------
Pompano Beach,
  Fl................      19,600         Leased        Premix (Manufacturing)
Casselberry, Fl.....      26,000          Owned        Premix (Manufacturing)
Tampa, Fl...........       8,470          Owned       Acrocrete (Distribution)
Atlanta, Ga.........      14,750         Leased       Acrocrete (Manufacturing)
Jacksonville, Fl....       7,500         Leased       Acrocrete (Distribution)
Norcross, Ga........       7,600         Leased       Acrocrete (Distribution)



     The Casselberry facility is encumbered by a first mortgage lien with outstanding principal balance at June 30, 1998 of $307,000. In June 1998, the Company entered into a lease agreement for the facility in Pompano Beach, Florida for initial rental payments of $7,350 per month. The lease expires August 31, 2008. See Note 15(b) of Notes to Consolidated Financial Statements. The Tampa facility, acquired effective February 1, 1998, is encumbered by a first mortgage lien in the amount of $197,000 at June 30, 1998.


     The lease on the Atlanta facility expires April 30, 2000 with early termination rights, and provides for rental payments of $3,340 per month. The Company has exercised its rights under the lease to terminate the lease effective October 31, 1998. In April 1998, the Company entered into a new lease agreement for a 20,400 square foot facility in Kennesaw, Georgia.

     The facilities located in Norcross, Georgia and Jacksonville, Florida are utilized for the distribution of Acrocrete's products directly to the end-user (contractor/subcontractor). The lease on the Jacksonville facility expires December 31, 1998, and provides for rental payments of $3,036 per month. Acrocrete leases the Norcross facility at $2,920 per month, through the lease expiration date of April 30, 1999. The Company plans to renew the lease for the Jacksonville facility. Comparable properties at equivalent rentals are available for replacement of this facility if such lease is not extended.

     Management believes that the Company's facilities and equipment are well-maintained, in good operating condition and sufficient for its present operating needs. The Company is presently undertaking certain projects aimed at consolidating, upgrading and expanding its manufacturing operations which involves relocating certain operations to new facilities. See "Imperial Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

LEGAL PROCEEDINGS

     In April 1996, Premix was dismissed as defendants, to which they had been a party with other unaffiliated companies, in the remaining 27 asbestos lawsuits pending in various circuit courts in Alabama and Florida. Such lawsuits sought unspecified damages alleging injuries to persons exposed to products containing asbestos. As of August 31, 1998, Premix is not a defendant in any lawsuits which allege injuries due to asbestos exposure.

     The Company and Premix are parties to an Interim Agreement for Defense and Indemnity of Asbestos Bodily Injury Cases (the "Agreement") with certain of its insurance carriers under which each party agreed to pay a negotiated percentage share of defense costs and indemnification expenditures, subject to policy limits, for the pending and future asbestos claims. The Agreement has been extended until May 15, 1999, and is subject to cancellation upon sixty days notice by any party. The insurance carriers have agreed to pay, in the aggregate, approximately 93% of the damages, costs and expenditures related any litigation to which the Agreement applies. Premix would be responsible for the remaining 7%.

     The Company believes, based upon the Agreement with its insurance carriers, and its experience in these claims to date, that it has adequate insurance coverage for any future similar type of claims. To date, no case has gone to trial with Premix as a defendant. Premix has either settled for a nominal amount of money or been voluntarily dismissed without payment in approximately 193 cases. Based upon historical results, the Company does not believe any potential future claims would be material. However, there can be no assurance that insurance will ultimately cover the aggregate liability for damages to which Premix may be exposed. Premix is unable, at this time, to determine the exact extent of its exposure or outcome of the litigation of any other similar cases that may arise in the future.


     Acrocrete was a co-defendant in a lawsuit captioned "Stephen P. Zabow, II and Karen I. Zabow, et al. vs. M/I Schottenstein Homes, Inc. ("Schottenstein"), et al., Heiner Construction Company and Acrocrete, Inc.", filed October 2, 1996 in Wake County, North Carolina. In October 1997, the plaintiffs voluntarily dismissed Acrocrete with prejudice as a result of the plaintiffs settlement with the general contractor defendant, Schottenstein.



     Also in October 1997, Schottenstein filed a lawsuit captioned "M/I Schottenstein Homes v. Acrocrete, et al.", ostensibly seeking indemnity and/or contribution from Acrocrete, and other defendants, for its settlement with the Zabow plaintiffs as well as other homeowners. Specifically, the lawsuit involves claims by owners of 52 homes constructed by Schottenstein, that the use of synthetic stucco in the system construction of the exterior finish of their homes caused moisture intrusion damage. As a part of its settlement with the homeowners, Schottenstein received an assignment of any claims which the homeowners may have against any other contractors, subcontractors, material men, or suppliers which might be responsible for any damages pertaining to the alleged defects. The lawsuit against Acrocrete and the other parties alleges negligent misrepresentation, breach of warranty, fraud, unfair and deceptive trade practices and requests punitive damages. As a result of objections by several codefendants, to the effect that their services and/or products related to only a select few of the many homes at issue, the Court severed this lawsuit into 52 separate actions. Acrocrete's insurance carriers have accepted coverage and are providing a defense under a reservation of rights.



     On October 6, 1998, as a result of mediation Acrocrete, Schottenstein, as well as all codefendants, agreed to settle all pending claims. Acrocrete's counsel has entered into a written mediation settlement agreement with Schottenstein, which requires Acrocrete to pay $102,000 to Schottenstein's insurer CNA. Acrocrete's insurers have agreed to pay this sum, without contribution from Acrocrete, in order to avoid the significant costs associated with litigating these 52 actions.


     In addition, Acrocrete has been named in nine similar lawsuits filed against Acrocrete and other parties, (contractors and subcontractors), by homeowners, or their insurance companies, claiming moisture intrusion damages on single family residences.

     Acrocrete is vigorously defending all of these cases and believes it has meritorious defenses, counter-claims and claims against third parties. The Company's insurance carriers have accepted coverage for all of the above claims and are providing defense under a reservation of rights. Acrocrete is unable to determine the exact extent of its exposure or outcome of litigation of these lawsuits.


     The allegations of defects in synthetic stucco wall systems are not restricted to Acrocrete products but rather are an industry-wide issue. There has never been any defect proven in any of the legal actions discussed above and the alleged failure of these products to perform has generally been linked to improper application and the failure of adjacent building materials such as windows, roof flashing, decking and lack of caulking.



     In response to the alleged defects and in compliance with modified building codes adopted in North Carolina, Acrocrete, together with many other manufacturers of synthetic stucco wall systems, has developed modified wall systems that allow the drainage of incidental moisture that may enter the wall system. Most manufacturers continue to produce the traditional (i.e., non-synthetic) stucco systems and in commercial construction, estimated to account for more than 50% of product sales, the traditional system is still the product of choice. The alleged defects have occurred only in the residential construction market. To the Company's knowledge, in the commercial market, where methods of construction and quality control are monitored more closely than in the residential market, the alleged drainage problem has never occurred.


     In the fourth quarter of 1993, the Company incurred a $100,000 charge to settle a product liability lawsuit for which the Company was not insured. The Company entered into an agreement to settle this lawsuit for $100,000, payable in equal monthly installments of $2,083 over a four year period with an annual interest rate of 7 1/2%. The final installment was paid in August 1998.

     Premix and Acrocrete are engaged in other legal actions and claims arising in the ordinary course of its business, none of which are believed to be material to the Company.

                             MANAGEMENT OF IMPERIAL

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the directors and executive officers of the Company:


NAME                      AGE    POSITION WITH COMPANY
-----------------------   ---    -----------------------------------------------
S. Daniel Ponce........   49     Chairman of the Board--Class III

Lisa M. Brock..........   40     Director--Class III

Leonard C. Ferri.......   83     Director--Class II

Morton L. Weinberger...   68     Director--Class II

Fred H. Hansen.........   51     President, Premix and Acrocrete

Howard L. Ehler, Jr....   54     Principal Executive Officer/Executive Vice
                                   President and Secretary

Betty J. Murchison.....   58     Principal Accounting Officer/Assistant Vice
                                   President

     The Company's Board of Directors is divided into three classes. In accordance with the Company's Certificate of Incorporation, the members of each Class are designated to serve for three year staggered terms. Class I directors were to serve until the 1994 annual meeting or until their successors were elected, Class II directors were to serve until the 1995 annual meeting or until their successors were elected, and Class III directors were to serve until the 1996 annual meeting or until their successors were elected. The Company did not have an annual meeting of stockholders in 1994, 1995, 1996 and 1997. Accordingly, Class I, Class II and Class III directors will serve until the next annual meeting to be held by the Company. The Company currently has no Class I directors.

     Subject to certain contractual rights, each officer serves at the discretion of the Board of Directors.

     S. Daniel Ponce. Mr. Ponce has been Chairman of the Board of the Company since 1988. Mr. Ponce has been engaged in the practice of law for over 20 years and is currently a stockholder in the law firm of Hanzman, Criden, Korge, Chaykin, Ponce & Heise, P.A. Mr. Ponce is a member of the Board of Directors of the University of Florida Foundation, Inc. and serves as Chairman of its audit committee. He is also a non-practicing certified public accountant.

     Lisa M. Brock. Mrs. Brock has been a director of the Company since 1988. Mrs. Brock was employed by the Company and its subsidiaries, Premix and Acrocrete, as Vice President for over five years until December 1994.
Mrs. Brock continues to serve as a consultant to the Company. Mrs. Brock is the niece of Leonard C. Ferri.

     Leonard C. Ferri. Mr. Ferri has been a director of the Company since 1976. Mr. Ferri has been an independent management consultant since 1975. In 1975, Mr. Ferri retired as Managing Director of Xerox de Mexico, S.A. From 1965 to 1970, he served as Managing Director of Xerox de Peru, S.A. For the 19 years prior thereto, he was employed by Radio Corporation of America (RCA), the last six years as Regional Director--Latin America in RCA's international division. Mr. Ferri serves as a consultant to the Company. Mr. Ferri is the uncle of Lisa
M. Brock.


     Morton L. Weinberger. Mr. Weinberger has been a director of the Company since 1988. Mr. Weinberger, a certified public accountant, has been self-employed as a consultant to various accounting firms and other professional organizations for the past 12 years. He provides consulting services to the Company. For the previous 25 years, he was engaged in the practice of public accounting. During such period, he was a partner with Peat Marwick Mitchell & Co., now known as KPMG Peat Marwick, and thereafter BDO Seidman, both public accounting firms.


     Fred H. Hansen. Mr. Hansen has been President of Premix and Acrocrete since September 1996. Prior thereto, from 1986 to 1996, he was employed by Dryvit Systems Canada Ltd., a manufacturer of synthetic stucco products, the last six years acting as Vice President and General Manager. From 1982 to 1986, Mr. Hansen was the National Sales Manager for W.R. Grace & Co. of Canada Ltd., a manufacturer and distributor of building materials.

     Howard L. Ehler, Jr. Mr. Ehler has been Principal Executive Officer of the Company since March 1990 and Executive Vice President, Chief Financial Officer and Secretary of the Company since April 1988. Prior thereto he was Vice President, Chief Financial Officer and Assistant Secretary of the Company for over five years.

     Betty J. Murchison. Ms. Murchison has been Principal Accounting Officer of the Company since June 1995. Prior thereto, from October, 1991 to June 1995, she was Principal Accounting Officer of Royce Laboratories, Inc., a manufacturer of generic pharmaceutical products. For over 25 years prior thereto, she was employed by the Company, the last three years acting as the Company's Principal Accounting Officer.

BOARD OF DIRECTORS MEETINGS AND ATTENDANCE

     The Board of Directors met five times during 1997. Each director attended all of the Board of Directors meetings in 1997.

COMPENSATION AND STOCK OPTION COMMITTEE

     Messrs. Ponce, Ferri, Weinberger and Ms. Brock serve on the Compensation and Stock Option Committee, with Mr. Ponce serving as Chairman. The Compensation and Stock Option Committee met three times during 1997. Each member attended all of the meetings.

REPORTS PURSUANT TO SECTION 16(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

     The Company's officers and directors are required to file Forms 3, 4 and 5 with the Commission in accordance with Section 16(a) of the Exchange Act, and the rules and regulations promulgated thereunder. Based solely on a review of such reports furnished to the Company as required by Rule 16a-3(e), in 1997 no officer or director failed to file any such report on a timely basis except
Mr. Hansen. Fred H. Hansen filed one late Form 4 report relating to one purchase transaction.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued for each of the three fiscal years in the three year period ended December 31, 1997 for the Company's principal executive officer and each other executive officer whose total annual salary and bonus exceeded $100,000 for any fiscal year (the "Named Executive Officers").

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                    ANNUAL COMPENSATION                     -------------
                                     --------------------------------------------------       RESTRICTED
                                                                        OTHER ANNUAL            STOCK
NAME AND PRINCIPAL POSITION          YEAR      SALARY      BONUS(1)     COMPENSATION(2)       AWARDS(4)
---------------------------------    ----     --------     --------     ---------------     -------------
Howard L. Ehler, Jr. ............    1997     $100,000     $ 40,000              --            $18,750
  Principal Executive Officer,       1996       98,555       32,000              --              3,500
  Executive Vice President and       1995       95,685       15,000              --                 --
  Secretary

Fred H. Hansen ..................    1997     $117,601(3)  $ 85,000              --            $41,667
  President, Premix and Acrocrete    1996       37,000       10,000          15,000                 --

------------------
(1) Bonuses shown were earned in the year indicated even though actually paid in a subsequent year.

(2) Except as indicated, none of the named individuals above have received personal benefits or perquisites that exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    officer in the above table. Mr. Hansen's Other Annual Compensation in 1996 included $15,000 in moving and relocation expenses.

(3) Mr. Hansen's employment began September 2, 1996 at an annual salary of $117,601.

(4) The restricted stock included in the table in 1997 represents the market value of the entire stock award on the date of grant pursuant to the terms of the Company's Restricted Stock Plan, even though no shares were vested as of such date. As of December 31, 1997, based on the average of the bid and asked market price of Imperial Common on that date of $.42, Mr. Ehler held 75,000 shares of restricted stock valued at $31,500, and Mr. Hansen held 166,667 shares of restricted stock valued at $70,000. The values indicated are not necessarily indicative of the actual values which may be realized by the Named Executive Officers. Mr. Ehler's restricted stock is schedule to vest at the rate of 25,000 shares per year over a three year period ending December 31, 1999. Mr. Hansen's restricted stock is scheduled to vest as follows: 33,333 shares in 1997, 66,667 shares in 1998, 33,333 shares in 1999, and 33,334 shares in 2000. The restricted stock becomes vested when and if Plan vesting requirements are attained. Dividends are paid on the restricted stock at the same time and same rate as paid to all Imperial Common stockholders and such shares may be voted.

COMPENSATION AGREEMENTS

     The Company is party to a one year renewable employment agreement (the "Employment Agreement") with Howard L. Ehler, Jr. Mr. Ehler serves as Executive Vice President, Principal Executive Officer and Chief Financial Officer of the Company at a current base salary of $120,000. The Employment Agreement provides for automatic renewal for additional one year periods on July 1st of each year, unless the Company or Mr. Ehler notifies the other party of such party's intent not to renew at least 90 days prior to each June 30 of the initial term and any extended term thereafter. Mr. Ehler receives a car allowance, as well as certain other benefits, such as health and disability insurance. Mr. Ehler is also entitled to receive incentive compensation based upon targets formulated by the Compensation Committee.

     Prior to a Change in Control (as defined in the Employment Agreement), the Company has the right to terminate the Employment Agreement, without cause, at any time upon thirty days written notice, provided the Company pays to Mr. Ehler a severance payment equivalent to 50% of his then current annual base salary. As part of the Employment Agreement, Mr. Ehler has agreed not to disclose information and not to compete with the Company during his term of employment and, in certain cases, for a two year period following his termination.

     In the event of a Change in Control, the Employment Agreement is automatically extended for a three year period. Thereafter, Mr. Ehler will be entitled to terminate his employment with the Company for any reason at any time. In the event Mr. Ehler so terminates employment, Mr. Ehler will be entitled to receive the lesser of (i) a lump sum equal to the base salary payments and all other compensation and benefits Mr. Ehler would have received had the Employment Agreement continued for the full term; or (ii) three times Mr. Ehler's base salary then in effect on the effective date of termination. The Executive would also be entitled to such severance in the event the Company terminates Mr. Ehler without cause after a Change of Control.

     In addition, Mr. Ehler was issued 75,000 shares of Imperial Common on July 30, 1997 pursuant to the terms of the Company's Restricted Stock Plan. See
Note 12(c) of Notes to Consolidated Financial Statements.

     During the third quarter of 1996, the Company entered into an employment arrangement with Fred H. Hansen to serve as President of the Company's subsidiaries, Premix and Acrocrete. Mr. Hansen presently receives an annual base salary of $150,000 and a bonus based upon earnings performance of the subsidiaries. Under this arrangement, Mr. Hansen received 33,333 shares of Imperial Common in February 1997. In addition, Mr. Hansen was issued 166,667 shares of Imperial Common on July 31, 1997 pursuant to the terms of the Company's Restricted Stock Plan. See Note 12(d) of Notes to Consolidated Financial Statements. Also, Mr. Hansen received a moving allowance of $15,000 in 1996 and is entitled, at his election, to the use of a Company car, or car allowance of $650 per month during his employment, as well as certain other benefits, such as health and disability insurance. As part of the employment agreement, Mr. Hansen agreed not to disclose confidential information and not to compete with the Company during his term of employment and for a one year period following his termination.

AGGREGATED OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 1997 AND YEAR END OPTION VALUES

     The following table sets forth certain aggregated option information for each of the Named Executive Officers for the fiscal year ended December 31, 1997.


                              SHARES ACQUIRED      VALUE
NAME                            ON EXERCISE      REALIZED(1)
---------------------------   ---------------    -----------
Howard L. Ehler, Jr........        83,550          $12,525
Fred H. Hansen.............            --               --

------------------
(1) Represents the difference between the option exercise price and the closing market price of Imperial Common on the date of exercise.

     No options were granted during the year ended December 31, 1997, and no unexercised options were outstanding at December 31, 1997.

DIRECTOR COMPENSATION

     During the year ended December 31, 1997, each director received an annual retainer of $6,000, payable in quarterly installments. Effective June 1, 1994 and January 1, 1995, and renewed each year thereafter, the Company entered into separate consulting agreements with Messrs. Ferri and Weinberger, and Ms. Brock, respectively, to provide various management consulting services to the Company. Each Agreement provides for monthly fees of $833 and may be terminated by either party upon 60 days notice.

     On May 29, 1997, each director received 35,000 shares of Imperial Common. The average of the bid and asked market price on said date was $.25 per share. Effective May 20, 1998, each director received an additional 25,000 shares of Imperial Common. The average of the bid and asked market price on said date was $.39 per share. Commencing September 1994, Mr. Ponce was provided the use of a Company car at a current cost of approximately $786 per month.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1997, the Compensation and Stock Option Committee consisted of Messrs. Ponce, Ferri, Weinberger and Ms. Brock. None of these directors has been an officer or employee of the Company or its subsidiaries during the last ten years, except Ms. Brock, who was formerly Vice President of Premix and Acrocrete until December 31, 1994. In 1997, the Company paid legal fees to a law firm in which Mr. Ponce is affiliated. See "--Certain Relationships and Related Transactions." There are no other relationships required to be disclosed pursuant to applicable Commission rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of September 1, 1998 with respect to the beneficial ownership of the Company's equity securities by
(i) each director of the Company, (ii) each Named Executive Officer, (iii) each person known to the Company to own more than 5% of each class of equity securities, and

(iv) all executive officers and directors as a group. (Except as otherwise provided herein, the information below is supplied by the holder):


                                                    SHARES
                                 TITLE OF        BENEFICIALLY         PERCENT
                                   CLASS           OWNED(1)           CLASS(2)
                                 ---------    ------------------    -----------
Maureen P. Ferri  ............    Common             656,981             9.9%
  7335 Old Elm Drive
  Hialeah, Fl 33015

Jimmy V. Brabham(3)  .........    Common             374,000             5.7
  412 Rory Street
  Lake Charles, La 70601

Estate of
  M.G. Woodward(4)  ..........   Preferred            27,000             9.0
     147 Maison Place N.W.
     Atlanta, Ga 30327

Estate of
  Latham G. Kays(5)  .........   Preferred            15,275             5.1
     8 Paris Court
     Lake St. Louis, Mo 63367

Derco Ltd.(6)  ...............   Preferred            23,863             8.0
  P.O. Box 1790
  Georgetown Grand Cayman
  Cayman Islands

Lisa M. Brock  ...............    Common             296,506(7)          4.5

Howard L. Ehler, Jr.  ........    Common             253,245(8)          3.8
                                 Preferred             2,000              .3

Leonard C. Ferri  ............    Common             238,200             3.6

Fred H. Hansen ...............    Common             220,000(9)          3.3

S. Daniel Ponce  .............    Common             501,966(10)         7.4

Morton L. Weinberger  ........    Common             199,210             3.0

All directors and officers as
  a group (7 persons)  .......    Common           1,715,245(11)        25.2
                                 Preferred             2,000              .3

------------------
 (1) Except as set forth herein, all securities are owned directly and the sole investment and voting power are held by the person named. Unless otherwise indicated, the address for each beneficial owner is the same as the Company.

 (2) The percent of class for preferred stockholders is based on 300,121 shares of Preferred Stock outstanding. The percent of class for common stockholders is based upon 6,607,961 shares of Imperial Common outstanding and such shares of Imperial Common such individual has the right to acquire within 60 days upon exercise of options or warrants that are held by such person (but not those held by any other person).

 (3) Based on the Company's stockholder list at August 31, 1998. To the Company's knowledge, no Schedule 13D has been filed with the Commission.


 (4) Based upon oral representations made by the son of such deceased stockholder. To the Company's knowledge, no Schedule 13D has been filed with the Commission. The Company has no information regarding the identity of person(s) with sole or shared voting and investment power for such securities.


 (5) On August 31, 1992, Latham G. Kays filed a Schedule 13D with the Commission, indicating he beneficially owns 15,275 shares of Preferred
         Stock, or 5.1% of the outstanding Preferred Stock. In 1995, the Company

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


     was orally advised that Mr. Kays had died. To the Company's knowledge, no amendment to the Schedule 13D has been filed with the Commission. The Company has no current information regarding the identity of person(s) with sole or shared voting and investment power for such securities.



 (6) On November 30, 1993, Derco Ltd. submitted a proxy at the Company's Annual Meeting of Stockholders, indicating that Derco Ltd. beneficially owned an aggregate of 23,863 shares of Preferred Stock, or 8.0% of the outstanding Preferred Stock. To the Company's knowledge, no Schedule 13D has been filed with the Commission. The Company has no current information regarding the identity of person(s) with sole or shared voting and investment power for such securities.


 (7) Includes 50,000 shares of Imperial Common issuable upon exercise of warrants.

 (8) Includes 50,000 shares of restricted Imperial Common subject to vesting requirements.

 (9) Includes 133,334 shares of restricted Imperial Common subject to vesting requirements.

(10) Includes 150,000 shares of Imperial Common issuable upon exercise of warrants.

(11) Includes 200,000 shares of Imperial Common issuable upon the exercise of warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The law firm of Hanzman, Criden, Korge, Chaykin, Ponce & Heise, P.A., in which Mr. Ponce, the Company's Chairman of the Board, is a stockholder, currently serves as general counsel to the Company. In addition, the law firm represents the Company in all its outstanding litigation.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon by Coleman & Rhine LLP, 1120 Avenue of the Americas, New York, New York 10036. The federal income tax consequences in connection with the Merger will be passed upon by Rosen & Reade, LLP, 757 Third Avenue, New York, New York 10017.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Proxy Statement/Prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of such firm as experts in auditing and accounting.

                                 EXCHANGE AGENT

     The Company has appointed Continental as Exchange Agent for the Merger. Certificates representing shares of Preferred Stock should not be submitted for exchange until the holder thereof receives a letter of transmittal from the Exchange Agent following the Effective Date of the Merger. It will not be necessary for the holders of Imperial Common to surrender or exchange their Imperial Common certificates for new certificates representing Sub Common. Merger Sub will pay the fees and expenses of the Exchange Agent.

                         INFORMATION/SOLICITATION AGENT

     The Company has appointed Morrow & Co., Inc. as Information Agent for the Merger. Any questions regarding or requests for additional copies of this Proxy Statement/Prospectus may be directed to the Information Agent at the address and telephone number below:


                             445 Park Avenue, 5th Floor
                             New York, New York 10022
                             (800) 566-9061


     Merger Sub will pay the fees and expenses of the Information Agent.

                                 OTHER MATTERS

     At the date of this Proxy Statement/Prospectus, the Board of Directors knows of no other matters which will be presented for consideration at the Meeting. If any such other matters are properly presented for action at the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxy in accordance with their judgment on such matters.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma condensed balance sheet at June 30, 1998 and the unaudited pro forma condensed statements of operations for the six months ended June 30, 1998 and the year ended December 31, 1997 give effect to the proposed merger of Imperial with and into its wholly-owned subsidiary, Merger Sub. The proposed Merger will be accounted for as a reorganization of entities under common control. The unaudited pro forma condensed balance sheet presents the financial position of Imperial and Merger Sub as of June 30, 1998 assuming the proposed Merger had occurred as of June 30, 1998. Such information is based upon the historical balance sheet of Imperial as of that date adjusted for the conversion of Imperial Common and Preferred Stock upon consummation of the Merger. The unaudited pro forma condensed statements of operations give effect to the proposed Merger of Imperial and Merger Sub by adjusting the historical results of operations of Imperial for the six months ended June 30, 1998 and and for the year ended December 31, 1997 as if the proposed Merger had become effective January 1, 1997. These unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of Imperial included elsewhere in this proxy statement.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the proposed Merger had been consummated on January 1, 1997 with respect to the pro forma statements of operations or at June 30, 1998 with respect to the pro forma balance sheet, nor is it indicative of the future operating results or financial position of the combined company.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                 JUNE 30, 1998
                                  (UNAUDITED)


                                                           PRO FORMA
                                        IMPERIAL          ADJUSTMENTS         PRO FORMA
                                      ------------       -------------       ------------
              ASSETS

Current assets:
  Cash and cash equivalents........   $    542,000                           $    542,000
  Trade accounts receivable, net...      2,397,000                              2,397,000
  Inventories......................      1,512,000                              1,512,000
  Deferred taxes...................        106,000                                106,000
  Other current assets.............        217,000                                217,000
                                      ------------                           ------------
     Total current assets..........      4,774,000                              4,774,000
Property, plant and equipment,
  net..............................      1,213,000       $    (173,000)(2a)     1,040,000
Deferred taxes.....................        450,000                                450,000
Other assets.......................        109,000                                109,000
                                      ------------       -------------       ------------
                                      $  6,546,000       $    (173,000)      $  6,373,000
                                      ------------       -------------       ------------
                                      ------------       -------------       ------------
   LIABILITIES AND COMMON STOCK
  AND OTHER STOCKHOLDERS' DEFICIT

Current liabilities:
  Notes payable....................   $  1,017,000       $     640,000 (2b)  $  1,657,000
  Current portion of long-term
     debt..........................        171,000             (37,000)(2c)       134,000
  Accounts payable.................      1,069,000                              1,069,000
  Accrued expense and other
     liabilities...................        258,000                                258,000
                                      ------------       -------------       ------------
     Total current liabilities.....      2,515,000             603,000          3,118,000
Long-term debt, less current
  maturities.......................        948,000             554,000 (2c)     1,502,000
Preferred dividends, in arrears....      4,209,000          (4,209,000)(2d)             0
Redeemable preferred stock, $1 par
  value, $1.10 cumulative
  convertible series; 300,121
  shares outstanding at $10 per
  share redemption value...........      3,001,000          (3,001,000)(2d)             0
Common stock and other
  stockholders' deficit:
  Common stock, $.10 par value
     ($.01 pro forma par value),
     authorized 20,000,000 shares;
     6,655,824 and 8,306,490 shares
     issued, respectively..........        666,000            (577,000)(2e)        89,000
  Additional paid-in capital.......      7,061,000           9,437,000 (2f)    16,498,000
  Accumulated deficit..............    (11,748,000)         (2,980,000)(2g)   (14,728,000)
                                      ------------       -------------       ------------
                                        (4,021,000)          5,880,000         (1,859,000)
  Less 47,863 treasury shares at
     cost..........................       (106,000)                              (106,000)
                                      ------------       -------------       ------------
     Total common stock and other
       stockholders' deficit.......     (4,127,000)          5,880,000          1,753,000
                                      ------------       -------------       ------------
                                      $  6,546,000       $    (173,000)      $  6,373,000
                                      ------------       -------------       ------------
                                      ------------       -------------       ------------


 See accompanying notes to unaudited pro forma condensed financial information.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)


                                                     PRO FORMA
                                    HISTORICAL      ADJUSTMENTS      PRO FORMA
                                    ----------      -----------      ----------
Net sales........................   $8,785,000                       $8,785,000
Cost of sales....................    5,851,000      $    36,000 (2h)  5,887,000
                                    ----------      -----------      ----------
  Gross profit...................    2,934,000          (36,000)      2,898,000
Selling, general and
  administrative expenses........    2,186,000                        2,186,000
                                    ----------      -----------      ----------
  Operating income...............      748,000          (36,000)        712,000
Other (expenses) income, net.....      (51,000)         (92,000)(2i)   (143,000)
                                    ----------      -----------      ----------
  Income before income taxes.....      697,000         (128,000)        569,000
Income tax (expense) benefit.....     (244,000)          45,000 (2j)   (199,000)
                                    ----------      -----------      ----------
Net income (loss)................      453,000          (83,000)        370,000
Less dividends on redeemable
  preferred stock................     (165,000)         165,000 (2k)          0
                                    ----------      -----------      ----------
  Net income available to common
     stockholders................   $  288,000      $    82,000      $  370,000
                                    ----------      -----------      ----------
                                    ----------      -----------      ----------
Earnings per common share:
  Basic..........................   $     0.04                       $     0.04
                                    ----------                       ----------
                                    ----------                       ----------
  Diluted........................   $     0.04                       $     0.04
                                    ----------                       ----------
                                    ----------                       ----------
Weighted average shares..........    6,516,000                        8,767,000
                                    ----------                       ----------
                                    ----------                       ----------
Weighted average and potentially
  dilutive shares................    6,679,000                        9,011,000
                                    ----------                       ----------
                                    ----------                       ----------


 See accompanying notes to unaudited pro forma condensed financial information.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)


                                                    PRO FORMA
                                    HISTORICAL     ADJUSTMENTS       PRO FORMA
                                    -----------    -----------      -----------
Net sales........................   $15,774,000                     $15,774,000
Cost of sales....................    10,867,000    $    71,000 (2h)  10,938,000
                                    -----------    -----------      -----------
  Gross profit...................     4,907,000        (71,000)       4,836,000
Selling, general and
  administrative expenses........     3,740,000                       3,740,000
                                    -----------    -----------      -----------
  Operating income...............     1,167,000        (71,000)       1,096,000
Other (expense) income, net......      (275,000)      (172,000)(2i)    (447,000)
                                    -----------    -----------      -----------
  Income (expense) before income
     taxes.......................       892,000       (243,000)         649,000
Income tax benefit...............       753,000         85,000 (2j)     838,000
                                    -----------    -----------      -----------
Net income (loss)................     1,645,000       (158,000)       1,487,000
Less dividends on redeemable
  preferred stock................      (330,000)       330,000 (2k)           0
                                    -----------    -----------      -----------
  Net income available to common
     stockholders................   $ 1,315,000    $   172,000      $ 1,487,000
                                    -----------    -----------      -----------
                                    -----------    -----------      -----------
Earnings per common share:
  Basic..........................   $      0.22                     $      0.18
                                    -----------                     -----------
                                    -----------                     -----------
  Diluted........................   $      0.21                     $      0.17
                                    -----------                     -----------
                                    -----------                     -----------
Weighted average shares..........     6,009,000                       8,260,000
                                    -----------                     -----------
                                    -----------                     -----------
Weighted average and potentially
  dilutive shares................     6,267,000                       8,599,000
                                    -----------                     -----------
                                    -----------                     -----------


 See accompanying notes to unaudited pro forma condensed financial information.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                             FINANCIAL INFORMATION

1. BASIS OF PRESENTATION


     Upon consummation of the proposed Merger, each share of Imperial Common will be converted, without action of the holder, into one share of Sub Common and each share of Preferred Stock will be converted, at the option of the Preferred Stockholder, into either; (A) $4.75 in cash and ten shares of Sub Common or (B) $2.25 in cash, a Debenture and five shares of Sub Common. Because Imperial is unable in advance to determine the proportion of Preferred Stock which will be converted under (A) versus (B), Imperial has prepared the pro forma combined financial statements using the arbitrary assumption that 50% of the preferred stock will be converted under (A) and 50% will be converted under
(B). The unaudited pro forma balance sheet and statements of operations have been prepared based upon the foregoing conversions. The following table illustrates the consideration to be issued to Preferred Stockholders in the event that all Preferred Stockholders elect to receive either (A) $4.75 in cash and ten shares of Sub Common, or (B) $2.25 in cash, a Debenture and five shares of Sub Common, or an equal number of shares of Preferred Stock elect (A) or (B).



                                          100% (A)       0% (A)       50% (A)
                                           0% (B)       100% (B)      50% (B)
                                         ----------    ----------    ----------
Cash..................................   $1,426,000    $  675,000    $1,050,000
Debentures (principal)................   $        0    $2,401,000    $1,200,000
Sub Common (shares)...................    3,001,000     1,501,000     2,251,000



     The pro forma statements of operations exclude a charge to common stockholders of $3,617,000 representing the excess of the fair value of cash and securities to be issued to Preferred Stockholders on the conversion of their stock over the fair value of Imperial Common issuable to Preferred Stockholders had the stock been converted at the conversion rate specified in the Preferred Stock's governing instrument (the "excess consideration") and is calculated as follows:



Fair value of consideration issued to
  Preferred Stockholders on conversion
  under the Merger:
  Cash................................   $1,050,000
  Debentures..........................      984,000
  Sub Common..........................    1,869,000    $3,903,000
                                         ----------
Fair value of Imperial Common issuable
  under Preferred Stock's original
  governing instrument:
  Shares of Preferred Stock...........      300,121
  Original conversion rate............       x1.149
                                         ----------
Sub Common shares issued on
  conversion..........................      345,000
  Fair value per Sub Common share at
     Merger date......................   $     0.83       286,000
                                         ----------    ----------
Excess consideration..................                 $3,617,000
                                                       ----------
                                                       ----------



     The pro forma statements of operations exclude $340,000 of estimated future transaction costs associated with the proposed merger which will be recognized as incurred subsequent to June 30, 1998. The pro forma statements of operations also exclude $67,000 of costs representing the estimated fair value of 150,000 warrants to purchase 150,000 shares of Sub Common issuable upon consummation of the Merger to Auerbach for serving as Imperial's financial advisor. The pro forma statements of operations also exclude a $1,044,000 estimated gain on the sale of the Company's Miami, Florida facility which was sold on October 2, 1998 and the proceeds from which will form a significant portion of the cash portion of the Merger Consideration. However, the pro forma accumulated deficit has been adjusted to reflect the excess consideration, the transaction costs, the estimated fair value of the warrants and the gain on the sale in the common stock and other stockholders' deficit section of the unaudited pro forma condensed balance sheet at June 30, 1998.



     Pro forma basic and diluted earnings per common share for the respective periods has been computed based on the pro forma weighted average common shares, and pro forma weighted average and potentially dilutive shares outstanding, including the effects of converting all Preferred Stock into Sub Common and Debentures. Potentially dilutive shares outstanding include 81,000 shares, assumed issued to Auerbach upon exercise of its 150,000 warrants, computed under the treasury stock method.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       FINANCIAL INFORMATION--(CONTINUED)

1. BASIS OF PRESENTATION--(CONTINUED)

     The following table presents the effect on total assets, stockholders' deficit and earnings per share assuming all Preferred Stockholders elect (A), or all Preferred Stockholders elect (B).



                                          100% (A)       0% (A)
PRO FORMA                                  0% (B)       100% (B)
--------------------------------------   ----------    ----------
Total assets..........................   $6,373,000    $6,373,000
Stockholders' deficit.................   $2,361,000    $1,143,000
Earnings per share:
  Six months ended June 30, 1998:
     Basic............................   $     0.04    $     0.04
     Diluted..........................   $     0.04    $     0.04
  Year ended December 31, 1997:
     Basic............................   $     0.17    $     0.19
     Diluted..........................   $     0.17    $     0.18


2. PRO FORMA ADJUSTMENTS

     (a) Represents sale of Miami, Florida corporate headquarters and production facility, at carrying value.


     (b) Includes borrowings under the Company's line of credit of $1,050,000 to fund the Preferred Stock conversion, and to pay transaction costs of $340,000, less cash of $750,000 received on the sale of the Miami facility after deducting estimated relocation expenditures.


     (c) Includes reductions in current ($37,000) and long term ($430,000) portions of mortgage debt in connection with the sale of the Miami facility, and issuance of long term debt consisting of 150,061 Debentures, at a fair value of $6.56 per Debenture pursuant to the Preferred Stock conversion, totaling $984,000.

     (d) Represents dividends and Preferred Stock eliminated pursuant to the Preferred Stock conversion.


     (e) Issuance of 2,250,915 shares of $.01 par value Sub Common pursuant to the Preferred Stock conversion less the recapitalization of 6,655,824 (including 47,863 treasury shares) shares of Imperial Common, with a par value of $.10 per share, for Sub Common with a par value of $.01 per share.


     (f) Includes the following:


Excess consideration to preferred
  stockholders on the conversion......   $ 3,617,000
Elimination of preferred stock........     3,001,000
Value of warrants to Auerbach.........        67,000
Par value of common stock issued......       (22,000)
Cash and debentures exchanged.........    (2,034,000)
Elimination of preferred dividends, in
  arrears.............................     4,209,000
Recapitalization of 6,655,824 shares
  of Imperial Common..................       599,000
                                         -----------
                                         $ 9,437,000
                                         -----------
                                         -----------


     (g) Includes the following:


Excess consideration to preferred
  stockholders on the conversion..........   $(3,617,000)
Transaction costs.........................      (340,000)
Value of warrants to Auerbach.............       (67,000)
Estimated gain on sale of Miami facility..     1,044,000
                                             -----------
                                             $(2,980,000)
                                             -----------
                                             -----------

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       FINANCIAL INFORMATION--(CONTINUED)

2. PRO FORMA ADJUSTMENTS--(CONTINUED)

     (h) Rental expense to replace the Miami facility net of depreciation eliminated in connection with the sale of the Miami facility as follows:

                                                             SIX MONTHS            YEAR ENDED
                                                         ENDED JUNE 30, 1998    DECEMBER 31, 1997
                                                         -------------------    -----------------
Replacement facility rents............................         $44,000               $88,000
Miami facility depreciation...........................          (8,000)              (17,000)
                                                               -------               -------
                                                               $36,000               $71,000
                                                               -------               -------
                                                               -------               -------

     (i) Includes interest expense on the Debentures, and on the line of credit borrowings, less interest eliminated on the Miami facility's mortgage debt as follows:


                                                             SIX MONTHS            YEAR ENDED
                                                         ENDED JUNE 30, 1998    DECEMBER 31, 1997
                                                         -------------------    -----------------
Debentures interest...................................        $ (84,000)            $(158,000)
Line of credit interest...............................          (33,000)              (67,000)
Mortgage interest.....................................           25,000                53,000
                                                              ---------             ---------
                                                              $ (92,000)            $(172,000)
                                                              ---------             ---------
                                                              ---------             ---------


     (j) Assumes tax benefit at 35% statutory rate applied to income before income taxes.

     (k) Elimination of dividends on Preferred Stock converted to Sub Common.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
IMPERIAL INDUSTRIES, INC.--HISTORICAL
  Report of Independent Certified Public Accountants.......................................................    F-2
  Consolidated Balance Sheets at December 31, 1996 and 1997 (Audited), and at June 30, 1998 (Unaudited)....    F-3
  Consolidated Statements of Operations for the Years Ended December 31, 1995, 1996 and 1997 (Audited), and
     for the Six Months Ended June 30, 1997 and 1998 (Unaudited)...........................................    F-4
  Consolidated Statements of Changes in Common Stock and Other Stockholders' Deficit for the Years Ended
     December 31, 1995, 1996 and 1997 (Audited), and for the Six Months Ended June 30, 1998 (Unaudited)....    F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and 1997 (Audited), and
     for the Six Months Ended June 30, 1997 and 1998 (Unaudited)...........................................    F-6
  Notes to Consolidated Financial Statements...............................................................    F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Imperial Industries, Inc.

In our opinion, the consolidated financial statements listed in the Index appearing on page F-1 present fairly, in all material respects, the financial position of Imperial Industries, Inc. and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                               PRICEWATERHOUSECOOPERS LLP

Miami, Florida
March 27, 1998

                   IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                             DECEMBER 31,
                                      --------------------------     JUNE 30,
                                         1996           1997           1998
                                      -----------    -----------    -----------
                                                                    (UNAUDITED)
              ASSETS

Current assets:
  Cash and cash equivalents........   $   455,000    $   552,000    $   542,000
  Accounts receivable, net of
     allowance of $145,000 and
     $176,000 at December 31, 1996
     and 1997, respectively and
     $209,000 at June 30, 1998.....     1,508,000      1,534,000      2,397,000
  Inventories......................     1,272,000      1,204,000      1,512,000
  Deferred taxes...................            --        350,000        106,000
  Prepaid expenses and other
     current assets................        22,000         60,000        217,000
                                      -----------    -----------    -----------
     Total current assets..........     3,257,000      3,700,000      4,774,000
Property, plant and equipment, at
  cost.............................     2,789,000      2,974,000      3,317,000
  Less accumulated depreciation....    (2,020,000)    (2,100,000)    (2,104,000)
                                      -----------    -----------    -----------
     Net property, plant and
       equipment...................       769,000        874,000      1,213,000
Deferred taxes.....................            --        450,000        450,000
Other assets.......................        90,000        104,000        109,000
                                      -----------    -----------    -----------
                                      $ 4,116,000    $ 5,128,000    $ 6,546,000
                                      -----------    -----------    -----------
                                      -----------    -----------    -----------
    LIABILITIES AND COMMON STOCK
  AND OTHER STOCKHOLDERS' DEFICIT

Current liabilities:
  Notes payable....................   $ 1,424,000    $   778,000    $ 1,017,000
  Current portion of long-term
     debt..........................       161,000        130,000        171,000
  Accounts payable.................       660,000        580,000      1,069,000
  Accrued expenses and other
     liabilities...................       140,000        217,000        258,000
                                      -----------    -----------    -----------
     Total current liabilities.....     2,385,000      1,705,000      2,515,000
Long-term debt, less current
  maturities.......................       895,000        819,000        948,000
Preferred dividends in arrears.....     3,714,000      4,044,000      4,209,000
Redeemable preferred stock, $1.00
  par value, $1.10 cumulative
  convertible series; 300,121
  shares outstanding; at $10 per
  share redemption value...........     3,001,000      3,001,000      3,001,000
Commitments and contingencies......            --             --             --
Common stock and other
  stockholders' deficit:
  Common stock, $.10 par value,
     authorized 20,000,000 shares;
     5,710,324, 6,631,824, and
     6,655,824 issued,
     respectively..................       571,000        663,000        666,000
  Additional paid-in-capital.......     7,229,000      7,260,000      7,061,000
  Accumulated deficit..............   (13,351,000)   (12,036,000)   (11,748,000)
                                      -----------    -----------    -----------
                                       (5,551,000)    (4,113,000)    (4,021,000)
  Less cost of shares in treasury
     (147,863 shares in 1996 and
     1997 and 47,863 shares in
     1998..........................      (328,000)      (328,000)      (106,000)
                                      -----------    -----------    -----------
     Total common stock and other
       stockholders' deficit.......    (5,879,000)    (4,441,000)    (4,127,000)
                                      -----------    -----------    -----------
                                      $ 4,116,000    $ 5,128,000    $ 6,546,000
                                      -----------    -----------    -----------
                                      -----------    -----------    -----------

          See accompanying notes to consolidated financial statements.

                   IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            SIX MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,                     JUNE 30,
                           -----------------------------------------    ------------------------
                              1995           1996           1997           1997          1998
                           -----------    -----------    -----------    ----------    ----------
                                                                              (UNAUDITED)
Net sales...............   $11,615,000    $13,742,000    $15,774,000    $8,004,000    $8,785,000
Cost of sales...........     8,239,000      9,881,000     10,867,000     5,500,000     5,851,000
                           -----------    -----------    -----------    ----------    ----------
  Gross profit..........     3,376,000      3,861,000      4,907,000     2,504,000     2,934,000
Selling, general and
  administrative
  expenses..............     2,979,000      3,313,000      3,740,000     1,892,000     2,186,000
                           -----------    -----------    -----------    ----------    ----------
  Operating income......       397,000        548,000      1,167,000       612,000       748,000
Other income (expense):
  Interest expense......      (282,000)      (317,000)      (329,000)     (167,000)     (137,000)
Miscellaneous income....         7,000         43,000         54,000        (4,000)       86,000
                           -----------    -----------    -----------    ----------    ----------
                              (275,000)      (274,000)      (275,000)     (171,000)      (51,000)
                           -----------    -----------    -----------    ----------    ----------
  Income before income
     taxes..............       122,000        274,000        892,000       441,000       697,000)
                           -----------    -----------    -----------    ----------    ----------
Income tax benefit
  (expense):
  Current...............            --             --        (47,000)           --      (244,000)
  Deferred..............            --             --        800,000            --            --
                           -----------    -----------    -----------    ----------    ----------
                                    --             --        753,000            --      (244,000)
                           -----------    -----------    -----------    ----------    ----------
Net income..............   $   122,000    $   274,000    $ 1,645,000    $  441,000    $  453,000
                           -----------    -----------    -----------    ----------    ----------
                           -----------    -----------    -----------    ----------    ----------
Less: Dividends on
  redeemable preferred
  stock.................      (330,000)      (330,000)      (330,000)     (165,000)     (165,000)
                           -----------    -----------    -----------    ----------    ----------
     Net income (loss)
       applicable to
       common
       stockholders.....   $  (208,000)   $   (56,000)   $ 1,315,000    $  276,000    $  288,000
                           -----------    -----------    -----------    ----------    ----------
                           -----------    -----------    -----------    ----------    ----------
  Basic earnings (loss)
     per common share...   $      (.04)   $      (.01)   $       .22    $      .05    $      .04
                           -----------    -----------    -----------    ----------    ----------
                           -----------    -----------    -----------    ----------    ----------
  Weighted average
     common shares......     5,382,000      5,471,000      6,009,000     5,624,000     6,516,000
                           -----------    -----------    -----------    ----------    ----------
                           -----------    -----------    -----------    ----------    ----------
  Diluted earnings
     (loss) per common
     share..............   $      (.04)   $      (.01)   $       .21    $      .05    $      .04
                           -----------    -----------    -----------    ----------    ----------
                           -----------    -----------    -----------    ----------    ----------
  Weighted average
     common and
     potentially
     dilutive shares....     5,382,000      5,471,000      6,297,000     5,961,000     6,679,000
                           -----------    -----------    -----------    ----------    ----------
                           -----------    -----------    -----------    ----------    ----------

          See accompanying notes to consolidated financial statements.

                   IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCK
                        AND OTHER STOCKHOLDERS' DEFICIT

                                      ADDITIONAL
                           COMMON      PAID-IN      ACCUMULATED     TREASURY
                           STOCK       CAPITAL        DEFICIT         STOCK         TOTAL
                          --------    ----------    ------------    ---------    -----------
Balance at
  December 31, 1994....   $556,000    $7,384,000    $(13,087,000)   $(494,000)   $(5,641,000)
  Issuance of 50,000
     shares of common
     stock.............         --      (108,000)             --      111,000          3,000
  Accrued dividends in
     arrears on
     preferred stock...         --            --        (330,000)          --       (330,000)
  Net income...........         --            --         122,000           --        122,000
                          --------    ----------    ------------    ---------    -----------
Balance at
  December 31, 1995....    556,000     7,276,000     (13,295,000)    (383,000)    (5,846,000)
  Issuance of 175,000
     shares of common
     stock.............     15,000       (47,000)             --       55,000         23,000
  Accrued dividends in
     arrears on
     preferred stock...         --            --        (330,000)          --       (330,000)
  Net income...........         --            --         274,000           --        274,000
                          --------    ----------    ------------    ---------    -----------
Balance at
  December 31, 1996....    571,000     7,229,000     (13,351,000)    (328,000)    (5,879,000)
  Issuance of 921,500
     shares of common
     stock.............     92,000        31,000              --           --        123,000
  Accrued dividends in
     arrears on
     preferred stock...         --            --        (330,000)          --       (330,000)
  Net income...........         --            --       1,645,000           --      1,645,000
                          --------    ----------    ------------    ---------    -----------
Balance at
  December 31, 1997....    663,000     7,260,000     (12,036,000)    (328,000)    (4,441,000)
  Issuance of 124,000
     shares of common
     stock.............      3,000      (199,000)             --      222,000         26,000
                          --------    ----------    ------------    ---------    -----------
  Accrued dividends in
     arrears on
     preferred stock...         --            --        (165,000)          --       (165,000)
  Net income...........         --            --         453,000           --        453,000
                          --------    ----------    ------------    ---------    -----------
Balance at June 30,
  1998 (Unaudited).....   $666,000    $7,061,000    $(11,748,000)   $(106,000)   $(4,127,000)
                          --------    ----------    ------------    ---------    -----------
                          --------    ----------    ------------    ---------    -----------

          See accompanying notes to consolidated financial statements.

                  IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                JUNE 30,
                                     ----------------------------------    ---------------------
                                       1995        1996         1997         1997        1998
                                     ---------   ---------   ----------    ---------   ---------
                                                                                (UNAUDITED)
Cash flows from operating
  activities:
  Net income.......................  $ 122,000   $ 274,000   $1,645,000    $ 441,000   $ 453,000
  Adjustments to reconcile net
     income to net cash provided by
     (used in):
     Depreciation..................    119,000     133,000      149,000       71,000      83,000
     Amortization..................     13,000      16,000       19,000       11,000       9,000
     Provision for doubtful
       accounts....................    137,000      99,000      126,000       62,000      38,000
     Deferred taxes, net...........         --          --     (800,000)          --          --
     Income tax expense............         --          --           --           --     244,000
     Loss (gain) on disposal of
       fixed assets................     (3,000)      4,000        1,000        2,000      (3,000)
     Compensation expense--issuance
       of stock....................      3,000      23,000       41,000       41,000      32,000
     (Increase) decrease in:
       Accounts receivable.........   (421,000)   (236,000)    (152,000)    (710,000)   (909,000)
       Inventories.................   (243,000)      8,000       68,000       74,000    (308,000)
       Prepaid expenses and other
          assets...................    (48,000)         --      (38,000)    (103,000)   (171,000
     (Decrease) increase in:
       Accounts payable............    286,000     (48,000)     (80,000)     136,000     489,000
       Accrued expenses and other
          liabilities..............    (65,000)     40,000       77,000      140,000      41,000
                                     ---------   ---------   ----------    ---------   ---------
       Net cash (used in) provided
          by operating
          activities...............   (100,000)    313,000    1,056,000      165,000      (2,000)
                                     ---------   ---------   ----------    ---------   ---------
Cash flows from investing
  activities:
  Proceeds received from sale of
     property and equipment........      3,000      11,000        9,000        8,000      13,000
  Purchases of property, plant and
     equipment.....................   (224,000)   (201,000)    (263,000)    (114,000)   (432,000)
                                     ---------   ---------   ----------    ---------   ---------
  Net cash used in investing
     activities....................   (221,000)   (190,000)    (254,000)    (106,000)   (419,000)
                                     ---------   ---------   ----------    ---------   ---------
Cash flows from financing
  activities:
  Increase (decrease) in notes
     payable banks--net............    201,000     179,000     (646,000)     (29,000)    239,000
  Proceeds from issuance of
     long-term debt................    703,000      66,000       60,000           --      275,00
  Repayment of long-term debt......   (569,000)   (165,000)    (167,000)     (89,000)   (105,000)
  Proceeds received from the
     exercise of stock options.....         --          --       48,000        2,000       2,000
                                     ---------   ---------   ----------    ---------   ---------
     Net cash provided by (used in)
       financing activities........    335,000      80,000     (705,000)    (116,000)    411,000
                                     ---------   ---------   ----------    ---------   ---------
Net increase (decrease) in cash and
  cash equivalents.................     14,000     203,000       97,000      (57,000)    (10,000)
Cash and cash equivalents,
  beginning of period..............    238,000     252,000      455,000      455,000     552,000
                                     ---------   ---------   ----------    ---------   ---------
Cash and cash equivalents, end of
  period...........................  $ 252,000   $ 455,000   $  552,000    $ 398,000   $ 542,000
                                     ---------   ---------   ----------    ---------   ---------
                                     ---------   ---------   ----------    ---------   ---------
Supplemental disclosure of cash
  flow information:
  Cash paid during the year for
     interest......................  $ 284,000   $ 314,000   $  329,000    $ 169,000   $ 136,000
                                     ---------   ---------   ----------    ---------   ---------
                                     ---------   ---------   ----------    ---------   ---------

          See accompanying notes to consolidated financial statements.

                   IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Imperial Industries, Inc. (the "Company") and its subsidiaries are primarily involved in the manufacturing and sale of exterior and interior finishing wall coating and mortar products for the construction industry. The Company also manufactures and sells finishing coat products for swimming pools.

     The consolidated financial statements contain the accounts of the Company and its wholly owned subsidiaries, Acrocrete, Inc. ("Acrocrete") and Premix-Marbletite Manufacturing Company ("Premix"), as well as other subsidiaries which did not have significant operations during 1995 through 1997.

     A summary of the significant accounting policies followed in the preparation of the accompanying consolidated financial statements is presented below.

     (a) Interim financial data

     The interim financial data as of June 30, 1998 and for the six months ended June 30, 1998 and June 30, 1997 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.

     (b) Basis of presentation

     The consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles which assume that assets will be realized and liabilities will be satisfied in the normal course of business.

     (c) Significant customers

     During 1995, one distributor accounted for approximately 11% of total sales. During 1997 and 1996, no single customer accounted for more than 10% of the Company's sales.

     (d) Principles of consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

     (e) Inventories

     Inventories are stated at the lower of cost or market (net realizable value), on a first-in, first-out basis. Finished goods include the cost of raw materials, freight in, direct labor and overhead.

     (f) Property, plant and equipment

     Property, plant and equipment is stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line basis over the estimated useful lives of the depreciable assets. Expenditures for maintenance and repairs are charged to expense as incurred, while expenditures which extend the useful life of assets are capitalized.

     (g) Income taxes

     The Company records income taxes using the liability method. Under this method, deferred tax liabilities are recognized for temporary differences that will result in taxable amounts in future years. Deferred tax assets are recognized for temporary differences that will result in deductible amounts in future years. These temporary differences are primarily the result of net operating loss carryforwards. Valuation allowances are recognized if it is more likely than not that some or all of the deferred tax assets will not be realized. See "note 7."

                   IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES--(CONTINUED)

     (h) Earnings (loss) per share of common stock

     The Company has adopted Statement of Financial Accounting Standards
No. 128, Earnings Per Share ("FAS 128) which requires that dual presentation of basic and diluted earnings per share for the years ending after December 15, 1997. Basic earnings (loss) per common share is computed by dividing net income, after deducting preferred stock dividends accumulated during the year ("net income applicable to common stockholders"), by the weighted average number of shares of common stock outstanding each year. Diluted earnings (loss) per common share is computed by dividing net income applicable to common stockholders by the weighted-average number of shares of common stock and common stock equivalents outstanding during each year. In accordance with the provision of FAS 128, the Company has retroactively restated earnings (loss) per common share. (See Note (10) - Earnings (Loss) Per Common Share).

     (i) Cash and cash equivalents

     The Company has defined cash and cash equivalents as those highly liquid investments with a maturity of three months or less, when purchased. Included in cash and cash equivalents at December 31, 1997 and 1996 are short term time deposits of $259,000 and $153,000, respectively.

     (j) Revenue recognition policy

     Revenue from sales transactions is recorded upon shipment and delivery of inventory to the customer, net of discounts and allowances.

     (k) Stock based compensation

     In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, Accounting For Stock Based Compensation (SFAS 123). SFAS 123, the disclosure provisions of which must be implemented for fiscal years beginning subsequent to December 15, 1995, establishes a fair value based method of accounting for stock based compensation plans, the effect of which can either be disclosed or recorded. The Company has adopted the disclosure requirement provisions of SFAS 123 in 1996. However, the Company has retained the intrinsic value method of accounting for stock based compensation, based on APB Opinion No. 25. Had the fair value based accounting provisions of SFAS 123 been adopted, the effect would not be significant.

     (l) Accounting estimates

     The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (m) Financial instruments


     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and notes payable approximated fair value as of December 31, 1997 and 1996 because of the relatively short maturity of these instruments. The carrying amount of long-term debt approximated fair value at December 31, 1997 and 1996 because the debt's effective interest rate reflects the market interest rate.


2. INVENTORIES

     At December 31, 1997 and 1996, inventories consist of:

                                 1997          1996
                              ----------    ----------
     Raw materials.........   $  364,000    $  376,000
     Finished goods........      614,000       710,000
     Packaging materials...      226,000       186,000
                              ----------    ----------
                              $1,204,000    $1,272,000
                              ----------    ----------
                              ----------    ----------

                   IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

3. PROPERTY, PLANT AND EQUIPMENT

     A summary of the cost of property, plant and equipment at December 31, 1997 and 1996 is as follows:

                                                                   ESTIMATED
                                                                  USEFUL LIFE
                                         1997          1996         (YEARS)
                                      ----------    ----------    -----------
     Land..........................   $   74,000    $   74,000          --
     Buildings and improvements....      834,000       823,000       10-40
     Machinery and equipment.......    1,296,000     1,129,000        3-10
     Vehicles......................      574,000       570,000        2- 8
     Furniture and fixtures........      196,000       193,000        3-12
                                      ----------    ----------
                                      $2,974,000    $2,789,000
                                      ----------    ----------
                                      ----------    ----------

     The net book value of property, plant and equipment pledged as collateral under notes payable and various long-term debt agreements aggregated $480,000 and $509,000 at December 31, 1997 and 1996, respectively. See "Note 6."

4. NOTES PAYABLE

     Included in notes payable at December 31, 1997 and 1996 is $778,000 and $1,424,000, respectively, which represents the amounts outstanding under a $2 million line of credit from a commercial lender to Premix and Acrocrete. The line of credit is collateralized by Premix and Acrocrete's accounts receivable and inventory, bears interest at prime rate plus 4% (12 1/2% at December 31, 1997) and expires June 19, 1998, subject to annual renewal. Effective
January 1, 1998, the Company amended its line of credit to bear interest at prime rate plus 2% and extended the maturity date to June 19, 1999, subject to annual renewal. The weighted average effective interest rate on the line of credit was 17.04%, 15.06%, and 14.86% during the years ended December 31, 1997, 1996 and 1995, respectively.

     The line of credit is automatically extended for an additional one year term on each June 19th unless either party gives the other notice of nonextension 60 days prior to the preceding June 19th. At December 31, 1997, the line of credit limit available for borrowing aggregated $1,580,000, of which $778,000 had been borrowed. The average month end amounts outstanding during 1997 and 1996 were $1,316,000, and $1,308,000, respectively. The maximum amounts outstanding at any month end during 1997 and 1996 were $1,585,000 and $1,424,000, respectively.

5. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities at December 31, 1997 and 1996 are summarized as follows:

                                                 1997        1996
                                               --------    --------
     Employee compensation related items....   $ 72 000    $ 46,000
     Taxes, other than income taxes.........     38,000      32,000
     Income taxes...........................     30,000          --
     Interest...............................      7,000       8,000
     Legal fees.............................         --       1,000
     Other..................................     70,000      53,000
                                               --------    --------
                                               $217,000    $140,000
                                               --------    --------
                                               --------    --------

                   IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT

Long-term debt of the Company is as follows:

                                                          1997         1996
                                                        --------    ----------
Adjustable rate mortgage note payable, interest at
  10.5% at December 31, 1997, principal in the
  amount of $3,111 together with interest is payable
  monthly, with a balloon payment of approximately
  $376,000 due December 5, 2000......................   $485,000    $  523,000

Adjustable rate mortgage note payable, interest at
  12% at December 31, 1997, principal and interest
  payable monthly in the amount of approximately
  $3,600, with a balloon payment of approximately
  $292,000 due September 1, 2000.....................    310,000       316,000

Litigation settlement agreement, interest at 7.5% due
  monthly, principal payable in 48 equal 48 monthly
  periods in the amount of approximately $2,083
  through August 1998................................     19,000        43,000

Equipment notes payable, interest at various rates
  ranging from 8.75% to 15.39%, per annum, principal
  and interest payable monthly.......................    135,000       174,000
                                                        --------    ----------
                                                         949,000     1,056,000

Less current maturities..............................   (130,000)     (161,000)
                                                        --------    ----------
                                                        $819,000    $  895,000
                                                        --------    ----------
                                                        --------    ----------

     As of December 31, 1997, long-term debt matures as follows:


     YEAR ENDED DECEMBER 31,    AMOUNT
     -----------------------   --------
     1999...................   $ 71,000
     2000...................    727,000
     2001...................     15,000
     2002...................      6,000
                               --------
                               $819,000
                               --------
                               --------

     In the fourth quarter of 1993, the Company incurred a $100,000 charge to settle a product liability lawsuit for which the Company had no insurance. The Company entered into an agreement to settle this lawsuit for $100,000, payable monthly over a four-year period with interest at the rate of 7 1/2% per annum. In accordance with the terms of the agreement, in the event of the Company's bankruptcy, the plaintiff will be permitted to file a claim for $160,000, less any amounts previously paid.

7. INCOME TAXES

     At December 31, 1997, the deferred tax asset of $800,000 primarily consists of the tax effect of net operating loss carryforwards of $11,300,000 less a valuation allowance of $3,300,000. Net operating losses expire in varying amounts through 2009.

     During 1997 the Company recognized $800,000 of deferred tax assets as a result of releasing a portion of the valuation allowance previously established due to the uncertainty of realizing net operating losses. The remaining deferred tax assets are fully reserved at December 31, 1997. The ultimate realization of the remaining deferred tax assets is largely dependent on the Company's ability to generate sufficient future taxable income. Management believes that the valuation allowance at December 31, 1997 is appropriate, given the cyclical nature of the construction industry and other factors including but not limited to the uncertainty of future taxable income expectations beyond the Company's strategic planning horizon.

     The current income tax expense represents state taxes and alternative minimum taxes payable for the year ended December 31, 1997.

                   IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

8. CAPITAL STOCK

  (a) Common Stock

     At December 31, 1997, the Company had outstanding 6,483,961 shares of Common Stock (5,562,461 shares in 1996 with a $.10 par value per share ("Common Stock"). The holders of Common Stock are entitled to one vote per share on all matters, voting together with the holders of Preferred Stock. In the event of liquidation, holders of Common Stock are entitled to share ratably in all the remaining assets of the Company, if any, after satisfaction of the liabilities of the Company and the preferential rights of the holders of outstanding preferred stock, if any.

     On February 7, 1995, the Company issued 50,000 shares of Common Stock from treasury to the former President of Premix and Acrocrete as part of his employment compensation.

     On May 23, 1996, the Company issued from treasury 25,000 shares of Common Stock to an employee of the Company as part of his employment compensation. On July 12, 1996, the Company issued an aggregate of 150,000 shares of Common Stock to the Directors and Executive vice President of the Company as part of their compensation for services rendered.

     On February 4, 1997, the Company issued 33,333 shares of authorized, but unissued Common Stock to the President of Premix and Acrocrete as part of his employment compensation.

     On May 1, 1997, 25,400 shares of Common Stock were issued upon the exercise of stock options previously granted under the Company's stock option plans.

     On May 29, 1997, the Company issued an aggregate of 144,000 shares of Common Stock to its Directors and certain employees of the Company as part of their compensation for services rendered.

     In July 1997, the Company's Board of Directors adopted a Restricted Stock Plan (the "Plan") for the benefit of certain key employees. An aggregate of 241,667 shares of Common Stock were reserved for issuance under the Plan. The Plan is administered by the Company's Compensation Committee. On July 31, 1997, an aggregate of 241,667 restricted shares were issued to two employees, subject to certain vesting requirements over a three year period. An aggregate of 175,000 shares will vest over a three year period based on certain performance goals set forth in the Plan. An aggregate of 66,667 shares will vest over a two year period based on continued employment with the Company by the holder. If the vesting requirements are not met, the restricted shares theretofore issued will be forfeited and thereafter be subject to reallocation under the plan. Prior to vesting, the holders will receive all of the benefits of ownership of the restricted shares, including voting rights, but will not have the right to transfer such unvested shares. Effective January 21, 1998, an aggregate of 58,333 had met the Plan vesting requirements and were released and reissued to two employees.

     On July 15, 1997, the Company issued 25,000 shares of Common Stock to an employee of the Company as part of his employment compensation. In July 1997, an aggregate of 452,100 shares of Common Stock were issued to the Company's Directors and the Executive Vice President of the Company upon the exercise of Stock Options previously granted under the Company's stock option plans. The Company received aggregate cash proceeds of $45,210.

  (b) Redeemable Preferred Stock--$1.10 Cumulative Convertible Series

     The authorized preferred stock of the Company consists of 5,000,000 shares, $1.00 par value per share. The preferred stock is issuable in series, each of which may vary, as determined by the Board of Directors, as to the designation and number of shares in such series, the voting power of the holders thereof, the dividend rate, redemption terms and prices, the voluntary and involuntary liquidation preferences, and the conversion rights and sinking fund requirements, if any, of such series.

     At December 31, 1997 and 1996, the Company had issued and outstanding 300,121 shares of $1.10 cumulative convertible redeemable preferred stock ("Preferred Stock"). The holders of Preferred Stock are entitled to one vote per share on all matters without regard to class, except that the holders of Preferred Stock are

                   IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES entitled to vote as a separate class with regard to the issuance of any equity securities which ranks senior or on parity with the Preferred Stock, or to change or repeal any of the express terms of the Preferred Stock in a manner substantially prejudicial to the holders thereof. Each share of the Preferred Stock is entitled to cumulative quarterly dividends at the rate of $1.10 per annum and is convertible into 1.149 shares of common stock. The liquidation preference of the Preferred Stock is $10.00 per share, plus accrued but unpaid dividends. The Preferred Stock is callable, in whole or in part, by the Company at its option at any time upon 30 days prior notice, at $11.00 per share, plus accrued and unpaid dividends.

     The Company has omitted dividends on its Preferred Stock since the fourth quarter of 1985 aggregating $4,044,000 through December 31, 1997 ($3,714,000 through December 31, 1996). The omission of Preferred Stock dividends is a reduction of net income applicable to Common Stockholders and is recorded as a non-current liability in the accompanying consolidated balance sheets.

     The Preferred Stock is subject to redemption through a mandatory sinking fund at a redemption price of $10.00 per share, at the rate of approximately 66,000 preferred shares a year, starting in 1986, less any preferred shares converted into common stock. Through December 31, 1997, an aggregate of 359,879 shares of Preferred Stock were converted into 1,199,557 shares of Common Stock. As a result of these conversions, the Company was required to redeem 36,121 shares in 1991 and 66,000 shares for each year thereafter through 1995, at which time the Preferred Stock was intended to be fully retired. The Preferred Stock has not been included in common stock and other stockholders' deficit because of its mandatory redemption feature.

     The Company did not redeem any shares of the Preferred Stock as required on April 1, 1991, or any year thereafter. Under the provisions of the sinking fund requirements, if an annual sinking fund requirement is not met, it is added to the requirements for the next year.

     The Company is prohibited from paying any cash dividends on Common Stock and from purchasing or otherwise acquiring for value, any shares of either preferred or common stock, at any time that the Company is in default in the payment of any dividends on the Preferred Stock or if the sinking fund requirements are in arrears.

  (c) Warrants

     At December 31, 1997, the Company had the following outstanding series of warrants:

           (i) 1,316,999 warrants issued in the Company's public offering in 1983. Each warrant entitles the holder to purchase one share of Common Stock at $4.80 per share. During February, 1997, the Company's Board of Directors authorized an extension of the expiration date of these warrants from March 31, 1997 to March 31, 1998. In March 1998, the Board of Directors extended the expiration date of the warrants to April 30, 1998. The warrants are not registered nor are they exercisable until a registration statement covering the underlying Common Stock is declared effective by the Securities and Exchange Commission.

          (ii) 200,000 warrants issued in connection with financing arrangements in 1988. Each warrant entitles the holder to purchase one share of Common Stock at $.10 per share. The expiration date was extended to June 29, 2000 from June 28, 1997 on June 20, 1997. Two directors acquired 150,000 and 50,000 warrants, respectively, in connection with a $400,000 financing in 1988. The loan has since been repaid by the Company.

  (d) Stock Options

     The Company's 1979 Non-Qualified Stock Option Plan (the "1979 Plan") expired in 1989 and no additional options may be granted thereunder. At December 31, 1997, 2,500 shares of common stock were reserved for issuance upon exercise of outstanding stock options originally granted under the 1979 Plan.

     The Company's 1984 Stock Option Plan (the "1984 Plan") expired in 1994 and no additional options may be granted thereunder. At December 31, 1997, options for 21,500 shares of common stock were outstanding under the 1984 Plan.

                   IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

     Option activity under these plans is summarized as follows:

                                                                    FAIR MARKET VALUE
                                                                     AT DATE OF GRANT
                              NUMBER OF     PRICE                  --------------------
                               SHARES      PER SHARE     TOTAL     PER SHARE     TOTAL
                              ---------    ---------    -------    ---------    -------
Outstanding and exercisable
  at December 31, 1994.....     505,500      $ .10      $50,000    $.02-.20     $50,000
                              ---------      -----      -------    ---------    -------
                              ---------      -----      -------    ---------    -------
Granted during 1995........          --         --           --          --          --
Exercised during 1995......          --         --           --          --          --
Terminated during 1995.....          --         --           --          --          --
                              ---------      -----      -------    ---------    -------
                              ---------      -----      -------    ---------    -------
Outstanding and exercisable
  at December 31, 1995.....     505,500      $ .10      $50,000    $.02-.20     $50,000
                              ---------      -----      -------    ---------    -------
                              ---------      -----      -------    ---------    -------
Granted during 1996........          --         --           --          --          --
Exercised during 1996......          --         --           --          --          --
Terminated during 1996.....          --         --           --          --          --
                              ---------      -----      -------    ---------    -------
                              ---------      -----      -------    ---------    -------
Outstanding and exercisable
  at December 31, 1996.....     505,500      $ .10      $50,000    $.02-.20     $50,000
                              ---------      -----      -------    ---------    -------
                              ---------      -----      -------    ---------    -------
Granted during 1997........          --         --           --          --          --
Exercised during 1997......    (477,500)       .10       48,000          --      48,000
Terminated during 1997.....      (4,000)     $ .10           --          --          --
                              ---------      -----      -------    ---------    -------
                              ---------      -----      -------    ---------    -------
Outstanding and exercisable
  at December 31, 1997.....      24,000      $ .10      $ 2,000    $.02-.20     $ 2,000
                              ---------      -----      -------    ---------    -------
                              ---------      -----      -------    ---------    -------

     The following options to purchase the Company's common stock, all of which are vested, were outstanding under the Plans on December 31, 1997:


     YEAR OF GRANT    NUMBER OF SHARES    EXERCISE PRICE    EXPIRATION DATE
     -------------    ----------------    --------------    ---------------
        1989                5,000               .10*            7/29/99**
        1994               19,000               .10             3/27/99
                           ------
                           24,000
                           ------
                           ------

------------------
 * In 1993, the exercise price per share was reduced from $.20 per share to $.10.

** In 1994, the expiration date was extended from 7/29/94 to 7/29/99.

9. OTHER INCOME (EXPENSE)

     A summary of miscellaneous income (expense) for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                             1997       1996       1995
                                            -------    -------    ------
     Interest income.....................   $10,000    $ 5,000    $4,000
     (Loss) gain on disposal of property,
       plant and equipment...............    (1,000)    (4,000)    3,000
     Other, net..........................    45,000     42,000        --
                                            -------    -------    ------
                                            $54,000    $43,000    $7,000
                                            -------    -------    ------
                                            -------    -------    ------

                   IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

10. EARNINGS (LOSS) PER COMMON SHARE

     Below is a reconciliation between basic and diluted earnings (loss) per common share under FAS 128 for the years ended December 31, 1997, 1996 and 1995 (in thousands except per share amounts):

                                 1997                          1996                          1995
                      ---------------------------   ---------------------------   ---------------------------
                                          PER                           PER                           PER
                      INCOME   SHARES    SHARE      INCOME   SHARES    SHARE      INCOME   SHARES    SHARE
                      ------   ------   ---------   ------   ------   ---------   ------   ------   ---------
Net income.........   $1,645                        $  274                        $  122
  Less dividends on
     redeemable
     preferred
     stock.........     (330)                         (330)                         (330)
                      ------   ------     -----     ------   ------    -------    ------   ------    -------
Basic earnings
  (loss) per
  common share.....   $1,315    6,009     $ .22     $  (56)   5,471    $ (0.01)   $ (208)   5,382    $ (0.04)
                      ------   ------     -----     ------   ------    -------    ------   ------    -------
                      ------   ------     -----     ------   ------    -------    ------   ------    -------
Effect of dilutive
  securities:
  Stock options....                24
  Warrants.........               200
                      ------   ------     -----     ------   ------    -------    ------   ------    -------
Diluted earnings
  (loss) per
  common share.....   $1,315    6,267     $ .21     $  (56)   5,471    $ (0.01)   $ (208)   5,382    $ (0.04)
                      ------   ------     -----     ------   ------    -------    ------   ------    -------
                      ------   ------     -----     ------   ------    -------    ------   ------    -------

11. RELATED PARTY TRANSACTIONS

     The Company and its subsidiaries paid legal fees of approximately $37,000, $29,000 and $35,000 in 1997, 1996 and 1995, respectively, to law firms with which the Chairman of the Board was affiliated.

12. COMMITMENTS AND CONTINGENCIES

     (a) In April 1996, the Company and Premix were dismissed as a defendant, to which it had been a party with other unaffiliated companies, in the remaining 27 asbestos lawsuits pending in various circuit courts in Alabama and Florida. Such lawsuits sought unspecified damages alleging injuries to persons exposed to products containing asbestos. As of March 2, 1998, the Company is not a defendant in any lawsuits which allege injuries due to asbestos exposure.

     The Company and Premix are parties to an Interim Agreement for Defense and Indemnity of Asbestos Bodily Injury Cases (the "Agreement") with certain of its insurance carriers under which each party agreed to pay a negotiated percentage share of defense costs a nd indemnification expenditures, subject to policy limits, for the pending and future asbestos claims. The Agreement has been extended until May 15, 1999, and is subject to cancellation upon sixty days notice by any party.

     The insurance carriers have agreed to pay, in the aggregate, approximately 93% of the damages, costs and expenditures related to the litigation. Premix is responsible for the remaining 7%.

     The Company believes, based upon the Agreement with its insurance carriers, and its experience in these claims to date, it has adequate insurance coverage for any future similar type of claims. To date, no case went to trial with Premix as a defendant. Premix has either settled for a nominal amount of money or been voluntarily dismissed without payment from approximately 193 cases. Based upon historical results, the Company does not believe any potential future claims would be material. However, there can be no assurance that insurance will ultimately cover the aggregate liability for damages to which Premix may be exposed. Premix is unable, at this time, to determine the exact extent of its exposure or outcome of the litigation of any other similar cases that may arise in the future.

                   IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

     Acrocrete was a co-defendant in a lawsuit captioned "Stephen P. Zabow, II and Karen I. Zabow, et al. vs. M/I Schottenstein Homes, Inc., Heiner Construction Company and Acrocrete, Inc.", filed October 2, 1996 in Wake County, North Carolina. The lawsuit involved claims by owners of eight homes in Cary, North Carolina, against the general contractor, a subcontractor, and Acrocrete. The claims related to the use of synthetic stucco in the construction of such homes which was allegedly manufactured by Acrocrete. The lawsuit alleged negligent misrepresentation, breach of warranty, unfair and deceptive trade practices, fraud and negligence due to defective material, and requests punitive damages. The plaintiffs alleged that Acrocrete knew of inherent defects prevalent in synthetic stucco wall systems that permitted water intrusion to cause moisture damage to the interior and wood framing of the houses. In October 1997, the Plaintiffs voluntarily dismissed Acrocrete with prejudice as a result of the Plaintiff settlement with the general contractor defendant.

     On October 17, 1997, Acrocrete was named a co-defendant in a lawsuit captioned "M/I Schottenstein Homes, Inc. vs. Acrocrete, Inc., et al filed in Wake County, North Carolina. The lawsuit involves claims by owners of 52 homes constructed by M/I Schottenstein Homes, Inc., the general contractor, that the use of synthetic stucco in the system of construction of the exterior finish of their homes, allegedly manufactured by Acrocrete, caused moisture intrusion damages. Eight of the homeowners were the parties to the previously described lawsuit filed against Acrocrete. As part of its settlement with the homeowner, M/I Homes received an assignment of any claims which the homeowners may have against any other contractors, subcontractors, material men, or suppliers which might be responsible for any damages pertaining to the alleged defects. The lawsuit against Acrocrete and the other parties alleges negligent misrepresentation, breach of warranty, fraud, unfair and deceptive trade practices and requests punitive damages.

     Acrocrete believes it has meritorious defenses against the claim as well as a counter claim against the general contractor and installer of the product. The Company's insurance carriers has accepted coverage and is providing defense under a reservation of rights. Acrocrete is unable, at this time, to determine the exact extent of its exposure or outcome of the litigation of this lawsuit.

     In addition, Acrocrete has been named in seven similar lawsuits filed against Acrocrete and other parties, (contractors and subcontractors), by homeowners, or their insurance companies, claiming moisture intrusion damages on single family residences.

     Acrocrete is vigorously defending all of these cases and believes it has meritorious defenses, counter-claims and claims against third parties. The Company's insurance carriers have accepted coverage for five of the above claims and are providing defense under a reservation of rights. The Company expects its insurance carriers to accept coverage for the other two remaining claims. Acrocrete is unable to determine the exact extent of its exposure or outcome of litigation of these lawsuits.

     Premix and Acrocrete are engaged in other legal actions and claims arising in the ordinary course of its business, none of which are believed to be material to the Company.

     (b) The Company pays aggregate monthly rent of approximately $9,300 for three of its operating facilities. The leases expire at various dates ranging from April 30, 1998 to April 30, 2000. Comparable properties at equivalent rentals are available for replacement of these facilities if such leases are not extended.

     In addition, the Company leases one automobile under an agreement which provides for a minimum monthly payment of $600 through June, 1998. The Company is subject to an operating lease agreement for certain computer equipment which provides for monthly rental payments of $1,000 through February, 1998.

     Rental expenses incurred for operating leases were approximately $128,000, $129,000 and $122,000, for the years ended December 31, 1997, 1996 and 1995, respectively.

     (c) Howard L. Ehler, Jr., ("the Executive"), is employed by the Company pursuant to a one year renewable agreement (the "Employment Agreement").
Mr. Ehler serves as Executive Vice President, Principal Executive

                   IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

Officer and Chief Financial Officer of the Company at a current annual base salary of $120,000. The Employment Agreement provides for automatic renewal for additional one year periods as of July 1, of each year, unless the Company or the Executive notifies the other party of an intent not to renew at least
90 days prior to expiration of the existing term. The executive receives a car allowance, as well as certain other benefits, such as health and disability insurance. The Executive is also entitled to receive incentive compensation based upon targets formulated by the Company's Compensation Committee.

     Prior to a change in control, the Company has the right to terminate the Employment Agreement without cause at any time upon thirty days written notice, provided the Company pays to the Executive a severance payment equivalent to 50% of his then current annual base salary. As part of the Employment Agreement, the Executive has agreed not to disclose confidential information and not to compete with the Company during his term of employment and, in certain cases, for a two
(2) year period following his termination.

     In the event of a "Change in Control" (as defined in the Employment Agreement), the Employment Agreement is automatically extended to a three year period. Thereafter, the Executive will be entitle to terminate his employment with the Company for any reason at any time. In the event the Executive terminates his employment after a Change of Control, the Executive will be entitled to receive the lesser of (i) a lump sum amount equal to the base salary payments and all other compensation and benefits the Executive would have received had the Employment Agreement continued for the full term; or
(ii) three times Executive's base salary then in effect on the effective date of termination. The Executive would also be entitled to such severance in the event the Company terminates the Executive without cause after a Change of Control.

     In addition, Mr. Ehler was issued 75,000 shares of Common Stock of the Company on July 31, 1997 pursuant to the terms of the Company's Restricted Stock Plan. See "Note (8)(a) Common Stock".

     (d) During the third quarter of 1996, the Company entered into an employment arrangement with Fred H. Hansen to serve as President of the Company's subsidiaries, Premix and Acrocrete. Mr. Hansen presently receives an annual base salary of $150,000 and a bonus based upon earnings performance of the Subsidiaries. Under this arrangement, Mr. Hansen received 33,333 shares of Common Stock in February 1997. In addition, Mr. Hansen was issued 166,667 shares of Common Stock on July 31, 1997 pursuant to the terms of the Company's Restricted Stock Plan. See "Note (8)(a) Common Stock". Also Mr. Hansen received a moving allowance of $15,000 and is entitled to the use of a Company auto, or a car allowance of $650 per month during his employment, as well as certain other benefits, such as health and disability insurance.

13. CONCENTRATION OF CREDIT RISK

     Concentrations of credit risk with respect to trade accounts receivable are limited due to the number of entities comprising the Company's customer base. However, trade accounts receivable represent amounts due from building materials dealers located principally in Florida and Georgia who have purchased products on an unsecured open account basis. At December 31, 1997, accounts aggregating $53,000, or approximately 3% of total gross trade accounts receivable were deemed to be ineligible for borrowing purposes under the Company's borrowing agreement with its commercial lender. The allowance for doubtful accounts at December 31, 1997 of $176,000 is considered sufficient to absorb any losses which may arise from uncollectible accounts receivable.

     The Company places its cash with high quality commercial banks, however, at December 31, 1997, the Company has cash balances with banks in excess of Federal Deposit Insurance Corporation insured limits. Management believes the credit risk related to these deposits is minimal.

                   IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

14. SUBSEQUENT EVENT

     Effective as of February 1, 1998, Acrocrete acquired the property, plant, equipment and inventory of a wholesale distribution facility, engaged in the sale of landscape stone and building materials. The closing for this transaction occurred on March 2, 1998 for a total purchase price of approximately $400,000.

     On March 6, 1998, the Company entered into an agreement with an investment banker to provide advisory services to the Company in connection with the development of a plan to satisfy the Company's Redeemable Preferred Stock dividend arrearage and mandatory sinking fund requirements. The investment banker received cash consideration of $25,000 and is entitled to receive additional consideration based upon the success of the plan

15. INTERIM FINANCIAL DATA--SUBSEQUENT EVENTS (UNAUDITED)

  (a) Capital Stock

     In April 1998, an aggregate of 24,000 shares of Common Stock were issued to employees of the Company upon the exercise of stock options previously granted under the Company's stock option plans. The exercise price of all such options was $.10 per share. All options outstanding under the Company's stock option plans have been exercised. No additional options may be granted under any of the Company's stock option plans.

     In May 1998, the Company issued from treasury an aggregate of 100,000 shares of Common Stock to its Directors as part of their compensation for services rendered.

     The term, as extended, of 1,316,999 warrants issued in the Company's 1983 public offering expired on April 30, 1998.

  (b) Commitments and Contingencies




     In April 1998, the Company entered into a lease agreement for approximately 20,400 square feet of warehouse and office space in a building to be constructed in Kennesaw, Georgia. The lease, scheduled to commence upon the Company's occupancy on October 1, 1998 and expire on September 30, 2005, provides for initial monthly rental payments of $6,715, with escalations in monthly rent on each annual anniversary date of the lease. The lease contains a renewal option for five years. The Company terminated the lease at its Atlanta, Georgia facility effective October 31, 1998.

     In June 1998, the Company entered into a lease agreement for a 19,600 square foot facility in Pompano Beach, Florida. The term of the lease will commence September 1, 1998 and expire on August 31, 2008. The lease provides for minimum monthly rental payments of $7,350, with cost of living increases on each anniversary date of the lease.


     On October 6, 1998, as a result of mediation Acrocrete, Schottenstein, as well as all codefendants, agreed to settle all pending claims. Acrocrete's counsel has entered into a written mediation settlement agreement with Schottenstein, which requires Acrocrete to pay $102,000 to Schottenstein's insurer CNA. Acrocrete's insurers have agreed to pay this sum, without contribution from Acrocrete, in order to avoid the significant costs associated with litigating these 52 actions.


     Management has undertaken a company wide program to prepare the Company's computer systems and other applications for the year 2000. Possible year 2000 problems create a risk for a company in that unforeseen problems in its own computer systems or those of its third party suppliers could have a material impact on a company's ability to conduct its business operations. The purpose of the Company's program is to identify significant year 2000 exposures and to update its computer systems and business operations to deal with those exposures. Any internal staff costs as well as consulting and other expenses to prepare the systems for the year 2000 are not expected to be material to the Company's operating results. The Company believes the software used in its internal operations is 2000 year compliant.

                                                                      APPENDIX A
                          AGREEMENT AND PLAN OF MERGER


     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER ("Merger Agreement"), dated as of October 12, 1998, among IMPERIAL INDUSTRIES, INC., a Delaware corporation ("Imperial"), and IMPERIAL MERGER CORP., a newly-formed Delaware corporation and a wholly-owned subsidiary of Imperial ("Merger Sub").


                                    RECITALS


     WHEREAS, the parties wish to provide for the merger (the "Merger") of Imperial with and into Merger Sub, whereby it is contemplated that (i) each issued and outstanding share of Imperial's common stock, $.10 par value ("Imperial Common"), will be converted, without any action by the holder thereof, into one share of common stock, $.01 par value ("Sub Common"), of Merger Sub and (ii) each issued and outstanding share of Imperial's $1.10 cumulative convertible redeemable preferred stock ("Preferred Stock") will be converted, at the option of the holder thereof, into either (A) $4.75 in cash and ten shares of Sub Common or (B) $2.25 in cash, an $8.00 principal amount three year 8% subordinated debenture (each, a "Debenture") of Merger Sub and five shares of Sub Common, in accordance with the terms set forth in this Merger Agreement; and


     WHEREAS, the parties hereto desire to set forth certain covenants and agreements made by Imperial to Merger Sub, and by Merger Sub to Imperial, and the conditions precedent to the consummation of the Merger; and


     WHEREAS, the Boards of Directors of Imperial and Merger Sub have approved and adopted this Merger Agreement and the Merger as a plan of reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and



     WHEREAS, the parties previously entered into an Agreement and Plan of Merger, dated as of April 6, 1998, which Agreement and Plan of Merger is hereby amended and restated in its entirety by this Merger Agreement;


     NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements and covenants herein contained, Imperial and Merger Sub hereby agree as follows:

                                  ARTICLE 1

                                  THE MERGER

     1.1 At the Effective Time (as hereinafter defined) of the Merger, Imperial shall be merged with and into Merger Sub, which shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation").

     1.2 All shares of Merger Sub capital stock, if any, that are owned directly or indirectly by Imperial shall be canceled without any action on the part of the holder of such shares, and no stock of Merger Sub or other consideration shall be delivered in exchange therefor.

     1.3 Shares of Imperial Common and Preferred Stock (collectively, "Imperial Capital Stock") issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time as follows:

          (a) Each share of Imperial Common shall by virtue of the Merger and without any action by the holder thereof, be converted into one share of Sub Common;


          (b) Each share of Preferred Stock shall be converted into the right to receive, at the option of the holder thereof and subject to the terms below, either (A) $4.75 in cash and ten shares of Sub Common or (B) $2.25 in cash, a Debenture and five shares of Sub Common (collectively, the "Merger Consideration").



             i. Certificates representing shares of Preferred Stock surrendered to Merger Sub within 60 days after the Effective Time by holders thereof who do not select a desired form of Merger Consideration will be converted into $2.25 in cash, a Debenture and five shares of Sub Common (the "Default Merger Consideration").


             ii. All shares of Preferred Stock not surrendered, or not properly submitted, to Merger Sub within 60 days after the Effective Time, other than shares as to which dissenters' rights of appraisal have been properly asserted, will evidence the right to receive only the Default Merger Consideration.

     1.4 At the Effective Time, Merger Sub shall make available to an exchange agent selected by Merger Sub and reasonably acceptable to Imperial (the "Exchange Agent"), for the benefit of those persons who immediately prior to the Effective Time were the holders of Preferred Stock, sufficient cash and a sufficient number of certificates representing Debentures and shares of Sub Common required to effect the delivery of the aggregate Merger Consideration required to be issued pursuant to Section 1.3 (such aggregate Merger Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 1.3. The Exchange Fund shall not be used for any other purpose.

     (a) As soon as practicable after the Effective Time, the Exchange Agent shall send a notice and transmittal form to each holder of record of the Preferred Stock immediately prior to the Effective Time advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of Merger
Sub) the certificate or certificates to be exchanged pursuant to the Merger (the "Certificates"). Upon the surrender for exchange of Certificates, together with such letter of transmittal duly completed and properly executed in accordance with instructions thereto and such other documents as may be required pursuant to such instructions, the holder shall be paid promptly, without interest thereon and subject to any required withholding of taxes, the Merger Consideration to which such holder is entitled hereunder, and such Certificates shall forthwith be canceled. Until so surrendered and exchanged, the Certificates shall represent solely the right to receive the Merger Consideration pursuant to Section 1.3, subject to any required withholding of taxes. If any payment for the Preferred Stock is to be made to a person other than the person in whose name the Certificates for such shares surrendered are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such payment to a person other than the registered owner of the Certificates surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (b) In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Merger Sub, the posting by such person of a bond in such amount, form and with such surety as Merger Sub may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount of Merger Consideration deliverable (and unpaid dividends and distributions) in respect thereof pursuant to this Agreement.

     (c) Subject to the agreement of the Exchange Agent, among other things:
(i) the Exchange Agent shall maintain the Exchange Fund as a separate fund to be held for the benefit of holders of the Preferred Stock, which shall be promptly applied by the Exchange Agent to making payments provided for in Sections 1.3 and 1.4; (ii) any portion of the Exchange Fund that has not been paid to holders of the Preferred Stock pursuant to Sections 1.3 and 1.4 prior to that date which is six months from the Effective Time shall be paid to Merger Sub, and any holders of Preferred Stock who shall not have theretofore complied with
Section 1.4 shall thereafter look only to Merger Sub for payment of the Merger consideration to which they are entitled under this Agreement; (iii) the Exchange Fund shall not be used for any purpose that is not provided for herein; and (iv) all expenses of the Exchange Agent shall be paid directly by Merger Sub. Promptly following the date which is six months from the Effective Time, the Exchange Agent shall return to Merger Sub the cash, securities and any other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of Certificates formerly representing Preferred Stock may surrender such Certificates to Merger Sub and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration payable with respect thereto pursuant to Sections 1.3 and 1.4 hereof, without interest, but shall have no greater rights against Merger Sub than may be accorded to general creditors of Merger Sub under the General Corporation Law of the State of Delaware (the "DGCL"). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Sub Common held by it from time to time hereunder

     (d) No dividends or other distributions with respect to Sub Common with a record date after the Effective Time shall be paid to the holders of any unsurrendered Certificates with respect to the Sub Common represented thereby until the surrender of such Certificates in accordance with this Section 1.4. Subject to the effect of applicable laws, following surrender of any such Certificates, there shall be paid to the holder of the Certificates representing whole shares of Sub Common issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of sub Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Sub Common.

     1.5 If any holders of Imperial Capital Stock elect to exercise rights of appraisal under Section 262 of the DGCL, Imperial shall give Merger Sub notice thereof and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to any such exercise. If any dissenting holder of Imperial Capital Stock shall fail to perfect or shall have effectively withdrawn or lost any right to appraisal that such holder may have, the shares of Imperial Capital Stock held by such holder shall be thereupon treated as though such shares of Imperial Capital Stock had been converted into cash and/or securities of Merger Sub pursuant to Section 1.3 hereof.

     1.6 At the Effective Time, each outstanding stock option, convertible debenture, warrant or any other right to acquire shares of Imperial Common (but not including any such rights existing prior to the Effective Time incident to the Preferred Stock) outstanding immediately prior to the Effective Time shall be converted into a stock option, convertible debenture, warrant or other right to acquire the shares of Sub Common, giving the holder the same rights with respect to the same number of shares of Sub Common that the holder had with respect to Imperial Common under such outstanding stock option, convertible debenture, security, warrant or other right.

     1.7 At the Effective Time, each outstanding share of Imperial Common held as treasury stock by Imperial shall automatically, and without any action by Imperial or Merger Sub, be converted into one share of Sub Common.

     1.8 Each outstanding certificate which immediately prior to the Effective Time represented shares of Imperial Common or warrants to purchase Imperial Stock shall be deemed for all purposes to evidence ownership of an equal number of shares of Sub Common or warrants to purchase Sub Common, respectively. No exchange of such certificates will be required in order to evidence such ownership.

     1.9 All Merger Consideration delivered upon the surrender for exchange of shares of Preferred Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Preferred Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Preferred Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, certificates formerly representing Preferred Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

     1.10 Unless otherwise provided for by the parties to this Merger Agreement, upon and after the Effective Time of the Merger, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties, of Imperial; and all rights, privileges, powers and franchises of Imperial, and all property, real, personal and mixed, and all debts due to Imperial shall be vested in and be the property of the Surviving Corporation; and all debts, liabilities and duties of Imperial shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

                                   ARTICLE 2

                                 EFFECTIVE TIME

     2.1 Subsequent to the execution of this Merger Agreement, Imperial shall submit this Merger Agreement to its stockholders for their approval pursuant to the applicable provisions of the DGCL.

     2.2 Following the approval of the Merger by the stockholders of Imperial and upon fulfillment or waiver of the conditions specified in Section 5.1 hereof, and provided that this Merger Agreement has not been terminated and abandoned pursuant to Section 5.2 hereof, the parties will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and a copy of the Certificate of Merger, certified by the Secretary of State of the State of Delaware,
                                      A-3
to be recorded thereafter in the Office of the Recorder of New Castle County (or other appropriate county) in the State of Delaware, all in accordance with the provisions of Section 103 of the DGCL.


     2.3 The Merger shall become effective on the date and time specified in the Certificate of Merger filed with the Secretary of State of the State of Delaware (the date and time so specified in such filing being herein sometimes referred to as the "Effective Time").

                                   ARTICLE 3

                            COVENANTS AND AGREEMENTS

     3.1 Imperial shall: (i) present this Merger Agreement for adoption or rejection by vote of the stockholders of Imperial at a Special Meeting (the "Meeting") of Stockholders of Imperial; (ii) furnish to such holders such documents and information in connection therewith as is required by law; (iii) recommend approval of this Merger Agreement by such holders; and (iv) as sole stockholder of Merger Sub, vote all shares of Sub Common owned by it to approve this Merger Agreement.

     3.2 Merger Sub shall not, prior to the Effective Time, without obtaining the written consent of Imperial, permit any change in the Certificate of Incorporation of Merger Sub or its capital stock.

     3.3 Merger Sub as the Surviving Corporation shall be liable for all the obligations of Imperial outstanding as of the Effective Time and hereby expressly assumes all such obligations as of the Effective Time.

     3.4 At the Effective Time, the Certificate of Incorporation of Merger Sub shall be amended to change the name of Merger Sub to "Imperial Industries, Inc."

                                   ARTICLE 4

                      CERTIFICATE OF INCORPORATION, BYLAWS
                AND BOARD OF DIRECTORS OF SURVIVING CORPORATION

     4.1 The Certificate of Incorporation of Merger Sub as constituted at the Effective Time shall thereafter be the Certificate of Incorporation of the Surviving Corporation, until it shall be amended as provided by law; provided, however, that Article First of the Certificate of Incorporation of Merger Sub, at the Effective Time and upon the filing of the Certificate of Merger, shall be amended to read as follows:

          "First: The name of the corporation is Imperial Industries, Inc."

     4.2 The Bylaws of Merger Sub as constituted at the Effective Time shall thereafter be the Bylaws of the Surviving Corporation, until they shall be amended.

     4.3 From and after the Effective Time the members of the Board of Directors of the Surviving Corporation shall consist of those persons serving as directors of Imperial immediately prior to the Effective Time, to hold office until the expiration of their current terms and the election and due qualification of their successors, or their prior resignation, removal or death.

     4.5 From and after the Effective Time the officers of the Surviving Corporation shall consist of those persons serving as officers of Imperial immediately prior to the Effective Time, and in their respective positions, to hold office until their successors are duly selected and qualified, or their prior resignation, removal or death.

                                   ARTICLE 5

             CONDITIONS, AMENDMENTS, TERMINATION AND MISCELLANEOUS

     5.1 The respective obligations of Merger Sub and Imperial to consummate the Merger contemplated by this Merger Agreement are subject to the following conditions, any and all of which (other than the conditions set forth in Section 5.1(a) and (e)), may be waived by Merger Sub and Imperial:


          (a) The Registration Statement on Form S-4 (File No. 333-62949) (the "Registration Statement") relating to the Meeting, the Merger and the Sub Common and Merger Consideration to be issued in connection therewith shall have been declared effective by the Securities and Exchange Commission, and no stop order shall be in effect with respect thereto;


          (b) All other third-party consents which are required in order to consummate the Merger and to effectuate the transactions incidental or related thereto shall have been obtained;

          (c) Imperial shall have received an opinion of Rosen & Reade, LLP, tax counsel to Imperial, in form and substance satisfactory to Imperial, with respect to the tax consequences of the Merger;

          (d) Imperial shall have received an opinion of Auerbach, Pollak & Richardson, Inc., financial advisor to Imperial, in form and substance satisfactory to Imperial, to the effect that the terms of the Merger are fair to the stockholders of Imperial from a financial point of view; and

          (e) The stockholders of Imperial shall have adopted and approved this Merger Agreement.

     5.2 This Merger Agreement may be terminated and the Merger may be terminated and abandoned for any reason by resolution adopted by either of the respective Boards of Directors of Merger Sub and Imperial at any time prior to the Effective Time, even though this Merger Agreement shall have been approved by the stockholders of either or both of Merger Sub and Imperial.

     5.3 Each party hereto agrees that it will execute and deliver or cause to be executed and delivered all such further assignments, assurances or other instruments, and shall take or cause to be taken all such further actions as may be necessary or desirable to consummate the Merger provided for herein and the other transactions contemplated by this Merger Agreement.

     5.4 This Merger Agreement shall be construed under and in accordance with the laws of the State of Delaware.

     5.5 This Merger Agreement of shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

     5.6 This Merger Agreement may be executed in separate counterparts, each of which, when so executed, shall be deemed to be an original, and all such counterparts when taken together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, Imperial and Merger Sub have caused this Agreement to be duly signed all as of the date first written.

                                          IMPERIAL INDUSTRIES, INC.

                                          By: /s/ HOWARD L. EHLER, JR.
                                              ---------------------------------
                                                  Howard L. Ehler, Jr.
                                                  Executive Vice President


                                          IMPERIAL MERGER CORP.

                                          By: /s/ BETTY J. MURCHISON
                                              ---------------------------------
                                                  Betty J. Murchison
                                                  Assistant Vice President

                                                                      APPENDIX B


October 12, 1998


Board of Directors
Imperial Industries, Inc.
1259 NW 21st Street
Pompano Beach, FL 33069

Ladies and Gentlemen:


     Imperial Industries, Inc. (the "Company"), a Delaware corporation, and Imperial Merger Corp. ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of the Company, have entered into an agreement (the "Agreement") providing for the merger (the "Merger") of the Company with and into Merger Sub, whereby Merger Sub will be the surviving entity. The proposed consideration (the "Proposed Consideration") is comprised of (i) the conversion of each issued and outstanding share of the Company's common stock ("Imperial Common") into one share of Merger Sub common stock ("Sub Common") and (ii) the conversion of each issued and outstanding share of the Company's cumulative convertible redeemable preferred stock ("Imperial Preferred") into, at the option of the holder thereof, either (a) $4.75 in cash and ten shares of Sub Common or (b) $2.25 in cash, an $8.00 principal amount three year 8% subordinated debenture of Merger Sub and five shares of Sub Common. The Merger is expected to be consummated on or around December 31, 1998.


     You have asked us whether or not, in our opinion, the Proposed Consideration to be received by the holders of Imperial Common and Imperial Preferred in the Merger is fair, from a financial point of view, to such shareholders.

     In arriving at the opinion set forth below, we have among other things:

          (1) Reviewed the Form S-4 Registration Statement relating to the Merger and the Merger Consideration;

          (2) Reviewed the Merger Agreement;

          (3) Reviewed Imperial's most recently available Annual Report on Form 10-K; certain Quarterly Reports on Forms 10-Q of Imperial; Imperial's Certificate of Designation of Preferred Stock; and certain internal financial analyses and forecasts prepared by Imperial's management;

          (4) Conducted meetings with members of management to discuss the Company's businesses and business prospects;

          (5) Performed a variety of financial and comparative analyses, including, but not limited to:

             (i) Evaluation of certain financial information and ratios of publicly-traded companies similar to the Company;

             (ii) Evaluation of projected discounted cash flows of the Company and Merger Sub; and

             (iii) Evaluation of the projected pro forma results of the Merger; and

          (6) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied upon and assumed without independent verification the accuracy and completeness of all publicly available financial information and all financial information furnished or otherwise communicated to us by the Company. We have not made any appraisal of the assets of the Company or Merger Sub, nor have we expressed any opinion as to what the value of the Merger Consideration actually will be when issued pursuant to the Merger or the price at any time at which the Sub Common will trade. Our opinion does not address the underlying business decision to enter into the Merger.

     Auerbach, Pollak & Richardson, Inc., is acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, including a fee for rendering this opinion and additional fees for our other services as financial advisor. A substantial portion of such fees is contingent upon the effectiveness of the Merger.

     It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction; provided, however, that we hereby consent to the inclusion of this opinion in any registration statement or proxy statement used in connection with the Merger so long as the opinion is included in its entirety in such registration statement or proxy statement.

     It is our opinion that the price of the Sub Common may be adversely affected by the immediate dilution and liquidity of the converted Imperial Preferred and/or market perceptions thereof. This fact notwithstanding, and on the basis of, and subject to the foregoing, we are of the opinion that the Proposed Consideration in the Merger is fair to the holders of Imperial Common and Imperial Preferred, from a financial point of view.

                                           Very truly yours,

                                           AUERBACH, POLLAK & RICHARDSON, INC.


                                           By: /s/ MICHAEL P. CONSIDINE
                                               --------------------------------
                                                   Michael P. Considine
                                                   Executive Vice President

                                                                      APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW


     262 Appraisal Rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.


     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
     (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (l) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:


             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;



             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;



             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or



             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.


          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or


          (2) If the merger or consolidation was approved pursuant to
     Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.


     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D


                           IMPERIAL INDUSTRIES, INC.

                          PROJECTED INCOME STATEMENTS



                                                                    YEARS ENDING DECEMBER 31,
                                                -----------------------------------------------------------------
                                                   1998                   1999                   2000
                                                -----------            -----------            -----------
Revenue......................................   $17,951,400            $19,746,540            $21,721,194
Cost of Goods Sold...........................    12,027,438     67%     13,032,716     66%     14,249,103     66%
                                                -----------            -----------            -----------
Gross Profit.................................     5,923,962     33%      6,713,824     34%      7,472,091     34%
Selling, General & Administrative Expenses...     4,433,996     25%      4,877,395     25%      5,365,135     25%
                                                -----------            -----------            -----------
Operating Income.............................     1,489,966      8%      1,836,428      9%      2,106,956     10%
Interest Income (expense)....................      (266,919)              (213,828)              (110,304)
                                                -----------            -----------            -----------
Pre-tax Income...............................     1,223,047              1,622,601              1,996,652
Income Taxes.................................       366,914                486,780                598,996
                                                -----------            -----------            -----------
Net Income...................................       856,133      5%      1,135,820      6%      1,397,656      6%
Preferred Stock Dividends....................           -0-                    -0-                    -0-
Net Income to Common Shareholders............   $   856,133      5%    $ 1,135,820      6%    $ 1,397,656      6%
                                                -----------            -----------            -----------
                                                -----------            -----------            -----------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors, officers, employees and agents of the Registrant; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

     The Registrant's Certificate of Incorporation provides for indemnification of its officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

     The Registrant's Certificate of Incorporation eliminates any liability of a director to the registrant or its stockholders for monetary damages for breach of such director's fiduciary duties to the Registrant, except where a director:
(a) breaches his or her duty of loyalty to the Registrant or its stockholders;
(b) fails to act in good faith or engages in intentional misconduct or knowing violation of law; (c) authorizes payment of an illegal dividend or a stock repurchase; or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available if (i) a director breaches, or fails to perform, his duties as a director, and (ii) the director's breach of, or failure to perform, those duties constitute: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     Bylaws. The Registrant's Bylaws provide that the Registrant shall, to the fullest extent permitted by law, indemnify all directors of the Registrant, as well as any officers, agents or employees of the Registrant to whom the Registrant has agreed to grant indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) Exhibits




 EXHIBIT
 NUMBER   DESCRIPTION
--------- ----------------------------------------------------------------------
  2       -- Merger Agreement (filed as Appendix A to the Proxy
             Statement/Prospectus).
 *3.1     -- Certificate of Incorporation of Registrant.
 *3.2     -- Bylaws of Registrant.
 *4.1     -- Form of Common Stock Purchase Warrant of Registrant to be issued to
             Auerbach, Pollak & Richardson, Inc.
  4.2     -- Form of Subordinated Debenture of Registrant.
 *4.3     -- Certificate of Designation, filed February 22, 1983, relating to the Preferred Stock, $1.10 Cumulative Convertible Series, of the
             Imperial Industries, Inc. (the "Co-Registrant") (incorporated by reference to Exhibit 4.1 to the Co-Registrant's Registration
             Statement on Form S-2, File No. 2-81387 (the "Form S-2")).
 *4.4     -- Warrant Agreements, dated as of June 20, 1988, between the
             Co-Registrant and each of S. Daniel Ponce and Lisa M. Brock
             (incorporated by reference to Exhibit 10.2 to the Co-Registrant's
             Current Report on Form 8-K dated June 29, 1988 (the "June 8-K")).


 EXHIBIT
 NUMBER   DESCRIPTION
--------- ----------------------------------------------------------------------
  5       -- Opinion of Coleman & Rhine LLP.
  8       -- Opinion of Rosen & Reade, LLP.
*10.1(i)  -- Accounts Financing Agreement, dated as of June 20, 1988 (the
             "Financing Agreement"), between Congress Financial Corporation
             (Florida) and Premix-Marbletite Manufacturing Co. (incorporated by reference to Exhibit 10.2 to the June 8-K).
*10.1(ii) -- Amendment, dated January 12, 1998, to the Financing Agreement.
*10.2     -- Employment Agreement, dated as of July 26, 1993, between the
             Co-Registrant and Howard L. Ehler, Jr. (incorporated by reference to Exhibit 10.12 to the Co-Registrant's current report on Form 8-K dated July 26, 1993).
*10.3     -- Employment Agreement, dated as of July 3, 1996, between the
             Co-Registrant and Fred H. Hansen.
*10.4     -- Restricted Stock Plan of Co-Registrant.
 10.5     -- License Agreement between Bermuda Roof Company and
             Premix-Marbletite Manufacturing Co.
 12       -- Statement of Computation of Ratio of Earnings to Combined Fixed
             Charges and Preferred Stock Dividends.
 23.1     -- Consent of Coleman & Rhine LLP (included in Exhibit 5).
 23.2     -- Consent of Rosen & Reade, LLP (included in Exhibit 8).
 23.3     -- Consent of PricewaterhouseCoopers LLP, independent certified public accountants.
 23.4     -- Consent of Auerbach, Pollak & Richardson, Inc. (included in
             Exhibit 99.4).
*24       -- Power of Attorney.
 99.1     -- Form of Proxy for Co-Registrant's Common Stock.
 99.2     -- Form of Proxy for Co-Registrant's Preferred Stock, $1.10 Cumulative
             Convertible Series.
 99.3     -- Form of Letter of Transmittal.
 99.4     -- Opinion of Auerbach, Pollak & Richardson, Inc. (filed as Appendix B to the Proxy Statement/Prospectus).


------------------

* Previously filed.



  (b) Financial Statement Schedules
     Schedule II-Valuation and Qualifying Accounts


ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4.10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     The undersigned registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;



             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;



             (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;



provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.



          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THERETO DULY AUTHORIZED, IN THE CITY OF POMPANO BEACH, STATE OF FLORIDA, ON OCTOBER 22, 1998.


                                          IMPERIAL MERGER CORP.

                                          By: /s/ HOWARD L. EHLER, JR.
                                              -----------------------------
                                                  Howard L. Ehler, Jr.
                                                  Executive Vice President


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED BELOW ON THE 22ND DAY OF OCTOBER, 1998.



       SIGNATURE                                   TITLE
------------------------------   -----------------------------------------------

* /s/ S. DANIEL PONCE            Chairman of the Board of Directors
------------------------------
      S. Daniel Ponce

*/s/ LISA M. BROCK               Director
------------------------------
     Lisa M. Brock

*/s/ LEONARD C. FERRI            Director
------------------------------
     Leonard C. Ferri

*/s/ MORTON L. WEINBERGER        Director
------------------------------
     Morton L. Weinberger

/s/ HOWARD L. EHLER, JR.         Executive Vice President, Secretary, Principal
------------------------------   Executive Officer and Chief Financial Officer
    Howard L. Ehler, Jr.

/s/ BETTY J. MURCHISON           Assistant Vice President and Principal
------------------------------   Accounting Officer
    Betty J. Murchison

* By: /s/ HOWARD L. EHLER, JR.
------------------------------
          Howard L. Ehler, Jr.
  As Attorney-in-Fact

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS



                                                                        CHARGED    CHARGED
                                                            BALANCE     TO COST    TO OTHER                     BALANCE AT
                                                           BEGINNING      AND      ACCOUNTS-   DEDUCTIONS-       END OF
DESCRIPTION                                                OF PERIOD   EXPENSES    DESCRIBE     DESCRIBE         PERIOD
---------------------------------------------------------  ---------   ---------   ---------   -----------      ----------
Year ended December 31, 1997:
  Reserves and allowances deducted from
     asset accounts:
  Allowance for doubtful accounts:
     Trade...............................................  $ 145,000   $ 126,000     -$-        $  95,000(A)     $176,000

Year ended December 31, 1996:
  Reserves and allowances deducted from
     asset accounts:
  Allowance for doubtful accounts:
     Trade...............................................  $ 139,000   $  99,000     -$-        $  93,000(A)     $145,000

Year ended December 31, 1995:
  Reserves and allowances deducted from
     asset accounts:
  Allowance for doubtful accounts:
     Trade...............................................  $ 116,000   $ 137,000     -$-        $ 114,000(A)     $139,000


------------------

(A) Uncollectible accounts written off, net of recoveries.

                                 EXHIBIT INDEX



 EXHIBIT                                                              SEQUENTIAL
 NUMBER   DESCRIPTION                                                  PAGE NO.
--------- ----------------------------------------------------------- ----------
  2       -- Merger Agreement (filed as Appendix A to the Proxy
             Statement/Prospectus).
 *3.1     -- Certificate of Incorporation of Registrant.
 *3.2     -- Bylaws of Registrant.
 *4.1     -- Form of Common Stock Purchase Warrant of Registrant to
             be issued to Auerbach, Pollak & Richardson, Inc.
  4.2     -- Form of Subordinated Debenture of Registrant.
 *4.3     -- Certificate of Designation, filed February 22, 1983,
             relating to the Preferred Stock, $1.10 Cumulative
             Convertible Series, of the Imperial Industries, Inc.
             (the "Co-Registrant") (incorporated by reference to
             Exhibit 4.1 to the Co-Registrant's Registration
             Statement on Form S-2, File No. 2-81387 (the "Form
             S-2")).
 *4.4     -- Warrant Agreements, dated as of June 20, 1988, between
             the Co-Registrant and each of S. Daniel Ponce and Lisa
             M. Brock (incorporated by reference to Exhibit 10.2 to
             the Co-Registrant's Current Report on Form 8-K dated
             June 29, 1988 (the "June 8-K")).
  5       -- Opinion of Coleman & Rhine LLP.
  8       -- Opinion of Rosen & Reade, LLP.
*10.1(i)  -- Accounts Financing Agreement, dated as of June 20, 1988
             (the "Financing Agreement"), between Congress Financial
             Corporation (Florida) and Premix-Marbletite
             Manufacturing Co. (incorporated by reference to
             Exhibit 10.2 to the June 8-K).
*10.1(ii) -- Amendment, dated January 12, 1998, to the Financing
             Agreement.
*10.2     -- Employment Agreement, dated as of July 26, 1993, between the Co-Registrant and Howard L. Ehler, Jr. (incorporated
             by reference to Exhibit 10.12 to the Co-Registrant's
             current report on Form 8-K dated July 26, 1993).
*10.3     -- Employment Agreement, dated as of July 3, 1996, between the Co-Registrant and Fred H. Hansen.
*10.4     -- Restricted Stock Plan of Co-Registrant.
 10.5     -- License Agreement between Bermuda Roof Company and
             Premix-Marbletite Manufacturing Co.
 12       -- Statement of Computation of Ratio of Earnings to
             Combined Fixed Charges and Preferred Stock Dividends.
 23.1     -- Consent of Coleman & Rhine LLP (included in Exhibit 5).
 23.2     -- Consent of Rosen & Reade, LLP (included in Exhibit 8).
 23.3     -- Consent of PricewaterhouseCoopers LLP, independent
             certified public accountants.
 23.4     -- Consent of Auerbach, Pollak & Richardson, Inc. (included in Exhibit 99.4).
*24       -- Power of Attorney.
 99.1     -- Form of Proxy for Co-Registrant's Common Stock.
 99.2     -- Form of Proxy for Co-Registrant's Preferred Stock, $1.10
             Cumulative Convertible Series.
 99.3     -- Form of Letter of Transmittal.
 99.4     -- Opinion of Auerbach, Pollak & Richardson, Inc. (filed as
             Appendix B to the Proxy Statement/Prospectus).

----------



*  Previously filed.